                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[X]  Filed by the Registrant

[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, For Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Advanta Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement (if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                          N/A

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                          N/A

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                          N/A

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                          N/A

        ------------------------------------------------------------------------

     (5)  Total fee paid:

                                          N/A

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [ADVANTA LOGO]

January 20, 1998

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Advanta Corp. ("Advanta") to be held on February 20, 1998, at 10:00 a.m., local time, at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania.

     At this important meeting, you will be asked to consider and to vote upon a proposal to approve the contribution of the consumer credit card business of Advanta to a company controlled by Fleet Financial Group, Inc. ("Fleet") pursuant to a Contribution Agreement, dated as of October 28, 1997, between Advanta and Fleet. In the transaction, each of Advanta and Fleet will contribute substantially all of the assets of their respective consumer credit card businesses, subject to liabilities, to a newly formed Rhode Island limited liability company ("LLC"). Advanta will own a minority membership interest in the LLC. Following the transaction, Advanta will continue to operate its mortgage and business services companies, including Advanta National Bank, which will continue to be well capitalized. Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding common stock and Advanta's depositary shares representing one one-hundredth of a share of the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) through an issuer tender offer. Your Board of Directors has authorized the purchase of an aggregate of approximately $850 million of Advanta common stock and SAILS depositary shares at a price of $40 per common share and $32.80 per depositary Share representing approximately 43% of the outstanding common stock, on a fully diluted basis. It is expected that the tender offer would be consummated shortly after the closing of the proposed transaction with Fleet.

     Details of the proposed transaction and other important information concerning Advanta, including certain pro forma financial information, are set forth in the accompanying Proxy Statement, which you are urged to read.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed transaction and has received the opinion of its financial advisor, BT Wolfensohn, as to the fairness of the consideration, from a financial point of view, to Advanta.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE TRANSACTION AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE TRANSACTION. The transaction represents an important step in our efforts at Advanta to deliver value to our stockholders.

     The transaction will be consummated only if it is approved by a majority of the votes which are entitled to be cast by holders of outstanding shares of Advanta's Class A Common Stock and Class A Preferred Stock. Whether or not you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy.

                                          Sincerely,

                                          /s/ Dennis Alter
                                          Dennis Alter
                                          Chairman of the Board and Chief
                                          Executive Officer

                                 [ADVANTA LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               FEBRUARY 20, 1998

     A Special Meeting of stockholders of Advanta Corp. ("Advanta") will be held on February 20, 1998 at 10:00 a.m., local time, at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania for the following purpose:

          To consider and vote upon a proposal to approve the contribution of the consumer credit card business of Advanta (the "Transaction") to a newly formed Rhode Island limited liability company ("LLC") pursuant to a Contribution Agreement, dated as of October 28, 1997, between Advanta and Fleet Financial Group, Inc. ("Fleet"), a copy of which is attached as Annex I to the Proxy Statement accompanying this Notice, which provides, among other things, that each of Advanta and Fleet and their respective subsidiaries will contribute substantially all of the assets of their respective consumer credit card businesses, subject to liabilities, to the LLC in which Advanta will acquire a minority membership interest.

     Only holders of record of Advanta Class A Common Stock and Class A Preferred Stock at the close of business on January 2, 1998 will be entitled to notice of and to vote at the Special Meeting.

     Under the applicable provisions of the Delaware General Corporation Law, Advanta's stockholders will not have any right in connection with the Transaction to dissent and seek appraisal of their shares of Advanta capital stock.

     All holders of Advanta Class A Common Stock and Class A Preferred Stock, whether or not they plan to attend the Special Meeting, are asked to complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States. A proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Elizabeth H. Mai
                                          Elizabeth H. Mai
                                          Senior Vice President, Secretary and
                                          General Counsel

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES OF CLASS A COMMON STOCK AND CLASS A PREFERRED STOCK IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                 [ADVANTA LOGO]
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                               FEBRUARY 20, 1998
                            ------------------------

     This Proxy Statement is being furnished to holders of shares of Class A Common Stock, par value $0.01 per share, and Class A Preferred Stock, par value $1,000 per share, of Advanta Corp., a Delaware corporation ("Advanta"), in connection with the solicitation of proxies by the Board of Directors of Advanta (the "Board") from holders of outstanding shares of Advanta Class A Common Stock and Class A Preferred Stock for use at the Special Meeting of Stockholders of Advanta to be held on February 20, 1998, at 10:00 a.m., local time, at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania and any and all adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement, the attached Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed to Advanta's stockholders on or about January 20, 1998.

     At the Special Meeting, holders of shares of Advanta Class A Common Stock and Class A Preferred Stock entitled to notice of and to vote at the Special Meeting will be asked to approve the contribution of the consumer credit card business of Advanta (the "Transaction") to a newly formed Rhode Island limited liability company ("LLC") pursuant to a Contribution Agreement (the "Contribution Agreement"), dated as of October 28, 1997, between Advanta and Fleet Financial Group, Inc. ("Fleet"). In the Transaction, each of Advanta and Fleet, and their respective subsidiaries, will contribute substantially all of the assets of their respective consumer credit card businesses, subject to liabilities, to the LLC, which will be controlled by Fleet. Advanta will receive a 4.99% membership interest in the LLC in consideration of its contribution and Fleet, through its subsidiaries, will receive the remaining 95.01% membership interest in the LLC. Following the Transaction, Advanta will continue to operate its mortgage and business services companies, including Advanta National Bank which will continue to be well capitalized. Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding capital stock through an issuer tender offer. Advanta presently intends to purchase an aggregate of approximately $850 million of Advanta's Class A Common Stock, Class B Common Stock and depositary shares representing one one-hundredth of a share of the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) at a price of $40 per common share and $32.80 per depositary share, representing approximately 43% of the outstanding common stock, on a fully diluted basis (excluding non-exercisable stock options). It is expected that the tender offer would be consummated shortly after the closing of the Transaction. See "The Contribution and Related Transactions -- Structure of the Transaction; Certain Effects of the Transaction; Conduct of Advanta's Business After the Contribution." All summaries and references to the Contribution Agreement in this Proxy Statement are qualified in their entirety by reference to the text of the Contribution Agreement which is attached hereto as Annex I.

     At a meeting of the Board held on October 23, 1997, all of the members of the Board present at the meeting (none of whom is affiliated with Fleet) determined that, subject to the resolution of certain significant open issues, the Transaction was in the best interests of Advanta and its stockholders, approved and adopted the Contribution Agreement and the transactions contemplated thereby and recommended that holders of Class A Common Stock and Class A Preferred Stock approve the Transaction. Three of Advanta's thirteen directors were not present at the October 23, 1997 meeting of the Board, but all three indicated that they approved of the proposed transaction based on the information available to them prior to the meeting. Subsequently, each of such directors confirmed his approval of the Transaction. The open issues addressed at the October 23, 1997 meeting of the Board included matters relating directly to the value of the Transaction. The Contribution Agreement was executed by the parties on October 28, 1997 promptly after such open issues were resolved. See "The Contribution and Related Transactions -- Recommendation of the Board of Directors and Reasons for the Transaction."

     Under the applicable provisions of the Delaware General Corporation Law, Advanta's stockholders will have no right in connection with the Transaction to dissent and seek appraisal of their shares. See "The Contribution and Related Transactions -- No Appraisal Rights."

     It is not anticipated that any other matter will be brought before the Special Meeting. If, however, other matters are presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Transaction or to permit dissemination of information regarding material developments relating to the Transaction or otherwise germane to the Special Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

     This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projections of future earnings and predictions regarding the use of cash available to Advanta following the Closing of the Transaction, including the consummation of an issuer tender offer, that are subject to certain risks and uncertainties that could cause actual uses of funds and results to differ materially from those projected. Significant risks and uncertainties include:
Advanta's managed net interest margin, which in turn is affected by Advanta's success in originating new credit card accounts, the receivables volume and initial pricing of new accounts, which in turn affects the amount of cash available to Advanta following consummation of the Transaction, the impact of repricing existing accounts and account attrition, the timing of Closing as well as contingencies, the mix of account types and interest rate fluctuations; the level of delinquencies, customer bankruptcies, and charge-offs; and the amount and rate of growth in Advanta's expenses. Advanta's earnings also may be significantly affected by factors that affect the rate of prepayments, consumer debt, competitive pressures from other providers of financial services, the effects of governmental regulation, the amount and cost of financing available to Advanta and its subsidiaries, the difficulty or inability to securitize Advanta's receivables and the impact of the ratings on debt of Advanta and its subsidiaries. This paragraph is not intended to apply to the proposed tender offer.

             The date of this Proxy Statement is January 20, 1998.

                               TABLE OF CONTENTS

SUMMARY.................................................................................     i

INTRODUCTION............................................................................     1
  Date, Time and Place of Meeting of Holders of Shares..................................     1
  Record Date and Outstanding Shares....................................................     1
  Voting Rights; Quorum and Vote Required...............................................     1
  Proxies...............................................................................     2
  Solicitation of Proxies and Expenses..................................................     2

THE CONTRIBUTION AND RELATED TRANSACTIONS...............................................     2
  General...............................................................................     2
  Background of the Transaction.........................................................     4
  Recommendation of the Board of Directors and Reasons for the Transaction..............     6
  Opinion of Financial Advisor..........................................................     6
  Structure of the Transaction..........................................................     9
  LLC Operating Agreement...............................................................    10
  Certain Effects of the Transaction; Conduct of Advanta's Business After the
     Contribution.......................................................................    11
  Certain Transactions..................................................................    12
  Statement of Accounting Treatment.....................................................    13
  Certain Federal Income Tax Consequences...............................................    13
  No Appraisal Rights...................................................................    15

THE CONTRIBUTION AGREEMENT..............................................................    15
  Effective Time of the Contribution....................................................    15
  Conditions to the Contribution........................................................    15
  No Solicitation.......................................................................    16
  Fees and Expenses.....................................................................    17
  Employee Matters......................................................................    17
  Compensation and Benefits.............................................................    17
  Certain Covenants.....................................................................    18
  Insurance.............................................................................    20
  Representations and Warranties; Termination...........................................    20
  Indemnification.......................................................................    21

OWNERSHIP OF ADVANTA SHARES.............................................................    22

MARKET PRICES AND DIVIDENDS.............................................................    25

SELECTED FINANCIAL INFORMATION..........................................................    27

RECENT DEVELOPMENTS.....................................................................    56

INFORMATION CONCERNING ADVANTA..........................................................    56

INFORMATION CONCERNING THE LLC..........................................................    56

REGULATORY AND OTHER APPROVALS..........................................................    56

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS........................................    57

AVAILABLE INFORMATION...................................................................    57

INCORPORATION BY REFERENCE..............................................................    57

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF ADVANTA STOCKHOLDERS...............    57

ANNEX I: CONTRIBUTION AGREEMENT

ANNEX II: OPINION OF BT WOLFENSOHN

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement, the Annexes attached hereto and the documents referred to herein, including the Contribution Agreement, a copy of which is attached as Annex I to this Proxy Statement. Holders of shares of Advanta Class A Common Stock and Class A Preferred Stock are urged to read this Proxy Statement and the Annexes hereto in their entirety.

DATE, TIME AND PLACE OF MEETING OF HOLDERS OF SHARES

     The Special Meeting of Stockholders of Advanta will be held on February 20, 1998, at 10:00 a.m., local time, at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania. See "Introduction -- Date, Time and Place of Meeting of Holders of Shares."

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors of Advanta has fixed the close of business on January 2, 1998 as the record date (the "Record Date") for the determination of holders of outstanding shares of Class A Common Stock and Class A Preferred Stock (collectively, the "Shares"), entitled to notice of and to vote at the Special Meeting. On the Record Date, Advanta had 18,193,885 issued and outstanding shares of Class A Common Stock held by approximately 431 holders of record and 1,010 shares of Class A Preferred held by one holder of record. See "Introduction -- Record Date and Outstanding Shares."

PURPOSE OF SPECIAL MEETING; QUORUM; VOTES REQUIRED

     At the Special Meeting, holders of Shares will be asked to consider and vote upon a proposal to approve the contribution of the consumer credit card business of Advanta to the LLC, a newly formed Rhode Island limited liability company, pursuant to a Contribution Agreement, dated as of October 28, 1997, between Advanta and Fleet. In the Transaction, each of Advanta and Fleet, and their respective subsidiaries, will contribute substantially all of the assets of their respective consumer credit card businesses, subject to liabilities, to the LLC, which will be controlled by Fleet. Advanta will receive a 4.99% membership interest in the LLC, which Advanta presently values at approximately $20 million, in consideration of its contribution. The LLC Operating Agreement provides that the profits, losses and cash distributions of the LLC will be allocated and distributed to the members in accordance with their respective percentage interests in the LLC. In addition, special distributions of up to $100 million of the LLC income will be made to Advanta if adjusted base operating earnings of the LLC exceed specified amounts during the first five calendar years of operation of the LLC. Following the Transaction, Advanta will continue to operate its mortgage and business services companies, including Advanta National Bank which will continue to be well capitalized. Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding capital stock through an issuer tender offer. Advanta presently intends to purchase an aggregate of approximately $850 million of Advanta's Class A Common Stock, Class B Common Stock and depositary shares representing one one-hundredth of a share of the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS))("Class B Preferred Stock (SAILS) Depositary Shares") at a price of $40 per common share and $32.80 per depositary share, representing approximately 43% of the outstanding common stock, on a fully diluted basis (excluding non-exercisable stock options). It is expected that the tender offer would be consummated shortly after the closing of the Transaction. The amount of cash, cash equivalents and investments available to Advanta after consummation of the Transaction and, correspondingly, the total amounts to be used in repurchase of Advanta's outstanding common stock, will depend on the amount of managed receivables contributed to the LLC and the percentage of such receivables which are characterized by introductory interest rates, as provided in the Contribution Agreement. See "The Contribution and Related
Transactions -- Structure of the Transaction; Certain Effects of the Transaction; Conduct of Advanta's Business After the Contribution."

     The presence, either in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast is necessary to constitute a quorum at the Special Meeting. Although stockholder approval of the Transaction is not required by Delaware law, the Contribution Agreement provides that the affirmative vote of holders of Shares representing a majority of the votes which all stockholders are entitled to cast approving the Transaction is a condition to consummation of the Transaction. On the Record Date, Advanta had 18,193,885 issued and outstanding shares of Class A Common Stock and 1,010 issued and outstanding shares of Class A Preferred Stock. Each record holder of Class A Common Stock is entitled to one vote per share, and each record holder of Class A Preferred Stock is entitled to one-half vote per share. As of October 25, 1997, Advanta executive officers and directors (as a group) had the right to vote an aggregate of 5,003,377 shares of Class A Common Stock and no shares of Class A Preferred Stock, representing approximately 27.5% of the votes which may be cast by holders of the Shares then outstanding. Such voting rights do not include 1,010 shares of Advanta's Class A Preferred Stock and 499,465 shares of Class A Common Stock owned by the Estate of J.R. Alter, the father of Dennis Alter, Chairman of the Board, and 75,000 shares of Class A Common Stock owned by Helen Alter, the mother of Dennis Alter, as to which Dennis Alter disclaims beneficial ownership and voting control. On October 28, 1997, Dennis Alter entered into a Voting Agreement with Fleet pursuant to which Mr. Alter agreed, among other things, to vote at the Special Meeting all of the 3,400,570 shares of Advanta's Class A Common Stock beneficially owned by him in favor of the proposal relating to the Transaction. Fleet has advised Advanta that Fleet and its subsidiaries beneficially own 280,000 shares of Class A Common Stock and 250,000 shares of Class B Common Stock and that Fleet intends to vote its shares of Class A Common Stock at the Special Meeting in favor of the proposal relating to the Transaction. Accordingly, assuming that all of the outstanding shares of Class A Preferred Stock are voted in favor of the proposal relating to the Transaction, the affirmative vote of the holders of an additional 5,416,121 shares of Class A Common Stock, or approximately 37.3% of the outstanding shares of Class A Common Stock not beneficially owned by Mr Alter or Fleet, is required to approve and adopt the proposal relating to the Transaction. The Contribution Agreement provides that Fleet will not acquire any additional shares of capital stock of Advanta prior to the closing of the Transaction and for a period of twelve months thereafter. See "Introduction -- Voting Rights; Quorum and Vote Required."

PROXIES, VOTING AND REVOCATION

     All eligible Shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Special Meeting, and any adjournments or postponements thereof, in accordance with the directions on the proxies. IF A PROXY IS DULY EXECUTED AND SUBMITTED WITHOUT DIRECTIONS, THE SHARES WILL BE VOTED FOR THE APPROVAL OF THE TRANSACTION.

     A proxy may be revoked by (i) delivering to the Secretary of Advanta at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Advanta at or before the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to the principal executive offices of Advanta Corp., Welsh and McKean Roads, Spring House, Pennsylvania 19477, Attention: Secretary. See
"Introduction -- Proxies."

RECOMMENDATION OF THE BOARD OF DIRECTORS; OPINION OF FINANCIAL ADVISOR

     After an evaluation of business, financial and market factors and consultation with its legal and financial advisors, all of the members of the Board present at a meeting thereof held on October 23, 1997, approved the Contribution Agreement and the transactions contemplated thereby, subject to the resolution of certain significant open issues, including matters relating directly to the value of the Transaction, and recommended that stockholders of Advanta vote FOR the approval of the Transaction. In arriving at its decision, the Board considered, among other things, the opinion of BT Wolfensohn, financial advisor to Advanta, that the consideration to be received in the Transaction is fair to Advanta from a financial point of view. See "The

Contribution and Related Transactions -- Recommendation of the Board of Directors and Reasons for the Contribution; Opinion of Financial Advisor."

LLC OPERATING AGREEMENT

     Prior to the Closing of the Transaction, Fleet and Advanta will jointly organize the LLC as a Rhode Island limited liability company. The LLC Operating Agreement provides, among other things, that the members of the LLC establish a management committee to provide for management of the LLC. The members of the LLC which are affiliates of Fleet have the right to appoint all members of the management committee. However, other actions of the LLC require the affirmative vote of the majority of the LLC interests owned by the members of the LLC which are affiliates of Advanta. The LLC Operating Agreement further provides that the profits, losses and cash distributions of the LLC will be allocated and distributed to the members in accordance with their respective percentage interests in the LLC. In addition, special distributions of LLC income may be made to Advanta and its subsidiaries under certain circumstances. See "The Contribution and Related Transactions -- LLC Operating Agreement."

CERTAIN TRANSACTIONS

     Certain of Advanta's directors and executive officers (as well as other employees of Advanta) will receive certain direct or indirect benefits in connection with the Contribution Agreement and the transactions contemplated thereby. Such benefits include that each of Dennis Alter, Chairman of the Board, and William A. Rosoff, Vice Chairman of the Board, will be entitled to receive $5 million from the Office of the Chairman Supplemental Compensation Program, which was adopted by the Board in May of 1997. In addition, Mr. Rosoff's employment agreement with Advanta with respect to restricted shares of Class B Common Stock granted to him will be affected by the Transaction by removing restrictions with respect to 50,000 shares of Class B Common Stock previously awarded to him. It is also anticipated that certain other executive officers will receive an aggregate total of up to $7 million of bonuses in connection with the consummation of the transaction and it is further anticipated that in connection with the transaction there will be certain amendments to the terms of outstanding stock options under Advanta's 1992 Stock Option Plan with respect to all covered option holders to provide for accelerated vesting of approximately 43% of previously unvested options (i.e., the same percentage that the number of shares which Advanta offers to purchase in the tender offer bears to the number of outstanding shares of common stock, on a fully diluted basis). Advanta has been advised that each of its directors and executive officers who owns shares, including Dennis Alter, Chairman and Chief Executive Officer of Advanta, will tender shares in the tender offer, but have not determined how many shares to tender. See "The Contribution and Related Transactions -- Certain Transactions."

THE CONTRIBUTION

     Pursuant to the terms of the Contribution Agreement, at the closing of the Transaction (the "Closing"), each of Advanta and its subsidiaries will contribute and transfer to the LLC (the "Contribution"), and the LLC will accept and assume, substantially all of the assets and liabilities of Advanta's consumer credit card business, and each of Fleet and its subsidiaries will contribute and transfer to the LLC, and the LLC will accept and assume, substantially all of the assets and liabilities of Fleet's consumer credit card business. The assets which Advanta will contribute to the LLC have been valued at $530 million (subject to an increase or decrease) in excess of the book value of such assets on the financial statements of Advanta. In connection therewith, the Contribution Agreement provides that the book value of the liabilities assumed by the LLC from Advanta will exceed the book value of the assets assigned to the LLC by Advanta by $510 million, subject to an increase or decrease dependent on the amount of the managed receivables assigned to the LLC on the Closing Date and the percentage of those managed receivables which carry introductory interest rates. Also, following the Transaction, Advanta will hold a 4.99% membership interest in the LLC which Advanta presently values at approximately $20 million. The fair market value of the assets which Fleet will contribute to the LLC, subject to liabilities, will be at least $380 million on the Closing Date. Immediately following the Transaction, Fleet, through its subsidiaries, will hold a 95.01% interest in the LLC. In addition to the assets of its mortgage and business services companies, Advanta will retain certain immaterial assets of its consumer credit card business which are not required in the operation of such business and will retain certain liabilities relating to its consumer credit card business, including, among others, all reserves relating to the Credit Insurance Business (as such term is defined in the Contribution Agreement) and any liability or obligation relating to certain consumer credit card accounts generated in specific programs which comprise a very small portion of Advanta's consumer credit card receivables. Pursuant to the terms of the LLC Operating Agreement, special distributions of up to $100 million of the LLC income will be made to Advanta if pretax adjusted operating earnings of the LLC and any other consumer credit card businesses of Fleet exceed specified amounts during the first five calendar years of operation of the LLC. Following the Transaction, Advanta will continue to operate its mortgage and business services companies, including Advanta National Bank which will continue to be well capitalized. Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding capital stock through an issuer tender offer. See "The Contribution and Related Transactions -- Structure of the Transaction" and "The Contribution Agreement."

CONDITIONS TO CLOSING; REGULATORY APPROVALS

     Although stockholder approval of the Transaction is not required under Delaware law, the Contribution Agreement provides that the affirmative vote of holders of Shares representing a majority of the votes which all stockholders are entitled to cast is a condition to Closing. In addition, the consummation of the Transaction is subject to certain other customary closing conditions, including certain third party consents. Furthermore, there are various federal and state regulatory requirements which remain to be complied with in order to consummate the Transaction, including approval from the Office of the Comptroller of the Currency and the expiration of applicable statutory waiting periods. See "The Contribution Agreement -- Conditions to the Contribution" and "Regulatory and Other Approvals."

TERMINATION OF THE CONTRIBUTION AGREEMENT

     The Contribution Agreement may be terminated at any time prior to Closing by, among other things, the mutual agreement of the parties, by either party if the transactions contemplated by the Contribution Agreement have not been consummated by March 31, 1998 (as such date may be extended by mutual agreement) or, after the occurrence of certain events or actions, by one of the parties acting independently. Under certain circumstances, a termination of the Contribution Agreement would require Advanta to pay to Fleet a termination fee of $50,000,000. See "The Contribution Agreement -- Representations and Warranties; Termination."

NO SOLICITATION

     Under the Contribution Agreement, Advanta has agreed that, until closing of the Transaction or termination of the Contribution Agreement, it will not solicit, engage in discussions or negotiate with any person or take any other action to facilitate the efforts of any person (other than Fleet) relating to a possible acquisition of Advanta's consumer credit card business. See "The Contribution Agreement -- No Solicitation."

FEES AND EXPENSES

     Generally, all costs and expenses incurred in connection with the Transaction will be paid by the party incurring such expenses. In certain situations, the costs and expenses incurred in connection with the consents required to consummate the Transaction will be shared equally between Advanta and Fleet. See "The Contribution Agreement -- Fees and Expenses."

EMPLOYEE MATTERS

     The Contribution Agreement contains certain covenants relating to Fleet's obligation to offer, on behalf of the LLC, employment to individuals employed in Advanta's consumer credit card business. See "The Contribution
Agreement -- Employee Matters."

CERTAIN COVENANTS

     The Contribution Agreement contains certain covenants, including, without limitation, covenants relating to the conduct of business in the ordinary and usual course, employment matters, use of commercially reasonable efforts to secure all governmental approvals to consummate the transactions contemplated by the Contribution Agreement, promptly effecting all necessary filings under federal and state banking statutes, cooperation in obtaining certain approvals in connection with Advanta's securitization activities and non-competition and non-solicitation. See "The Contribution -- Certain Covenants."

INDEMNIFICATION

     The Contribution Agreement provides for certain indemnification by Advanta and certain of its subsidiaries for losses sustained by the LLC, Fleet or certain of Fleet's subsidiaries arising from the breach of any representation, warranty or covenant set forth in the Contribution Agreement and any other liabilities of Advanta and its subsidiaries not otherwise assumed by the LLC in connection with the Transaction. In certain situations, Advanta's indemnification obligations are not triggered until the aggregate losses exceed $15,000,000. Similar provisions exist with respect to Fleet's indemnification obligations to the LLC, Advanta and certain of Advanta's subsidiaries. In addition, the LLC Operating Agreement provides for Advanta's indemnification of the LLC, Fleet and its affiliates for any taxes owed by the LLC, Fleet and its affiliates and produced by the contribution of Advanta's or Fleet's consumer credit card business assets and liabilities to the LLC. See "The Contribution Agreement -- Indemnification."

STATEMENT OF ACCOUNTING TREATMENT

     The Transaction will be accounted for as a transfer of financial assets, extinguishment of financial liabilities and sale of non-financial assets and liabilities under generally accepted accounting principles. See "The Contribution and Related Transactions -- Statement of Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Advanta has received an opinion from its tax counsel, Wolf, Block, Schorr, and Solis-Cohen LLP, to the effect that, among other things, no taxable gain or loss will be recognized by Advanta as a result of the Transaction. See "The Contribution and Related Transactions -- Certain Federal Income Tax Consequences."

NO APPRAISAL RIGHTS OF ADVANTA STOCKHOLDERS

     Under the applicable provisions of the Delaware General Corporation Law, Advanta's stockholders will not have any right in connection with the Transaction to dissent and seek appraisal of their Shares. See "The Contribution and Related Transactions -- No Appraisal Rights."

MARKET PRICES

     The Class A Common Stock, the Class B Common Stock and Class B Preferred Stock (SAILS) Depositary Shares are traded on the Nasdaq National Market under the symbols "ADVNA", "ADVNB" and "ADVNZ," respectively. On October 27, 1997, the last full trading day prior to the public announcement of the execution of the Contribution Agreement, the last reported sale quotation of the Class A Common Stock, the Class B Common Stock and the Class B Preferred Stock (SAILS) Depositary Shares on the Nasdaq National Market was $33.50, $32.25 and $35.625, respectively. See "Market Prices and Dividends."

SELECTED FINANCIAL DATA

     For certain financial data regarding Advanta, including historical combined financial statements of Advanta Personal Payment Services and certain pro forma financial information of Advanta, see "Selected Financial Information," "Unaudited Pro Forma Financial Information," and "Unaudited Financial Statements of Advanta Personal Payment Services."

                                 ADVANTA CORP.
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                               FEBRUARY 20, 1998

                            ------------------------

                                  INTRODUCTION

DATE, TIME AND PLACE OF MEETING OF HOLDERS OF SHARES

     The Special Meeting will be held on February 20, 1998, at 10:00 a.m., local time, to consider and vote upon a proposal to approve the Transaction pursuant to which Advanta will contribute substantially all of the assets, subject to the liabilities, of its consumer credit card business to the LLC, a newly formed Rhode Island limited liability company which, after the Closing, will be controlled by Fleet. The Special Meeting will be held at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania.

RECORD DATE AND OUTSTANDING SHARES

     The Board has fixed the close of business on January 2, 1998 as the Record Date for the determination of holders of outstanding shares of Class A Common Stock and Class A Preferred Stock entitled to notice of and to vote at the Special Meeting. On the Record Date, Advanta had 18,193,885 issued and outstanding shares of Class A Common Stock held by approximately 431 holders of record, and 1,010 issued and outstanding shares of Class A Preferred Stock held by one holder of record.

VOTING RIGHTS; QUORUM AND VOTE REQUIRED

     On all matters to be voted upon at the Special Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share. The presence, either in person or by duly executed proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Special Meeting. Although stockholder approval of the Transaction is not required by Delaware law, the Contribution Agreement provides that the affirmative vote of holders of Shares representing a majority of the votes which all stockholders are entitled to cast approving the Transaction is a condition to consummation of the Transaction. Advanta intends to count Shares (i) whose holders are present in person at the Special Meeting but not voting or (ii) for which it has received proxies but with respect to which authority has been withheld to vote on any matter, as present at the Special Meeting only for purposes of determining the presence or absence of a quorum. Advanta will treat broker non-votes in a similar manner.

     As of October 25, 1997, Advanta executive officers and directors (as a group) had the right to vote an aggregate of 5,003,377 shares of Class A Common Stock and no shares of Class A Preferred Stock, representing approximately 27.5% of the votes which may be cast by holders of the Shares then outstanding. Such voting rights do not include 1,010 shares of Advanta's Class A Preferred Stock and 499,465 shares of Class A Common Stock owned by the Estate of J. R. Alter, the father of Dennis Alter, Chairman of the Board, and 75,000 shares of Class A Common Stock owned by Helen Alter, the mother of Dennis Alter, as to which Dennis Alter disclaims beneficial ownership and voting control. See "Ownership of Advanta Shares." On October 28, 1997, Dennis Alter entered into a Voting Agreement with Fleet pursuant to which Mr. Alter agreed, among other things, to vote at the Special Meeting all of the 3,400,570 shares of Advanta's Class A Common Stock beneficially owned by him in favor of the proposal relating to the Transaction. Fleet has advised Advanta that Fleet and its subsidiaries beneficially own 280,000 shares of Class A Common Stock and

250,000 shares of Class B Common Stock and that Fleet intends to vote its shares of Class A Common Stock at the Special Meeting in favor of the proposal relating to the Transaction. Accordingly, assuming that all of the outstanding shares of Class A Preferred Stock are voted in favor of the proposal relating to the Transaction, the affirmative vote of the holders of an additional 5,416,121 shares of Class A Common Stock, or approximately 37.3% of the outstanding shares of Class A Common Stock not beneficially owned by Mr. Alter or Fleet, is required to approve and adopt the proposal relating to the Transaction. The Contribution Agreement provides that Fleet will not acquire any additional shares of capital stock of Advanta prior to the closing of the Transaction and for a period of twelve months thereafter.

PROXIES

     All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are marked thereon, proxies will be voted FOR approval of the Transaction, except as otherwise set forth in this Proxy Statement. Such proxies are solicited on behalf of the Board.

     The Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other business is properly brought before the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Transaction or to permit dissemination of information regarding material developments relating to the Transaction or otherwise germane to the Special Meeting, one or more persons named in the proxy card will vote the Shares represented by such proxy upon such matters as determined in their discretion.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of Advanta at or before the Special Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of Advanta at or before the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to the principal executive offices of Advanta Corp., Welsh and McKean Roads, Spring House, Pennsylvania 19477, Attention: Secretary.

SOLICITATION OF PROXIES AND EXPENSES

     Advanta will bear the entire cost of solicitation of proxies from its stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names Shares beneficially owned by others to forward to such beneficial owners. Upon request, Advanta will reimburse persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitations by directors, officers or other regular employees of Advanta. No additional compensation will be paid to directors or officers or other regular employees for such services. In addition, Advanta has retained D.F. King & Co., Inc. to assist in the search for, and distribution of proxies to, beneficial owners of Advanta's Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $7,500, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Beneficial owners of shares of Class B Common Stock and Series B Preferred Stock (SAILS) Depositary Shares, which will not be voting at the Special Meeting, also will receive all proxy material (other than the proxy card itself). The expenses of such additional mailing will be borne by Advanta.

                   THE CONTRIBUTION AND RELATED TRANSACTIONS

GENERAL

     The Contribution Agreement provides, among other things, for the contribution by Advanta and its subsidiaries, and by Fleet and its subsidiaries, to the LLC of the assets and liabilities of their respective consumer credit card businesses. The assets which Advanta will contribute to the LLC have been valued at $530 million (subject to an increase or decrease) in excess of the balance sheet value of such assets on the financial statements of Advanta. In connection therewith, pursuant to the terms of the Contribution Agreement, the balance sheet value of the liabilities assumed by the LLC from Advanta will exceed the balance sheet value of the assets assigned to the LLC by Advanta by $510 million, subject to an increase or decrease dependent on the aggregate value of the managed receivables assigned to the LLC on the Closing Date and the percentage of those managed receivables which carry introductory interest rates. In addition Advanta and its subsidiaries will acquire, in the aggregate, a 4.99% membership interest in the LLC in exchange for Advanta's contribution to the LLC. Advanta presently values such membership interest in the LLC at approximately $20 million. See "The Contribution and Related Transactions -- Structure of the Transaction." The fair market value of the assets which Fleet will contribute to the LLC, subject to liabilities, will be at least $380 million on the Closing Date. Immediately following the Transaction, Fleet, through its subsidiaries, will hold a 95.01% interest in the LLC. Advanta will retain certain liabilities relating to its consumer credit card business including: (i) any liability or obligation relating to certain consumer credit card accounts generated in specific programs which comprise a very small portion of Advanta's consumer credit card receivables; and (ii) any obligations incurred on or prior to the Closing Date under the credit insurance policies and debt cancellation contracts sold by or on behalf of Advanta to certain of its customers on or before the Closing Date (the "Credit Insurance Business"). In addition to the assets of its mortgage and business services companies, Advanta will also retain certain immaterial assets relating to its consumer credit card business which are not necessary for the operation of the business, including all reserves relating to the Credit Insurance Business. See "The Contribution and Related Transactions -- Structure of the Transaction." The assets to be transferred by Advanta to the LLC had a book value at September 30, 1997 equal to approximately 42% of Advanta's consolidated assets under generally accepted accounting principles. Advanta does not expect the book value of its assets transferred as of the Closing Date to represent a greater proportion of its assets at such time. For the nine months ended September 30, 1997, the net income represented by the assets to be transferred represented approximately 39.9% of the net income of all strategic business units of Advanta, excluding unallocated general corporate expenses. To the extent that as a consequence of regulatory or contractual requirements certain liabilities of the consumer credit card businesses may not be held directly by the LLC, the LLC will direct that such liabilities be assigned to and assumed by Fleet Credit Card Bank or Fleet National Bank, and the LLC will reimburse Fleet Credit Card Bank and Fleet National Bank on account of any payments made by either of them in respect of such liabilities as if the LLC were the sole obligor in respect of such liabilities. The Contribution Agreement provides that Fleet National Bank, Fleet and the LLC will join as joint and several indemnitors, and as the irrevocable and unconditional guarantors and sureties of the obligations of the LLC and Fleet Credit Card Bank with respect to any obligations of Advanta National Bank which are part of the liabilities transferred by Advanta in the Transaction. See "The Contribution and Related Transactions -- Structure of the Transaction." In connection with its membership interest in the LLC, Advanta will be allocated its proportionate share of net income and net loss of the LLC. In addition, if Adjusted Base Operating Earnings (as defined in the LLC Operating Agreement) exceed specified target earnings and a specified return on average managed assets of the LLC in any of the five calendar years beginning in 1998, the LLC would pay to Advanta a special distribution equal to the excess of the Adjusted Base Operating Earnings over the target earnings, provided that in no event could total payments exceed $100 million or payments in any year exceed $33.33 million (subject to adjustment as provided in the LLC Operating Agreement). See "The Contribution and Related Transactions -- LLC Operating Agreement." Following the Transaction, Advanta will continue to operate its mortgage and business services companies, including Advanta National Bank, which will continue to be well capitalized.

     Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding capital stock through an issuer tender offer. Advanta presently intends to purchase an aggregate of approximately $850 million of Advanta's Class A Common Stock, Class B Common Stock and Class B Preferred Stock (SAILS) Depositary Shares, at a price of $40 per common share and $32.80 per depositary share, representing approximately 43% of the outstanding common stock, on a fully diluted basis (excluding non-exercisable stock options). It is expected that the tender offer would be consummated shortly after the closing of the Transaction. At the time that Advanta entered into the transaction with Fleet, it intended to use a certain portion of the cash made available as a result of the transaction to purchase shares of its common stock. At that time, Advanta anticipated having available cash between $750 and $850 million for such use. Also at that time, Advanta determined that an appropriate range of prices to offer to purchase the shares would be between $40 and $45 per share based on a number of factors including, but not limited to, the market price of Advanta's shares at such time, and management's assessment at such time of the price range that should be offered to stockholders in order for their tender offer to be fully subscribed and management's view of the value of Advanta's value subsequent to the Closing with Fleet. While Advanta could not commit to a specific price to be offered at that time, Advanta's Board of Directors has now authorized Advanta to use up to an aggregate of approximately $850 million to purchase shares of the Company's Class A Common Stock, Class B Common Stock and Class B Preferred Stock (SAILS) Depositary shares and at a price of $40 per common share and $32.80 per depositary share. In determining this price, the Board considered all of the previously stated items. The amount of cash, cash equivalents and investments available to Advanta after consummation of the Transaction and, correspondingly, the total amounts to be used in the purchase of Advanta's outstanding common stock, will depend on the aggregate amount of managed receivables contributed to the LLC and the percentage of such receivables which are subject to introductory interest rates, as provided in the Contribution Agreement. See "The Contribution and Related Transactions -- Certain Effects of the Transaction; Conduct of the Business After the Contribution." As soon as practicable following the approval of the Transaction by the stockholders of Advanta and the satisfaction or waiver (to the extent such waiver is permissible) of certain other conditions to the Contribution, the Contribution will be consummated. The Contribution Agreement provides that the closing of the Transaction will occur on the last business day of a calendar quarter. However, at Fleet's discretion, the Closing may occur at any time after the conditions to the Contribution have been satisfied or waived, although in such event the aggregate amount of managed receivables and the Agreed Deficit (as defined in the Contribution Agreement) will be computed as of the end of the immediately preceding calendar quarter, if such computation would be more favorable to Advanta. See "The Contribution Agreement -- Effective Time of the Contribution."

BACKGROUND OF THE TRANSACTION

     On March 17, 1997, Advanta announced that it expected to report a net profit for 1997 of approximately $1.50 per share, which was well below previous expectations. For the first quarter of 1997, Advanta reported a loss of $19.8 million, or $0.43 per share. On July 16, 1997, Advanta announced its return to profitability and reported net income of $5.4 million, or earnings per share of $0.12, for the second quarter. On October 15, 1997, Advanta announced that net income for the third quarter totaled $42.4 million, or $0.92 per share. This interruption in Advanta's historical pattern of strong financial results reflected a number of factors, including continuing increases in consumer bankruptcies and charge-offs and lower receivables balances than originally anticipated in its consumer credit card business. Advanta announced in March 1997 that it was pursuing a number of steps designed to return Advanta to its historical level of financial performance by increasing revenues and stemming consumer credit card losses. These steps included repricing certain segments of the consumer credit card portfolio, improving Advanta's collection process, tightening underwriting standards and developing new marketing programs. Advanta's mortgage financing, leasing and insurance businesses have continued to perform well.

     On March 17, 1997, Advanta also announced that it had retained BT Wolfensohn to explore strategic alternatives that would build upon the historic strength and success of Advanta as a whole and of its business units with the aim of maximizing Advanta's value. In connection with its investigation of strategic alternatives, Advanta stated that it would explore a possible strategic alliance with another company, an alliance or initial public offering involving one or more of Advanta's operating units, a sale of one or more of Advanta's operating units or a merger or sale involving Advanta as a whole. In that regard Advanta provided a number of financial services companies with information regarding Advanta's financial services businesses. After preliminary due diligence review, six of the companies showing interest were permitted to undertake more extensive due diligence, including meetings with management. As part of such due diligence, representatives of Advanta met with representatives of each of the companies to determine whether a transaction which would be in the best interests of Advanta and its stockholders was feasible. There were also discussions with a seventh company. Each of the parties interested in exploring a possible transaction with Advanta was primarily motivated by its interest in acquiring the consumer credit card business.

     During such discussions representatives of Fleet advised Advanta that based on their initial due diligence investigations, Fleet valued Advanta's consumer credit card business at approximately $1.3 billion. On approximately July 22, 1997, Advanta's Chairman, Vice Chairman and others met with Fleet's Vice Chairman, Managing Director and others to discuss a possible transaction. Thereafter, representatives of the two companies, including, in addition to the previously identified individuals, Advanta's General Counsel, attorneys from Advanta's outside legal counsel and a Fleet Senior Vice President, its General Counsel and attorneys from Fleet's outside legal counsel held a number of meetings to discuss a possible transaction and to negotiate the terms of the Contribution Agreement, the LLC Operating Agreement and related ancillary agreements. Advanta determined to pursue a transaction with Fleet because Advanta's Board of Directors determined that the transaction with Fleet represented the best overall value for Advanta's stockholders. Moreover, Advanta chose the contribution structure over other possible forms of transactions that had been initially proposed by Fleet and other interested parties because the structure of that transaction provided the highest after-tax value to Advanta's stockholders, including allowing Advanta to retain a continuing equity stake in the consumer credit card business while effecting a tax-free gain to Advanta. Notwithstanding the ongoing discussions with Fleet, Advanta continued discussions with two other interested parties. The discussions with one of those other parties was put on hold in early October 1997, as the potential transaction with Fleet was a superior alternative at that time. The discussions with the other remaining interested party terminated on October 28, 1997, when Advanta reached agreement with Fleet as to the Transaction, which terms were superior to those being discussed with the other remaining interested parties.

     On October 23, 1997, the Boards of Directors of both Advanta and Fleet met independently to consider the proposed transaction. Representatives of Advanta's financial advisor and legal counsel attended the Advanta Board meeting. At the Advanta Board meeting, Advanta's financial advisor, BT Wolfensohn, made a presentation concerning its opinion on the fairness of the Transaction, the assumptions made, matters considered and limits of the review undertaken. See "The Contribution and Related Transactions -- Opinion of Financial Advisor." In addition to the BT Wolfensohn presentation, at the Board meeting, the Vice Chairman described the then current status of the Transaction to the Board and the General Counsel described the material terms of the Contribution Agreement and related ancillary agreements. The Transaction was approved by all of Advanta's directors present at the meeting subject to the resolution of certain significant open issues, including matters relating directly to the value of the Transaction such as the applicable adjustment to the consideration in the event that aggregate managed receivables at the time of the Closing were less than or exceeded $12.1 billion. The Board authorized the Chairman and the Vice Chairman to negotiate the open issues with representatives of Fleet and to execute definitive agreements if such open issues could be resolved. At the October 23, 1997 meeting, Advanta's Board of Directors also approved the Voting Agreement which was proposed to be entered into between Fleet and Dennis Alter and thereby provided that Section 203 of the Delaware General Corporation Law, pursuant to which an interested stockholder may not enter into a business combination with a company unless previously approved by the Board, would not be applicable to Fleet as a result of entering into such Voting Agreement. Three of Advanta's thirteen directors were not present at the October 23, 1997 meeting, but all three indicated that they approved of the proposed transaction based on the information available to them prior to the meeting. Subsequently, each of such directors confirmed his approval of the Transaction. Fleet's Board of Directors also approved the Transaction at its meeting held on October 23, 1997, subject to resolution of certain open issues. Following the meetings of the respective Boards of Directors, Advanta and Fleet negotiated resolutions to the outstanding open issues. The Contribution Agreement was executed on October 28, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE TRANSACTION

     In approving the Contribution Agreement and the transactions contemplated thereby, the Board considered a number of factors, including the following principal factors which were material to its decision:

          (i) the financial condition, results of operations, business and prospects of Advanta, including the consumer credit card business and the other businesses in which Advanta is presently engaged;

          (ii) information regarding the financial services industry in which Advanta operates and the financial, operating and stock price history of Advanta in comparison to selected comparable companies including certain of Advanta's competitors;

          (iii) earnings forecasts prepared by Advanta's management and a comparison of such forecasted earnings with Advanta's historical earnings performance;

          (iv) the opinion of BT Wolfensohn to the effect that, as of the date of the opinion, the consideration is fair, from a financial point of view, to Advanta;

          (v) the utilization by Advanta following the Closing of approximately $1.3 billion no longer required in connection with the operation of the consumer credit card business to provide for the working capital needs of the other continuing businesses of Advanta and also to permit stockholders to obtain cash for a portion of their shares in Advanta through an issuer cash tender offer;

          (vi) consideration of a transaction with other possible parties involving the assets and liabilities of Advanta's consumer credit card business and the indications of interest in a possible transaction with Advanta following the other parties respective due diligence investigations of Advanta's business;

          (vii) the terms and conditions of the Contribution Agreement and the LLC Operating Agreement, including the contingent distribution by the LLC to Advanta of up to $100 million if operating earnings of the LLC exceeded specified targets;

          (viii) the Board's belief that the Transaction, together with the continued operation of Advanta's other businesses, would offer opportunities to Advanta's employees; and

          (ix) the fact that Advanta would have the opportunity to further develop other areas of its business and bring value to stockholders through their continued ownership interest in Advanta.

     The foregoing discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive but is believed to include all material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Transaction, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

     BT Wolfensohn has acted as financial advisor to Advanta in connection with the Transaction. On October 23, 1997, BT Wolfensohn delivered its oral opinion to the Advanta Board of Directors. BT Wolfensohn subsequently delivered its written opinion, dated October 28, 1997, addressed to the Advanta Board of Directors (the "BT Wolfensohn Opinion"). The BT Wolfensohn Opinion states that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by BT Wolfensohn, the Consideration (as defined in the BT Wolfensohn Opinion) was fair, from a financial point of view, to Advanta.

     The full text of the BT Wolfensohn Opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by BT Wolfensohn in connection with the opinion, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. Advanta stockholders are urged to read the BT Wolfensohn Opinion in its entirety. The summary of the BT Wolfensohn Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with BT Wolfensohn's role as financial advisor to Advanta, and in arriving at its opinion, BT Wolfensohn has, among other things: (i) reviewed the publicly available consolidated financial statements of Advanta for recent years and interim periods to date and certain other relevant financial and operating data of Advanta and Advanta's consumer credit card business (the "Business") available from public sources or provided to BT Wolfensohn by Advanta; (ii) reviewed certain internal financial analyses, projections and operating information relating to Advanta and the Business, provided by Advanta management to BT Wolfensohn; (iii) discussed the business, financial condition and prospects of Advanta and the Business with certain officers and certain members of management of Advanta and the Business; (iv) analyzed the pro forma impact of the Transaction on the capital of Advanta; (v) considered the strategic objectives of Advanta as outlined to BT Wolfensohn by Advanta management; (vi) reviewed the trading prices and activity for the Class A Common Stock and Class B Common Stock of Advanta; (vii) reviewed the financial and other terms of the Contribution Agreement; (viii) reviewed the financial terms of selected transactions in the credit card industry; (ix) reviewed certain public information pertaining to companies engaged in businesses that BT Wolfensohn believed to be generally comparable to the Business, including, without limitation, the trading prices for the equity securities of such companies; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as BT Wolfensohn deemed relevant.

     In preparing its opinion, BT Wolfensohn did not assume responsibility for the independent verification of any information, whether publicly available or furnished to it, concerning Advanta or the Business, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn assumed and relied upon the accuracy and completeness of all such information, including that the allowances for loan losses for Advanta and the Business are in the aggregate adequate to cover such losses. In addition, BT Wolfensohn has not reviewed individual credit files or conducted a physical inspection of the properties or assets and has not prepared or obtained any independent evaluation or appraisal of the assets and liabilities, of Advanta, the Business or any of Advanta's other subsidiaries. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analysis, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Advanta and the Business as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. The BT Wolfensohn Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Wolfensohn as of, the date of such opinion.

     For purposes of rendering its opinion, BT Wolfensohn assumed that in all respects material to its analysis, the representations and warranties of Advanta and Fleet contained in the Contribution Agreement are true and correct, that Advanta and Fleet will each perform all of the covenants and agreements required to be performed by it under the Contribution Agreement and all conditions to the obligation of each of Advanta and Fleet to consummate the Transaction will be satisfied without the waiver thereof. In addition, BT Wolfensohn has assumed that the Transaction will be tax-free to Advanta.

     Set forth below is a brief description of all material financial analyses performed by BT Wolfensohn in connection with its opinion and reviewed with the Advanta Board of Directors at its meeting on October 23, 1997.

     BT Wolfensohn performed a dividend discount analysis of the Business using projections prepared by Advanta management. BT Wolfensohn calculated a range of dividend discount values as the sum of the net present values of (1) the estimated future dividend stream that the Business will generate for the years 1998 through 2002, plus (2) the value of the Business at the end of such period. The estimated future dividend streams were based on information prepared by Advanta management for the financial performance of the Business for the years 1998 through 2002. BT Wolfensohn reviewed alternative scenarios prepared by Advanta management for the financial performance of the Business. These scenarios were prepared to take into account the inherent uncertainties in the variables and assumptions on which the projections were based, including general economic, regulatory and competitive conditions. The terminal value of the Business was calculated using a range of multiples of the projected net income for 2002. The range of multiples used by BT Wolfensohn in the analysis was 9.0x to 11.0x, which are Advanta's recent historical trading multiples. BT Wolfensohn used discount rates ranging from 13.0% to 15.0%, based on Advanta's historical cost of equity. BT Wolfensohn concluded that the range of implied values for the Business from the dividend discount analysis was $800 million to $1.9 billion.

     BT Wolfensohn analyzed the financial performance of the Business using certain key performance measures and compared it to the corresponding performance measures of a group of public companies (consisting of Capital One Financial Corp., Household International Inc. and MBNA Corporation (collectively the "Selected Companies")) that BT Wolfensohn considered appropriate for the purpose. To calculate the trading multiples for the Selected Companies, BT Wolfensohn used publicly available information concerning historical and projected financial performance, including published historical information and earnings estimates from the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     BT Wolfensohn then compared the trading multiples for the Selected Companies to the implied transaction multiples for the Business. On the basis of historical trading multiples for the Selected Companies, which were 10.0x to 14.0x, BT Wolfensohn determined that the implied value of the Business was in the range of $580 million to $800 million. BT Wolfensohn also compared the Business with the Selected Companies, including managed receivables growth, net charge-offs as a percentage of managed receivables, and return on managed receivables. For the latest twelve months for which public information is available, the Selected Companies generated managed receivables growth between 12% and 33%, with a median growth rate of 23%, as compared to the Business' negative 17% growth rate over the same period. For the most recent quarterly period for which information is publicly available, the Selected Companies experienced net charge-offs as a percentage of managed receivables between 4.1% and 6.7%, with a median charge-off rate of 5.4%, as compared with 7.4% for the Business. For the latest twelve months for which information is publicly available, the Selected Companies each recorded returns on managed receivables of 1.4%, as compared to 0.7% for the Business.

     None of the companies utilized as a comparison are identical to the Business. Accordingly, BT Wolfensohn believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Wolfensohn's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

     BT Wolfensohn reviewed and analyzed certain financial, operating and stock market information relating to selected transactions including acquisitions, portfolio sales and spin-offs. BT Wolfensohn analyzed six credit card portfolio sales for which the purchase price was publicly disclosed: Chase Manhattan Corp./Bank of New York (announced October 21, 1997), Associates First/Bank of New York (announced March 5, 1997), PNC Bank/Mellon Bank (announced November 1,
1996), Household International/Bank of New York (announced June 17, 1996), and Household International/US Bancorp (announced November 17, 1995). This analysis indicated that the premium to managed receivables for such transactions ranged from 5.0% to 20.0%. The analysis also indicated that based on current managed receivables, the implied transaction price for the Business resulting from the Transaction represents a premium to managed receivables of approximately 10.7%. BT Wolfensohn also analyzed Banc One's acquisition of First USA.

     Because the reasons for, and circumstances surrounding, each of the transactions analyzed were so diverse, and because of the inherent differences between the operations and financial conditions of the Business and the selected companies, BT Wolfensohn believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in BT Wolfensohn's opinion, concerning differences between the characteristics of these transactions and the Transaction that could affect the value of the subject companies and businesses and Advanta.

     The foregoing sets forth a description of all analyses and factors that BT Wolfensohn deemed material in its presentation to the Advanta Board of Directors, but it is not a comprehensive description of all analyses performed and factors considered by BT Wolfensohn in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. BT Wolfensohn believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading view of the process underlying the opinion. In view of the lack of comparability of the Selected Companies and precedent transactions, BT Wolfensohn assigned more weight to the range of values based upon dividend discount analyses in arriving at the fairness determination.

     In conducting its analyses and arriving at its opinions, BT Wolfensohn utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling BT Wolfensohn to provide its opinion to the Advanta Board of Directors as to the fairness to Advanta of the consideration and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BT Wolfensohn made, and was provided by Advanta management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Advanta's control. Analysis based on estimates or forecasts of future results incorporated in the analyses performed by BT Wolfensohn are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Advanta, neither Advanta nor BT Wolfensohn or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     Advanta selected BT Wolfensohn as financial advisor in connection with the Transaction based on BT Wolfensohn's qualifications, expertise, reputation and experience in mergers and acquisitions. Advanta has retained BT Wolfensohn pursuant to a letter agreement dated March 14, 1997 (the "Engagement Letter"). As compensation for BT Wolfensohn's services in connection with the Transaction, Advanta has paid BT Wolfensohn $1,500,000 and agreed to pay an additional $6,950,000 upon consummation of the Transaction. Regardless of whether the Transaction is consummated, Advanta has agreed to reimburse BT Wolfensohn for all reasonable fees and disbursements of BT Wolfensohn's counsel and all of BT Wolfensohn's reasonable travel and other out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the retention of BT Wolfensohn under the Engagement Letter. Advanta has also agreed to indemnify BT Wolfensohn and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement or the Transaction. The terms of the Transaction were determined through negotiations between Advanta and Fleet and were approved by the Advanta Board. Although BT Wolfensohn provided advice to Advanta during the course of these negotiations, the decision to enter into the Transaction was solely that of the Advanta Board. As described above, the opinion and presentation of BT Wolfensohn to the Advanta Board was only one of a number of factors taken into consideration by the Advanta Board in making its determination to approve the Transaction. BT Wolfensohn's opinion was provided to the Advanta Board to assist it in connection with its consideration of the Transaction and does not constitute a recommendation to any holder of Advanta Class A Common Stock or Class A Preferred Stock as to how to vote at the Special Meeting.

     BT Wolfensohn is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. BT Wolfensohn is familiar with Advanta, having provided financial advisory and investment banking services to Advanta. BT Wolfensohn receives fees for the rendering of these services. BT Wolfensohn or its affiliates may actively trade equity securities of Advanta or Fleet for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

STRUCTURE OF THE TRANSACTION

     Pursuant to the Contribution Agreement, in exchange for the issuance of an aggregate 4.99% membership interest in the LLC at the Closing and the assumption of liabilities by the LLC relating to Advanta's consumer credit card business, Advanta and certain of its subsidiaries will transfer and assign to the LLC substantially all of the assets of Advanta's consumer credit card business. Advanta will retain certain liabilities relating to its consumer credit card business including: (i) any liability or obligation relating to certain consumer credit card accounts generated in specific programs which comprise a very small portion of Advanta's consumer credit card receivables; and (ii) any obligations of Advanta incurred on or prior to the Closing Date under the credit insurance policies and debt cancellation contracts sold by or on behalf of Advanta to certain of its customers on or before the Closing Date. Advanta will also retain certain immaterial assets relating to its consumer credit card business which are not necessary for the operation of the business, including all reserves relating to the Credit Insurance Business.

     The Contribution Agreement provides that the balance sheet value of the liabilities transferred to the LLC by Advanta at the Closing will exceed the balance sheet value of the assets transferred by $510 million (the "Agreed Deficit"), subject to an increase or decrease depending on the amount of managed receivables so transferred and the percentage of managed receivables so transferred with introductory interest rates. The Agreed Deficit will be decreased or increased by 4.38% of the amount by which the managed receivables transferred to the LLC by Advanta are less than or exceed $12.1 billion. The Agreed Deficit will be further decreased or increased by 2.19% of the amount by which managed receivables with introductory interest rates exceed or are less than $2,192,520,000. If the Closing had taken place on November 27, 1997, the amount of managed receivables available to Advanta for transfer to the LLC would have been approximately $10.3 billion and the amount of such receivables with introductory interest rates would have been approximately $1.06 billion. Advanta can not predict the amount of managed receivables which will be transferred to the LLC on the Closing Date or the percentage of such receivables which will be characterized by introductory interest rates. Such financial forecasts are necessarily uncertain and make numerous assumptions with respect to factors which are not in the control of Advanta, such as general business and economic conditions. Accordingly, the actual amount of receivables transferred at the time of the Closing may be materially higher or lower than those set forth above if the Closing had occurred on November 27, 1997. Following the Closing of the Transaction, an audit of the assets and liabilities transferred by Advanta to the LLC will be performed and to the extent that the amount by which the balance sheet value of the transferred liabilities exceeds the balance sheet value of the transferred assets is not equal to the Agreed Deficit, as adjusted, Advanta will pay to the LLC, or the LLC will pay to Advanta, cash in an amount equal to the difference.

     To the extent that as a consequence of regulatory or contractual requirements certain liabilities of the consumer credit card businesses may not be held directly by the LLC, the LLC will direct that such liabilities be assigned to and assumed by Fleet Credit Card Bank or Fleet National Bank, and the LLC will reimburse Fleet Credit Card Bank and Fleet National Bank on account of any payments made by either of them in respect of such liabilities as if the LLC were the sole obligor in respect of such liabilities. The Contribution Agreement provides that Fleet National Bank and the LLC will join as joint and several indemnitors, and as the irrevocable and unconditional guarantors and sureties of the obligations of the LLC and Fleet Credit Card Bank with respect to any obligations of Advanta National Bank which are part of the liabilities transferred by Advanta in the Transaction. In addition, Fleet and its subsidiaries will contribute the assets and liabilities of Fleet's consumer credit card business to the LLC in consideration of the remaining membership interests in LLC. Following the Closing, Fleet will operate and control the LLC, although certain actions of the LLC will be restricted, such as the distribution of any portion of the Advanta contributed assets relating to goodwill, going concern value or work force in place, without the consent of Advanta.

LLC OPERATING AGREEMENT

     Prior to the Closing of the Transaction, Fleet and Advanta will jointly organize the LLC as a Rhode Island limited liability company. The LLC Operating Agreement provides, among other things, that the members of the LLC establish a management committee to provide for management of the LLC. The members of the LLC which are affiliates of Fleet have the right to appoint all members of the management committee. However, the following actions of the LLC, among others, require the affirmative vote of a majority of the LLC interests owned by the members of the LLC which are affiliates of Advanta, unless certain conditions are satisfied: (i) approval of any capital contributions to the LLC which would reduce the membership interest of the Advanta members below one percent; (ii) reducing the amount of indebtedness of the LLC which can be allocated to any Advanta member below the amount of such Advanta member's deficit balance in its capital account; (iii) approving any sale, transfer or other disposition of the goodwill, going concern value or the value attributable to the workforce in place contributed to the LLC by Advanta or its affiliates; (iv) discontinuing the operation of the Advanta consumer credit card business or causing the dissolution of the LLC unless prior thereto, the Advanta members are offered an opportunity to acquire such Advanta credit card business on mutually acceptable terms; and (v) approving any activities of the LLC that are not part of, or incidental to, the business of banking or are not permissible for an operating subsidiary of a national bank.

     The LLC Operating Agreement generally provides that the profits, losses and cash distributions of the LLC will be allocated and distributed to the members in accordance with their respective percentage interests in the LLC. The LLC Operating Agreement also provides for special distributions of the LLC income to Advanta and its subsidiaries. If pretax operating earnings of the LLC, together with pretax operating earnings of Fleet and its other subsidiaries from their consumer credit card business, as adjusted pursuant to the terms of the LLC Operating Agreement, for the years ended December 31, 1998, 1999, 2000, 2001 or 2002 exceed $303 million, $363 million, $418 million, $427 million or $452 million, respectively (each such amount, a "Target Earnings"), and the adjusted base operating earnings for such year equal or exceed 1.67%, 1.87%, 2.00%, 1.85% and 1.80%, respectively, of average managed assets for such year, then Advanta and its subsidiaries would be entitled to a contingent distribution from the LLC in an aggregate amount equal to the lesser of (a) the excess of the adjusted base operating earnings for such year over the target earnings for such year or
(b) one-third of the maximum aggregate contingent distribution over the five year period. In no event would the total amount distributed to Advanta and its subsidiaries under the contingent distribution provision of the LLC Operating Agreement exceed $100 million plus the amount, if any, by which the Agreed Deficit was reduced at the Closing because of the volume of managed receivables or the percentage of managed receivables subject to introductory interest rates.

     The LLC Operating Agreement provides for indemnification by Fleet and the LLC of certain damages which may be incurred by Advanta. In addition, the LLC Operating Agreement provides for the indemnification by Advanta of certain damages which may be incurred by Fleet and its affiliates, including damages for any taxes owed by the LLC, Fleet or Fleet's affiliates as a result of taxable income or gain recognized by the LLC, Fleet or Fleet's affiliates and produced by the contribution of the assets and liabilities of the Advanta consumer credit card business and the Fleet consumer credit card business to the LLC.

     The LLC Operating Agreement further provides that, under certain conditions, at any time after the seventh anniversary of the Closing, the LLC may elect to cause the retirement and withdrawal of Advanta and its affiliates as members of the LLC. If the LLC so elects to redeem Advanta's membership interest, the redemption price shall be agreed between the parties and in the absence of such agreement, would be determined by an independent investment banking firm selected in accordance with procedures set forth in the LLC Operating Agreement. The LLC Operating Agreement further provides for certain requirements regarding the form of consideration to be distributed to Advanta and its affiliates in connection with the withdrawal from the LLC.

CERTAIN EFFECTS OF THE TRANSACTION; CONDUCT OF ADVANTA'S BUSINESS AFTER THE CONTRIBUTION

     If the Transaction is consummated, Advanta will acquire a 4.99% percent membership interest in the LLC and will cease operation of a consumer credit card business. Advanta will continue to operate its other financial services businesses, the products of which include mortgage loans, commercial equipment leasing, business credit cards, automobile loans, insurance, and deposit products.

     Following the Closing of the Transaction, Advanta will utilize approximately $1.3 billion in cash, cash equivalents and investments no longer required in connection with Advanta's consumer credit card business for the working capital needs of Advanta's continuing businesses and the purchase of shares of Advanta's outstanding capital stock through an issuer tender offer. Advanta presently intends to purchase an aggregate of approximately $850 million of Advanta's Class A Common Stock, Class B Common Stock and Class B

Preferred Stock (SAILS) depositary shares at a price of $40 per common share and $32.80 per depositary share, representing approximately 43% of the outstanding common stock, on a fully diluted basis. It is expected that the tender offer would be consummated shortly after the Closing of the Transaction. The amount of cash, cash equivalents and investments available to Advanta after consummation of the Transaction and, correspondingly, the total amounts to be used in redemption of Advanta's outstanding common stock, will depend, among other things, on the increase or decrease, if any, which may be made to the Agreed Deficit at the Closing, as described above. See " The Contribution and Related Transactions -- Structure of the Transaction."

CERTAIN TRANSACTIONS

     In considering the recommendation of the Board with respect to the Transaction, holders of Shares should be aware that certain directors and executive officers of Advanta (as well as other employees of Advanta and its subsidiaries) may receive certain direct or indirect benefits in connection with the Transaction.

     As a result of the Transaction, each of Dennis Alter, Chairman of the Board, and William A. Rosoff, Vice Chairman of the Board, will be entitled to receive $5 million under the terms of the Office of the Chairman Supplemental Compensation Program, which was adopted by the Board in May 1997. In addition, certain provisions of Mr. Rosoff's employment agreement with Advanta relating to restricted shares of Class B Common Stock granted to him will be affected by the Transaction by removing restrictions with respect to 50,000 shares of Class B Common Stock previously awarded to him and acceleration of certain previously agreed to benefits relating to such shares in connection with the Transaction.

     In March 1997, the Compensation Committee of Advanta's Board of Directors approved the Advanta Senior Management Change of Control Severance Plan which would provide benefits to executive officers of Advanta in the event of a Change of Control (as defined in the Plan). Although the Transaction would not be a Change of Control for purposes of the Advanta Senior Management Change of Control Severance Plan or the Advanta Employees Change of Control Severance Plan (collectively, the "Plans"), in connection with the Transaction Advanta amended each of the Plans to provide for the assumption by Fleet or its affiliates of the Plans with respect to those individuals employed by Advanta who become employees of the LLC in connection with the Transaction. The Contribution Agreement provides that the obligations under the Plans with respect to those individuals who become employees of the LLC in connection with the Transaction will be assumed by the LLC. In addition, Advanta will similarly amend such Plans with respect to those individuals employed by Advanta who will not receive comparable offers from the LLC and who are otherwise terminated by Advanta as a consequence of the Transaction. In addition, certain executive officers of Advanta will receive bonuses upon the consummation of the Transaction in recognition of their efforts on behalf of Advanta in the strategic alternatives process. Although the qualification for such bonuses will be determined by Advanta, the Contribution Agreement provides that Advanta will pay 50% of the aggregate of such bonus payments to Advanta employees who are offered positions with the LLC and the LLC will pay the other 50%. Although all decisions have not been made with respect to amounts which will be paid to executive officers in connection with such bonuses or the Senior Management Change of Control Severance Plan, Advanta anticipates that an aggregate total of up to $7 million may be paid to executive officers in this regard.

     In connection with the Transaction, Advanta has agreed to amend the terms of outstanding stock options under Advanta's 1992 Stock Option Plan with respect to options held by employees of Advanta who become employees of the LLC in connection with the Transaction. The amendment will provide that a specified fraction of outstanding options which are not otherwise exercisable at the time of the closing of the Transaction will become immediately exercisable. In addition, the amendments to the stock options will provide that with respect to individuals who become employees of the LLC in connection with the Transaction, such options would remain exercisable for at least six months after the Closing of the Transaction. The fraction of options which will become exercisable will be equal to the same fraction of outstanding shares of Advanta Common Stock, on a fully diluted basis (excluding the then non-exercisable portion of outstanding options), as the number of shares which Advanta offers to purchase in connection with its proposed tender offer following consummation of the Transaction, bears to such total number of outstanding shares of Advanta Common Stock. The Board of Directors has approved similar amendments with respect to options held by all directors and employees of Advanta. As of October 25, 1997, the directors and executive officers of Advanta as a group held options which were not then exercisable to purchase a total of 1,153,000 shares of Class B Common Stock of Advanta.

     In addition to the above, certain present and former directors and executive officers of Advanta (as well as other employees of Advanta and its subsidiaries), have unrestricted and restricted shares of Advanta common stock and options to purchase shares of Advanta common stock. It is anticipated that such persons will participate in the tender offer which Advanta presently intends to consummate shortly after the Closing of the Transaction. Advanta is considering various alternatives to allow such persons to receive the full benefits of the tender offer in a way that will not result in a tax disadvantage to such persons.

     On October 28, 1997, Advanta announced that Alex W. Hart, the former Chief Executive Officer, and Jim Allhusen, the former Group Executive of the Advanta Personal Payment Services, were leaving Advanta. Prior to such date, Mr. Hart was eligible to receive benefits under the Office of the Chairman Supplemental Compensation Program and various other benefit plans, as well as pursuant to his employment agreement with Advanta. Mr. Allhusen was eligible to receive benefits under the Senior Management Change of Control Severance Plan and various other benefit plans. Advanta is presently discussing the terms of Mr. Hart's and Mr. Allhusen's separations which may depend in part upon the consummation of the Transaction.

STATEMENT OF ACCOUNTING TREATMENT

     The Contribution will be accounted for as a transfer of financial assets (cash, loans and other receivables), extinguishment of financial liabilities (deposits, debt and other borrowings and payables) and sale of non-financial assets and liabilities (principally property and equipment, prepaid assets, deferred costs and certain contractual obligations) under generally accepted accounting principles. The financial assets and non-financial assets and liabilities of Advanta's consumer credit card business will be removed from Advanta's balance sheet. The financial liabilities for which Advanta is legally released from being the primary obligor will also be removed from Advanta's balance sheet. Financial liabilities for which Advanta is not legally released from being the primary obligor will not be removed from Advanta's balance sheet, and an amount receivable from the LLC will be recorded for the fair value of the related financial liabilities. Advanta will record a gain on the contribution in an amount equal to (1) the excess of the liabilities assumed by the LLC over the book value of assets assigned to the LLC of $510 million, subject to the increase or decrease described above (see "The Contribution and Related Transactions -- Structure of the Transaction") plus (2) the fair value of Advanta's membership interest in the LLC minus (3) the fair value of liabilities assumed and retained and (4) transaction expenses. Shortly after the Closing, it is expected that other related transactions will occur: (1) an issuer tender offer will be consummated for approximately $850 million of Advanta capital stock; (2) a restructuring charge will be incurred related to a planned reduction of corporate expenses; and (3) other transactions including the anticipated exercise of outstanding stock options associated with the amendment of Advanta's 1992 Stock Option Plan. See "The Contribution and Related Transactions -- Certain Transactions." The Pro Forma Adjustments made in connection with the development of the pro forma financial information appearing elsewhere in this Proxy Statement (see "Selected Financial Information") are preliminary and have been made solely for purposes of developing such pro forma financial information to comply with the disclosure requirements of the Securities and Exchange Commission (the "Commission").

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based on the provisions of the Code, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations; such changes may have a retroactive effect and may adversely affect the discussion in this summary.

     No taxable gain or loss will be recognized by Advanta as a result of the transactions carried out pursuant to the Contribution Agreement. In exchange for the issuance of an aggregate 4.99% membership in the LLC at the Closing, Advanta and certain of its subsidiaries will transfer and assign to the LLC the assets and liabilities of Advanta's consumer credit card business. Advanta, Fleet and the LLC will account for the transaction as a contribution by Advanta and its subsidiaries to the LLC with respect to which neither gain nor loss is recognized for federal income tax purposes. Neither Advanta nor the LLC has requested, nor do they intend to request, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Transaction. Advanta will rely on an opinion of its counsel, Wolf, Block, Schorr and Solis-Cohen LLP, as to the foregoing federal income tax consequences of the Transaction. The opinion of counsel is not binding upon the Internal Revenue Service and the Internal Revenue Service could challenge the manner in which the Transaction is reported for tax purposes. If the Internal Revenue Service were successful in such challenge, taxable gain could be recognized by Advanta as a result of the contribution pursuant to the Contribution Agreement, or otherwise.

     Under Treas. Reg. Section 301.7701-2(a), a business entity having two or more members is classified as either a corporation or partnership for federal income tax purposes. A business entity which is not a corporate entity described in Treas. Reg. Section 301.7701-2(b), such as the LLC, and which has at least two members is classified as a partnership for federal income tax purposes, provided that the entity has not elected to be classified as an association. Under the terms of the LLC Agreement, the LLC cannot elect to be classified as other than a partnership for federal income tax purposes without the consent of Advanta. Under Treas. Reg. Section 1.701-2, the Internal Revenue Service is authorized to recast partnership transactions as appropriate to achieve tax results that are consistent with the intent of Subchapter K of the Code, if the Service can determine that the partnership was formed or availed of in connection with a transaction having a principal purpose to reduce substantially the present value of the partners' aggregate federal tax liabilities in a manner inconsistent with the intent of Subchapter K. The examples illustrating the application of the anti-avoidance rule of Treas. Reg. Section 1.701-2 state that the purpose of conducting a "joint business activity through a flexible economic arrangement without incurring an entity-level tax" is a use of a partnership vehicle that is consistent with the intent of Subchapter K. Further, there is an example illustrating that the anti-avoidance rule is not applicable, despite the fact that a principal purpose was to avoid recognizing substantial taxable gain by the use of a partnership, because the partners intended to form a joint arrangement to conduct a business without incurring an entity level tax. Advanta and Fleet have formed the LLC to combine their consumer credit card businesses, including the employees and assets necessary for the operation of the contributed businesses, to operate the combined businesses jointly for the production of income, and to avoid incurring an entity-level tax. The LLC will combine assets to reach a scale that will enable the combined business to compete effectively in the consumer credit card market. In addition, the aggregation of assets in the LLC will result in a diversification of the geographic source of the revenue streams generated by the business. Although management of the LLC is vested in Fleet, Advanta retains significant approval rights with respect to the conduct of the LLC business.

     Generally, no gain or loss is recognized by a partner upon the contribution of assets to a partnership in exchange for an interest as a partner in the partnership. A partner would recognize taxable gain, however, if the transfer resulted in the receipt by the partner of cash in excess of the income tax basis of the transferor for its interest in the LLC (including cash treated as received because of the constructive cash distribution rules of Code Sec. 752), or the transaction was treated as a "disguised sale" of some or all the contributed assets under the rules of Code Sec. 707. The Advanta transferred liabilities and the Advanta transferred assets will be transferred to the LLC in a transaction that will, as to the liabilities, cause the "economic risk of loss" with respect to the liabilities to be shifted to the LLC, and, as to the assets, cause the benefits and burdens of ownership of the assets to be transferred to the LLC. In the case of liabilities which constitute deposit accounts liabilities, although Fleet National Bank must be the obligor with respect to the liabilities, the LLC will also be liable to depositors, and, as between Fleet National Bank and the LLC, the LLC will be the ultimate obligor. The provisions of the LLC Operating Agreement allow for Advanta to be allocated a percentage of the liabilities of the LLC that will be sufficient to prevent there being a constructive cash distribution to Advanta in excess of its income tax basis for its interest in the LLC as a result of the transfer of the liabilities to the LLC. See "The Contribution Agreement and Related
Transactions -- LLC Operating Agreement." Because the Advanta contributed assets, together with liabilities, are being transferred to the LLC in exchange for an interest in the LLC, the transaction will not constitute a "disguised sale" of the

Advanta contributed assets under the principles of Treas. Reg. Sections
1.707-3 - 1.707.9. The Advanta transferred liabilities will be treated as "qualified liabilities" within these provisions because the liabilities were incurred in the ordinary course of the trade or business in which the Advanta contributed assets were used or held and all of the assets related to that business are transferred to the LLC, other than assets that are not material to a continuation of the trade or business. Moreover, the amount of the liabilities does not exceed the fair market value of the transferred property. Therefore, the LLC is not treated as having transferred consideration to Advanta by reason of the transfer to the LLC of the Advanta transferred liabilities.

     The provisions of the LLC Operating Agreement prohibit the LLC from distributing any portion of the Advanta contributed assets relating to its goodwill, going concern value, or work force in place to any other member of the LLC within seven years of the date of the contribution without the consent of Advanta. See "The Contribution and Related Transactions -- LLC Operating Agreement." In general, none of these assets can be disposed of by the LLC in a taxable transaction in which gain is recognized to Advanta under Code Sec. 704(c) without the consent of Advanta.

     Consequently, counsel is of the opinion that the LLC will be regarded as a partnership for federal income tax purposes, that Advanta will be regarded as a partner in the partnership, and that the Transaction will not constitute a "disguised sale" of the Advanta contributed assets under the principles of Treas. Reg. Sections 1.707-3 - 1.707-9.

NO APPRAISAL RIGHTS

     Delaware law governs stockholders' rights in connection with the Transaction. Under the applicable provisions of the Delaware General Corporation Law, Advanta's stockholders will not have any right in connection with the Transaction to dissent and seek appraisal of their shares of capital stock.

                           THE CONTRIBUTION AGREEMENT

EFFECTIVE TIME OF THE CONTRIBUTION

     The Transaction will close on the last business day of the calendar quarter to occur after the vote of the stockholders of Advanta in favor of the approval of the Transaction, and the satisfaction or waiver of the other conditions to the Contribution Agreement, or such other date to which Fleet and Advanta may agree in writing. The Contribution Agreement provides that Fleet may elect to give notice that a Closing of the Transaction shall occur at any time other than at the end of a calendar quarter, provided that if such a mid-quarter Closing occurs, then the calculation of managed receivables, gain receivable and Agreed Deficit in connection with the Transaction shall be made as of either the Closing Date or the last business day of the previous calendar quarter, whichever is most favorable to Advanta.

CONDITIONS TO THE CONTRIBUTION

     The respective obligations of the parties to the Contribution Agreement to effect the Transaction are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing, of each of the following conditions: (i) the Transaction shall have been adopted by the affirmative vote of the holders of a majority of the shares of Class A Common Stock and the Class A Preferred Stock entitled to vote, voting together as a single class; (ii) all regulatory approvals required to be obtained by such party to consummate the transactions contemplated by the Contribution Agreement, including, without limitation, any required approval of applicable bank authorities, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and no such approvals shall contain any conditions or restrictions which the Board of Directors of either Fleet or Advanta reasonably determines in good faith will have a Material Adverse Effect (as such term is defined in the Contribution Agreement) or a Fleet Material Adverse Effect (as such term is defined in the Contribution Agreement) or a material limitation on the ability of Fleet to operate the LLC or Advanta to redeem shares of its capital stock following consummation of the Transaction; (iii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Contribution Agreement; (iv) there shall be no order, judgment, decree or injunction (whether temporary, preliminary or permanent) of a United States Federal or state court of competent jurisdiction in effect precluding or materially restricting or making illegal consummation of the transactions contemplated by the Contribution Agreement; (v) certain ancillary agreements (including the LLC Operating Agreement) shall have been executed; provided that this clause (v) shall not be a condition to the obligations of any party to effect the Transaction and the other transactions contemplated thereby if such party has not negotiated in good faith and used its best efforts to negotiate and execute such agreements.

     The obligations of Advanta and its subsidiaries to effect the Transaction are also subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions: (i) Fleet and its subsidiaries shall have performed in all material respects their agreements and covenants contained in or contemplated by the Contribution Agreement which are required to be performed by them at or prior to the Closing; (ii) the representations and warranties of Fleet set forth in the Contribution Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) shall be true and correct (a) on and as of the date of the Contribution Agreement, and (b) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as individually or in the aggregate will not have a Fleet Material Adverse Effect;
(iii) Advanta and its subsidiaries shall have sufficient liabilities which may be transferred to the LLC in accordance with the terms of the Contribution Agreement to permit the closing balance sheet to reflect the Agreed Deficit; provided that in the event Advanta is unable to satisfy this condition and all other conditions to Closing have been satisfied or waived, then the Closing shall be delayed until a date which is within 20 business days after Advanta is first able to satisfy this condition; (iv) Advanta shall have received a certificate signed on behalf of Fleet by an executive officer of Fleet, dated as of the Closing Date, to the effect that the conditions set forth in clauses (i) and (ii) of this paragraph have been satisfied; (v) Advanta shall have received the opinion of Edwards & Angell, counsel to Fleet, relying on Pennsylvania counsel as necessary, in form and substance reasonably satisfactory to Advanta.

     The obligations of Fleet and its subsidiaries to effect the Transaction are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions: (i) Advanta and its subsidiaries shall have performed in all material respects their agreements and covenants contained in or contemplated by the Contribution Agreement which are required to be performed by it at or prior to the Closing;
(ii) the representations and warranties of Advanta set forth in the Contribution Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) shall be true and correct (a) on and as of the date of the Contribution Agreement, and (b) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as will individually or in the aggregate not have a Material Adverse Effect; provided, that for purposes of this clause (ii), any change in the financial condition or results of operations of the consumer credit card business shall be deemed not to result in a breach of any of the representations and warranties of Advanta set forth in the Contribution Agreement; (iii) Fleet shall have received a certificate signed on Advanta's behalf by an executive officer of Advanta, dated the Closing Date, to the effect that the conditions set forth in clauses (i) and
(ii) of this paragraph have been satisfied; (iv) Fleet shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to Advanta, in form and substance reasonably satisfactory to Fleet; (v) since the date of the Contribution Agreement, no bona fide claim which challenges the consummation of the transactions contemplated by the Contribution Agreement shall have been filed which is reasonably likely to materially and adversely affect the ability of the LLC to operate the consumer credit card business in substantially the same manner as it is presently operated; and (vi) all consents and approvals of any persons required in connection with the assignment of the Material Company Contributed Contracts (as such term is defined in the Contribution Agreement) shall have been obtained.

NO SOLICITATION

     In the Contribution Agreement, Advanta agreed that, until the earlier of the Closing or the termination of the Contribution Agreement, Advanta and its subsidiaries and their respective executive officers shall not (and will use their respective commercially reasonable efforts to not permit any of its other officers, directors, agents or affiliates to) directly or indirectly
(i) solicit or encourage inquiries or proposals with respect to, engage in discussions or negotiate with any person or take any other action intended or designed to facilitate the efforts of any person (other than Fleet) relating to the possible acquisition of Advanta's consumer credit card business (whether by way of contribution, purchase of capital stock, purchase of assets or otherwise) (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to Advanta's consumer credit card business to any person, other than the Fleet, relating to a possible Alternative Acquisition by any person, other than Fleet, (iii) enter into an agreement with any person, other than Fleet, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than Fleet.

     The Contribution Agreement further provides that Advanta shall immediately cease any of its activities, discussions or negotiations conducted prior to the date of the Contribution Agreement, with any parties other than Fleet with respect to any of the foregoing, and shall use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to an Alternative Acquisition. In the event Advanta shall receive a proposal for an Alternative Acquisition, it shall promptly inform Fleet as to the Alternative Acquisition and the substance thereof (including the identity of the person making such Alternative Acquisition), and advise Fleet of any developments with respect to such Alternative Acquisition promptly after the occurrence thereof.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Transaction will be paid by the party incurring such expenses; provided, that all costs and expenses (including transfer fees, consent fees and penalty fees) incurred in connection with the assignments of the Material Company Contributed Contracts (except one such agreement as to which the parties have agreed that all costs and expenses shall be borne by Advanta) and the Material Information Technology Contracts (as defined in the Contribution Agreement), and all recording fees, transfer fees, documentary stamps and sales taxes payable in connection with the contribution of Advanta's owned real property and personal property, shall be paid 50% by Advanta and 50% by Fleet, and the LLC shall bear all costs and expenses (including transfer fees, consent fees and penalty fees) incurred either before or after the Closing in connection with the contribution of all other Advanta contributed contracts and Fleet contributed contracts.

EMPLOYEE MATTERS

     The Contribution Agreement provides that Fleet shall offer, on behalf of the LLC, employment effective as of the close of business on the Closing Date to all Company Credit Card Business Employees (as such term is defined in the Contribution Agreement).

     The Contribution Agreement provides that the LLC will assume certain severance costs of Transferred Employees (as such term is defined in the Contribution Agreement) and reimburse Advanta and its subsidiaries in connection with any severance costs incurred by any of them with respect to Company Credit Card Business Employees. See "The Contribution and Related
Transactions -- Certain Transactions."

COMPENSATION AND BENEFITS

     Advanta has agreed in the Contribution Agreement to take reasonable actions necessary to provide that: (i) effective on the Closing Date, the Advanta Corporation Employee Savings Plan account balances of all Company Credit Card Business Employees shall become fully vested; (ii) Advanta, or its affiliates, pay, or cause to be paid, all claims by Transferred Employees and their dependents for medical and dental benefits covered by any of Advanta's medical or dental plans which relate to services rendered on or before the Closing Date to the extent such plans would honor such claims in accordance with their terms;
(iii) the Advanta Management Incentive Plans with Stock Election II, III and IV ("AMIP") are amended to provide, among other things, that employment with the LLC by Transferred Employees will be deemed to be employment with Advanta for the purpose of permitting such employees to receive benefits under the terms of AMIP, to the extent otherwise entitled, with respect to the period ending as of December 31, 1997; (iv) the Advanta Corp. 1992 Stock Option Plan (as amended and restated) is amended, as necessary, to provide with respect to the Transferred Employees for the early vesting of a presently non-exercisable portion of outstanding options as specified above; (v) Advanta makes its election to distribute funds held by it pursuant to its Executive Deferral Plan to Company Credit Card Business Employees by lump sum or over three years, as determined by Advanta; (vi) the change of control plans assumed by the LLC are amended to provide, among other things, that the LLC will assume the liability for payment of benefits under such plans with respect to Transferred Employees; and (vii) Advanta shall pay 50% of the aggregate bonuses payable to certain Transferred Employees. See "The Contribution and Related Transactions -- Certain Transactions."

     The Contribution Agreement further provides that Fleet will ensure that:
(i) the LLC will maintain employee benefit plans, programs, policies and arrangements for the Transferred Employees on terms and conditions generally applicable to similarly situated employees of Fleet; (ii) with respect to eligible Transferred Employees, the LLC shall assume certain Advanta bonuses and severance plans and will pay benefits to the Transferred Employees in accordance with such bonuses and plans; (iii) there will be a trustee to trustee transfer of the account balances of all Transferred Employees held under the Advanta Corp. Employee Savings Plan to a defined contribution plan meeting the requirements of Section 401(a) of the Code maintained for the benefit of employees of the LLC; (iv) Transferred Employees (to the extent otherwise eligible) shall be given credit for all service with Advanta and its affiliates (and predecessors) to the same extent as such service was credited for such purpose by Advanta and its affiliates, under all Fleet benefit plans (other than the Fleet Financial Group, Inc. Pension Plan) for purposes of eligibility and vesting but not for benefit accrual purposes; (v) preexisting conditions under the LLC's medical, dental and disability plans will be waived; and (vi) each Transferred Employee's current level of vacation or paid time off entitlement will be grandfathered, so that vacation or paid time off entitlement under the LLC's vacation policy will never be less than what such Transferred Employee is entitled to on the date of the Contribution Agreement.

CERTAIN COVENANTS

  Conduct of the Business of Advanta and Fleet

     The Contribution Agreement provides that during the period from the date of the Contribution Agreement until the Closing Date, Advanta and its subsidiaries will each conduct its operations relating to the consumer credit card business according to its ordinary and usual course of business, consistent with past practice. During such period, except as expressly contemplated by the Contribution Agreement, without the prior written consent of Fleet, Advanta will not, and will cause each of its subsidiaries involved in the consumer credit card business not to engage in certain practices, including, among others, the conduct of the consumer credit card business other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve Advanta's consumer credit card business and the Advanta contributed assets, and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a material adverse effect upon Advanta's or any of its subsidiaries' ability to perform any of their respective obligations under the Contribution Agreement or to materially adversely affect or delay the ability of any of Advanta or its subsidiaries to obtain any necessary governmental approvals of any regulatory agency or governmental body required for the transactions contemplated by the Contribution Agreement.

  Commercially Reasonable Efforts

     The Contribution Agreement provides that each of the parties to the Contribution Agreement agrees to promptly effect all necessary filings under applicable statutes and use its commercially reasonable efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority) to consummate and make effective the transactions contemplated by the Contribution Agreement.

     The Contribution Agreement further provides that the parties will use their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Contribution Agreement. In particular, Fleet and Advanta will use their respective commercially reasonable efforts to obtain all other consents, authorizations, orders and approvals required in connection with, and waivers of any material violations, breaches and defaults that may be caused by, the consummation of the Contribution Agreement or the other transactions contemplated thereby. With respect to the Material Information Technology Contracts (as such term is defined in the Contribution Agreement) which require consent (or any other form of conditional approval) from any third party prior to or after assignment by Advanta, Advanta and Fleet will each diligently and in good faith exercise reasonable commercial efforts towards obtaining such consents or satisfying any conditions imposed by any third party.

  Tax Reporting

     The Contribution Agreement provides that Advanta and its subsidiaries and Fleet and its subsidiaries acknowledge that they will treat the Transaction as an exchange for membership interests in the LLC that will qualify for nonrecognition of gain or loss to each contributor and the LLC pursuant to the provisions of Subchapter K of the Code and, accordingly, Fleet and Advanta agreed that each of them and the LLC will report the income tax consequences of the Transaction in a manner fully consistent with viewing the Transaction as resulting in the nonrecognition of gain or loss and further agree that they will not take any income tax position inconsistent with viewing the Transaction as resulting in the nonrecognition of gain or loss unless such position would subject the reporting person to a penalty. See "The Contribution and Related Transactions -- Certain Federal Income Tax Consequences."

  Cooperation in Obtaining Approval and Consents

     The terms of the Contribution Agreement provide that the LLC and Fleet agree, and Fleet shall cause Fleet's affiliates to agree, to cause Fleet National Bank to join as joint and several indemnitors, and as irrevocable and unconditional guarantors and sureties of the obligations of the LLC and Fleet Credit Card Bank (a) to the extent requested by any party whose consent, approval or action is required in connection with transfer of the assets and liabilities of Advanta and its subsidiaries relating to the securitization trusts, and (b) with respect to any obligations of Advanta National Bank which are part of the Advanta transferred liabilities, including, without limitation, those arising under promissory notes and certificates of deposit.

     The Contribution Agreement further provides that each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Contribution Agreement.

  Non-Competition and Non-Solicitation

     The Contribution Agreement provides that during the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), except as required in connection with certain retained consumer credit card accounts, neither Advanta nor any of its subsidiaries or any entity which is an affiliate of Advanta (individually and collectively, the "Advanta Parties") shall (a) directly or indirectly engage in any consumer credit card business or activity which is in competition with Advanta's consumer credit card business or the Fleet consumer credit card business in the United States; provided, that ownership of less than 2% of the outstanding capital stock of any publicly traded corporation which is in direct competition with Advanta's consumer credit card business or the Fleet consumer credit card business in the United States shall not violate the foregoing agreement not to compete or (b) use any past or present customer list of Advanta's consumer credit card business or any list of prospective customers generated by use of the know-how, trade secrets or other intellectual property of Advanta's consumer credit card business to solicit, directly or indirectly, any customer of Advanta's consumer credit card business or the Fleet consumer credit card business for any consumer debt product or in its business credit card operations; provided, that nothing in the Contribution Agreement shall require Advanta to destroy any customer lists relating to the consumer credit card business that it may have in its possession or to sort or cull any customer list used by its other businesses or restrict the general use of know-how by Advanta in the conduct of its business.

     The Contribution Agreement further provides that for the period beginning as of the close of business on the Closing Date and ending on the third anniversary thereof, (a) neither Advanta nor any of its subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Fleet, any of its subsidiaries or the LLC or otherwise interfere with any employee of Fleet, any of its subsidiaries or the LLC, in all such cases, engaged in the Advanta consumer credit card business or the Fleet consumer credit card business; provided, that persons solicited by Advanta and its subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of Fleet, any of its subsidiaries or the LLC shall not violate the terms of this covenant and (b) neither Fleet nor any of its subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Advanta or any of its subsidiaries or otherwise interfere with any employee of Advanta or any of its subsidiaries; provided, that persons solicited by Fleet and its subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of Advanta or any of its subsidiaries shall not violate the terms of this covenant.

INSURANCE

     The Contribution Agreement provides that Advanta will retain any and all of its obligations and the obligations of its subsidiaries to pay claims incurred on or prior to the Closing Date under the credit insurance policies and debt cancellation contracts sold by or on behalf of Advanta to certain of its customers on or before the Closing Date. In addition, the Contribution Agreement provides that Advanta will retain all reserves relating to the Credit Insurance Business and will contribute to the LLC all deferred acquisition costs related to the Credit Insurance Business.

REPRESENTATIONS AND WARRANTIES; TERMINATION

     The Contribution Agreement, contains certain representations and warranties of Advanta and Fleet as to, among other things, due organization and good standing, corporate power and authority to enter into the contemplated transactions, material damages or events, reports filed with the Commission, financial statements, information supplied for use in this Proxy Statement, contractual defaults and consents, litigation, title to properties, licenses, intellectual property and information technology, material contracts, environmental matters, condition of contributed assets, real property, compliance with laws, employee benefit plans, labor relations, and conflicts with organizational documents or certain material agreements.

     The Contribution Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to Closing: (i) by mutual written consent of Fleet and Advanta; (ii) by either Fleet or Advanta if the transactions contemplated by the Contribution Agreement have not been consummated by March 31, 1998 (as such date may be extended by mutual agreement, the "Outside Termination Date"); provided, that the right to terminate the Contribution Agreement shall not be available to any party whose failure to fulfill any obligation under the Contribution Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated thereby by the Outside Termination Date; provided, further, that if the failure to consummate the transactions contemplated by the Contribution Agreement by the Outside Termination Date results from the failure of Advanta and its subsidiaries to have sufficient liabilities which may be transferred to the LLC in accordance with the terms of the Contribution Agreement to permit the closing balance sheet to reflect the Agreed Deficit, then the Outside Termination Date shall be extended to June 30, 1998; (iii) by either Fleet or Advanta if any court of competent jurisdiction or other governmental body within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable; or (iv) by Fleet, if (a) Fleet shall discover that any representation or warranty made by Advanta in the Contribution Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or shall not be true and correct as of the Closing Date, except where the failure to be so true and correct individually or in the aggregate would not have a Material Adverse Effect, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then Fleet may not terminate the Contribution Agreement under this clause (iv) until the Outside Termination Date, unless Fleet provides notice to Advanta, at or prior to the date originally scheduled for closing by Advanta specifying in reasonable detail the untruthfulness in the representations or warranties claimed by Fleet, and in no event may Fleet terminate the Contribution Agreement under this clause (iv) if such failure is corrected prior to the Outside Termination Date, (b) there shall have been a breach of any covenant or agreement on the part of Advanta or any of its subsidiaries under the Contribution Agreement resulting in a Material Adverse Effect which shall not be capable of being cured prior to the Outside Termination Date, (c) the stockholders of Advanta fail to approve the Transaction, or (d) Advanta's Board (x) fails to recommend approval and adoption of the Transaction by the stockholders of Advanta or withdraws or amends or modifies in a manner adverse to Fleet its recommendation or approval in respect of the Transaction, (y) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition or (z) fails to convene the Special Meeting on or prior to the Outside Termination Date (other than as a result of any restraining order or injunction or court order or failure of the Commission to clear the Proxy Statement for mailing to Advanta's stockholders on or before that date which is 35 days prior to the Outside Termination Date); or (v) by Advanta, if (a) Advanta shall discover that any representation or warranty made by Fleet in the Contribution Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or shall not be true and correct as of the Closing Date, except where the failure to be so true and correct would not have a Fleet Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Contribution and the other transactions contemplated by the Contribution Agreement, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then Advanta may not terminate the Contribution Agreement under this clause (v) until the Outside Termination Date, unless Advanta provides notice to Fleet, at or prior to the date originally scheduled for closing by Advanta specifying in reasonable detail the untruthfulness in the representations and warranties claimed) by Advanta, and in no event may Advanta terminate the Contribution Agreement under this clause (v) if such failure is corrected prior to the Outside Termination Date or (b) there shall have been a material breach of any covenant or agreement in the Contribution Agreement on the part of Fleet which shall not be capable of being cured prior to the Outside Termination Date.

     If the Contribution Agreement is terminated, it will become void, without liability on the part of any party, except as provided in the following paragraph and except that if the Contribution Agreement is terminated pursuant to clause (iv)(c) or clause (iv)(d)(z) above and an Alternative Acquisition is approved by the Board of Directors of Advanta prior to the first anniversary of the termination of the Contribution Agreement, then Advanta shall be obligated to pay to Fleet within two Business Days after approval by the Board of Directors of an Alternative Acquisition, a termination fee equal to $50 million and shall have no obligation to pay any other amounts or have any other liability on account of damages, expenses or otherwise. No fee or other amount shall be paid to Fleet if it or any subsidiary of Fleet shall be in material breach of its material obligations under the Contribution Agreement.

     Other than in the case of a termination under clause (iv)(c) above, termination will not relieve a party in breach of the Contribution Agreement from liability for any wilful breach of the Contribution Agreement giving rise to the termination.

INDEMNIFICATION

     Following the Closing, Advanta and its subsidiaries which contributed assets to the LLC in the Transaction shall jointly and severally indemnify and hold the LLC, Fleet and the Fleet Contributors harmless from and against any losses sustained by the LLC, Fleet or any of the Fleet Contributors: (i) arising from any breach of any representation or warranty on the part of Advanta or any of such subsidiaries (and for this purpose the representations and warranties of Advanta, except for those relating to material litigation, shall not be deemed to include qualifications as to materiality or Material Adverse Effect); (ii) arising from any breach of any covenant on the part of Advanta or any of such subsidiaries; (iii) arising from a challenge to the validity of the transfer of the securitization trusts (other than arising out of actions or failures to act of Fleet and its affiliates); (iv) related to any action taken by Advanta or any of such subsidiaries with respect to any of its employee benefit plans, including any amendment thereto resulting from the transactions contemplated by the Contribution Agreement; and (v) related to any Non-Assumed Liability (as such term is defined in the Contribution Agreement) which is a liability of Advanta or any of its subsidiaries. Any and all losses shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of Fleet, receivable by Fleet or any its subsidiaries under any insurance policies.

     Neither Advanta nor its subsidiaries shall have any obligation with respect to any indemnification payments under clauses (i) or (iii) above except to the extent that the aggregate indemnification obligations of Advanta and its subsidiaries exceed $15,000,000 in the aggregate, and Advanta and its subsidiaries shall have no obligation with respect to such initial $15,000,000 amount.

     The indemnification provided for in the Contribution Agreement does not cover, and in no event shall any party be liable for, any consequential, incidental or special damages, and in no event may any claim for indemnification be made in an amount which is less than $50,000.

     The Contribution Agreement provides for analogous indemnifications of Advanta and its affiliates by Fleet and certain of its subsidiaries and the LLC.

                          OWNERSHIP OF ADVANTA SHARES

     The information set forth on the following table is furnished as of November 12, 1997, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to Advanta to be the beneficial owner of more than 5% of any class of Advanta's voting securities.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL            PERCENT
  TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP             OF CLASS
-------------------  -----------------------------------------------  ----------            --------
Class A Preferred    The Estate of J. R. Alter(1)...................       1,010             100.00%
Class A Common       Dennis Alter(1)................................   4,868,856(2)(3)(4)     26.76%
                     Neuberger & Berman, LLC(5).....................   2,117,950              11.66%

---------------
(1) The address for the Estate of J. R. Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2) Includes 999,462 shares owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3) Includes 150,000 shares owned by Dennis Alter's wife and 168,824 shares owned by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes an aggregate of 75,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4) Does not include 1,010 shares of Advanta's Class A Preferred Stock and 499,465 shares of Class A Common Stock owned by the Estate of J. R. Alter, the father of Dennis Alter, and 75,000 shares of Class A Common Stock owned by Helen Alter, the mother of Dennis Alter, as to which Dennis Alter disclaims beneficial ownership.

(5) Information as to shares held by Neuberger & Berman, LLC, a registered investment advisor ("Neuberger"), is as of June 2, 1997, as set forth in a
    Schedule 13G filed with the Commission. Under applicable Commission rules, Neuberger is deemed to be the beneficial owner of these shares because it shares the power to vote or direct the vote of and/or shares the power to exercise investment discretion (dispositive power) with respect to these shares. Of these shares, 1,542,500, or 8.49% of the class, are beneficially owned by Neuberger & Berman Focus Portfolio ("Neuberger Portfolio"). Neuberger and Neuberger & Berman Management, Inc. ("Neuberger Management") are deemed to be beneficial owners of the shares beneficially owned by Neuberger Portfolio because Neuberger and Neuberger Management serve as subadviser and investment manager, respectively, of Neuberger Portfolio and thus share power to make decisions regarding whether to retain or dispose of the shares held by Neuberger Portfolio. The address of Neuberger, Neuberger Portfolio and Neuberger Management is 605 Third Avenue, New York, NY 10158-3698.

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director of Advanta, by Advanta's Chief Executive Officer, by each of Advanta's four other most highly compensated executive officers whose compensation exceeded $100,000 during 1996, and by all directors and executive officers as a group, as of October 25, 1997, unless otherwise noted. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable.

     None of Advanta's executive officers or directors beneficially owns any shares of the Class A Preferred Stock or the Class B Preferred Stock (SAILS) Depositary Shares.

                                                        CLASS A COMMON              CLASS B COMMON
                                                    -----------------------     -----------------------
                                                    AMOUNT AND                  AMOUNT AND
                                                    NATURE OF                   NATURE OF
                                                    BENEFICIAL     PERCENT      BENEFICIAL     PERCENT
                       NAME                         OWNERSHIP      OF CLASS     OWNERSHIP      OF CLASS
--------------------------------------------------  ----------     --------     ----------     --------
OFFICER/DIRECTORS
Dennis Alter(1)(2)(3)(4)..........................  4,868,854        26.76%     2,687,922        10.00%
William A. Rosoff(5)(6)...........................          0            *        166,794            *
Alex W. Hart(7)...................................          0            *        576,503         2.15%
Richard A. Greenawalt(8)..........................    497,482         2.73%       534,537         2.01%
OFFICERS
Robert A. Marshall(9).............................        585            *         86,119            *
DIRECTORS
Arthur P. Bellis(10)..............................     60,478            *        141,978            *
Max Botel(11).....................................      8,712            *         49,512            *
Richard J. Braemer(12)(13)........................     64,940            *         88,940            *
William C. Dunkelberg(14).........................      4,500            *         30,500            *
Dana Becker Dunn(15)..............................          0            *          3,750            *
Robert C. Hall(16)................................          0            *         19,000            *
James E. Ksansnak(17).............................          0            *         10,050            *
Ronald Lubner(18).................................          0            *          3,750            *
Ronald J. Naples(19)..............................        750            *         38,250            *
Philip A. Turberg(20).............................     29,886            *         76,886            *
All officers and directors as a group (24 persons)
  (1)(2)(4)(6)(13)(21)............................  5,102,821        27.98%     4,537,811        16.48%

---------------
   * Represents less than 1% of the indicated class of Advanta's Common Stock outstanding as of March 14, 1997.

 (1) Ownership includes 999,462 shares of Advanta's Class A Common Stock owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter, and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

 (2) Ownership includes 150,000 shares of Class A Common Stock and 75,000 shares of Class B Common Stock held by Mr. Alter's wife, as well as 168,824 shares of Class A Common Stock and 175,194 shares of Class B Common Stock held by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes 35,180 shares of Class B Common Stock held by several trusts established by the Estate of J.R. Alter and by Helen Alter for the benefit of Mr. Alter's minor children, for which trusts Mr. Alter serves as a trustee. Also includes 75,000 shares of Advanta's Class A Common Stock and 75,000 shares of Advanta's Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares of Advanta's Class A Common Stock and 22,600 of Advanta's Class B Common Stock held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

 (3) Ownership includes options to purchase 337,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

 (4) Ownership does not include 1,010 shares of Advanta's Class A Preferred Stock, 499,465 shares of Advanta's Class A Common Stock and 357,885 shares of Class B Common Stock owned by the estate of J.R. Alter, the father of Dennis Alter, and 75,000 shares of both Advanta's Class A Common Stock and Class B Common Stock owned by Helen Alter, the mother of Dennis Alter, as to all of which shares Dennis Alter disclaims beneficial ownership.

 (5) Ownership includes options to purchase 12,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

 (6) Ownership does not include 150,000 shares of each of Advanta's Class A and Class B Common Stock held by a trust established by Mr. Alter for the benefit of his minor children, as to which shares Mr. Rosoff shares voting and investment powers as a co-trustee of the trust. Such share ownership is reflected in the ownership table under Mr. Alter's name.

 (7) Ownership includes options to purchase 262,500 shares of the Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

 (8) Information as to shares owned by Mr. Greenawalt is as of March 14, 1997, the most recent practicable date for which Advanta has information. Ownership includes 63,475 shares of Advanta's Class A Common Stock and 49,450 shares of Advanta's Class B Common Stock owned by Mr. Greenawalt's wife and 41,442 shares of Class A Common Stock and 470 shares of Class B Common Stock held by Mr. Greenawalt as custodian for his children. Mr. Greenawalt disclaims beneficial ownership of all such shares.

 (9) Information as to shares owned by Mr. Marshall is as of March 14, 1997, the most recent practicable date for which Advanta has information. Ownership includes options to purchase 41,250 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(10) Ownership includes options to purchase 31,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans and otherwise.

(11) Ownership includes options to purchase 5,000 shares of Advanta's Class A Common Stock and 36,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans and otherwise.

(12) Ownership includes options to purchase 26,670 shares of Advanta's Class A Common Stock and 58,170 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans and otherwise.

(13) Ownership does not include 75,000 shares of Advanta's Class A Common Stock and 75,000 shares of Advanta's Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which shares Mr. Braemer shares voting and investment powers as a trustee of the foundation. Such share ownership is reflected in the ownership table under Mr. Alter's name.

(14) Ownership includes options to purchase 3,000 shares of Advanta's Class A Common Stock and 30,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(15) Ownership includes options to purchase 3,750 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Options Plans.

(16) Ownership includes options to purchase 18,000 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(17) Ownership includes options to purchase 9,750 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(18) Ownership includes options to purchase 3,750 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(19) Ownership includes options to purchase 37,500 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(20) Ownership includes options to purchase 7,500 shares of Advanta's Class A Common Stock and 39,000 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans.

(21) Ownership includes options to purchase 60,920 shares of Advanta's Class A Common Stock and 1,295,720 shares of Advanta's Class B Common Stock pursuant to Advanta's Stock Option Plans. Ownership does not include any amounts in respect of Messrs. Greenawalt or Marshall, as neither of them was serving as a director or officer of Advanta as of October 25, 1997.

                             MARKET PRICES AND DIVIDENDS

     The Class A Common Stock, Class B Common Stock and Class B Preferred Stock (SAILS) Depositary Shares are traded in the Nasdaq National Market and prices are quoted on Nasdaq under the symbol "ADVNA", "ADVNB" and "ADVNZ," respectively. The following table sets forth, for each of the periods indicated, the high and low reported quotations per Share as quoted on Nasdaq and reported by the Dow Jones News Retrieval Service.

                               CALENDAR YEAR                              HIGH       LOW
    -------------------------------------------------------------------  ------     ------
    CLASS A COMMON STOCK
    1995
      First Quarter....................................................  $34.75     $25.50
      Second Quarter...................................................   42.50      33.00
      Third Quarter....................................................   46.25      39.50
      Fourth Quarter...................................................   48.88      37.50
    1996
      First Quarter....................................................  $53.50     $34.75
      Second Quarter...................................................   58.25      46.50
      Third Quarter....................................................   53.00      41.00
      Fourth Quarter...................................................   50.00      40.00
    1997
      First Quarter....................................................  $53.25     $26.88
      Second Quarter...................................................   36.75      20.31
      Third Quarter....................................................   36.69      28.06
      Fourth Quarter...................................................   38.50      24.75
    1998
      First Quarter(through January 16, 1998)..........................  $28.38     $26.81

                               CALENDAR YEAR                              HIGH       LOW
    -------------------------------------------------------------------  ------     ------
    CLASS B COMMON STOCK
    1995
      First Quarter....................................................  $32.25     $24.50
      Second Quarter...................................................   38.75      30.75
      Third Quarter....................................................   42.50      36.00
      Fourth Quarter...................................................   45.00      35.13
    1996
      First Quarter....................................................  $49.25     $33.75
      Second Quarter...................................................   52.50      43.50
      Third Quarter....................................................   48.25      39.75
      Fourth Quarter...................................................   48.50      38.25
    1997
      First Quarter....................................................  $51.56     $25.88
      Second Quarter...................................................   35.69      19.50
      Third Quarter....................................................   35.63      26.50
      Fourth Quarter...................................................   37.50      24.00
    1998
      First Quarter (through January 16, 1998).........................  $28.00     $25.63

                               CALENDAR YEAR                              HIGH       LOW
    -------------------------------------------------------------------  ------     ------
    CLASS B PREFERRED STOCK (SAILS) DEPOSITARY SHARES
    1995
      First Quarter....................................................      NA         NA
      Second Quarter...................................................      NA         NA
      Third Quarter....................................................  $43.00     $37.13
      Fourth Quarter...................................................   44.00      36.63
    1996
      First Quarter....................................................  $46.75     $36.25
      Second Quarter...................................................   49.25      42.50
      Third Quarter....................................................   47.00      39.13
      Fourth Quarter...................................................   45.75      38.00
    1997
      First Quarter....................................................  $49.50     $28.50
      Second Quarter...................................................   35.75      22.00
      Third Quarter....................................................   37.00      29.75
      Fourth Quarter...................................................   37.50      25.00
    1998
      First Quarter (through January 16, 1998).........................  $28.75     $26.00

     On October 27, 1997, the last full trading day prior to the public announcement of the Transaction, the last reported sale quotation of the Class A Common Stock was $33.50, the last reported sale quotation of the Class B Common Stock was $32.25 and the last reported sale quotation of the Class B Preferred Stock (SAILS) Depositary Shares was $35.625.

                         SELECTED FINANCIAL INFORMATION

     Set forth below is certain summary consolidated historical financial information of the Company and its subsidiaries. The historical information (other than the ratio of earnings to fixed charges) was derived from the audited consolidated financial statements included in the Company's Annual Report of Form 10-K for the year ended December 31, 1996 (the "Company's 1996 Annual Report"), and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "Company's 1997 Third Quarter Report") and other information and data contained in the Company's 1996 Annual Report and the Company's 1997 Third Quarter Report. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below.

                              FINANCIAL HIGHLIGHTS

                      SELECTED FINANCIAL DATA (UNAUDITED)

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                               -------------------------   -----------------------------------------------------
                                                  1997          1996          1996          1995          1994          1993
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
  Net operating revenues(1)..................  $   652,919   $   610,127   $   850,977   $   615,914   $   447,837   $   334,224
    Net interest income......................       92,372        56,247        78,265        72,900        70,381        78,644
    Noninterest revenues.....................      560,547       587,700       806,532       543,014       395,808       255,580
  Provision for credit losses................      158,886        66,963        96,862        53,326        34,198        29,802
  Operating expenses.........................      456,279       379,249       523,174       350,685       266,784       181,167
    Income before income taxes and
      extraordinary items....................       37,754       197,735       264,761       211,903       165,207       123,255
    Income before extraordinary items........       28,013       130,506       175,657       136,677       106,063        77,920
  Net income.................................       28,013       130,506       175,657       136,677       106,063        76,647
PER COMMON SHARE DATA
  Income before extraordinary items..........         0.60   $      2.89   $      3.89   $      3.20   $      2.58   $      1.95
  Net income.................................         0.60          2.89          3.89          3.20          2.58          1.92
  Cash dividends declared(3)
    Class A..................................        0.330         0.270          .380          .290          .217          .167
    Class B..................................        0.396         0.324          .456          .348          .260          .200
  Book value.................................        18.04         17.14         18.06         14.35         11.12          8.82
  Average shares used to compute EPS(4)......       46,108        45,097        45,073        42,670        41,046        39,777
  Closing stock price
    Class A..................................        29.13         46.00         42.75         38.25         26.25         33.25
    Class B..................................        27.25         42.75         40.88         36.38         25.25         29.00
FINANCIAL CONDITION--YEAR END
  Investments and money market instruments...  $ 2,805,695   $ 1,430,165   $ 1,671,309   $ 1,090,047   $   671,661   $   542,222
  Gross receivables Owned....................    2,681,682     3,047,412     2,656,641     2,762,927     1,964,444     1,277,305
    Securitized..............................   13,705,635    12,749,946    13,632,552     9,452,428     6,190,793     3,968,856
    Managed..................................   16,387,317    15,797,358    16,289,193    12,215,355     8,155,237     5,246,161
  Total assets
    Owned....................................    6,702,667     5,606,676     5,583,959     4,524,259     3,113,048     2,140,195
    Managed..................................   20,795,966    18,356,622    19,216,511    13,976,687     9,303,841     6,109,051
  Deposits...................................    2,942,115     1,820,894     1,860,058     1,906,601     1,159,358     1,254,881
  Long-term debt.............................    1,411,987     1,385,880     1,393,095       587,877       666,033       368,372
  Stockholders' equity.......................      880,187       798,395       852,036       672,964       441,690       342,741
  Capital securities(5)......................      100,000             0       100,000             0             0             0
  Stockholders' equity, long-term debt and
    capital securities.......................    2,392,174     2,184,275     2,345,131     1,260,841     1,107,723       711,113
SELECTED FINANCIAL RATIOS(9)
  Return on average assets...................         0.58%         3.16%         3.16%         4.06%         4.47%         3.91%
  Return on average common equity............         4.10         25.95         25.31         26.15         26.97         27.50
  Return on average total equity(6)..........         3.26         22.72         22.07         24.75         26.97         27.50
  Equity/managed assets(6)...................         4.71          4.35          4.95          4.81          4.75          5.61
  Equity/owned assets(6).....................        14.62         14.24         17.05         14.87         14.19         16.01


                                                      YEAR ENDED
                                                      DECEMBER 31,         FIVE-YEAR
                                                  1992          1991        CAGR(2)
                                               -----------   -----------   ---------
SUMMARY OF OPERATIONS
  Net operating revenues(1)..................  $   266,320   $   207,347       33%
    Net interest income......................       73,176        73,990        1
    Noninterest revenues.....................      193,144       133,357       43
  Provision for credit losses................       47,138        55,461       12
  Operating expenses.........................      142,082       112,567       36
    Income before income taxes and
      extraordinary items....................       77,100        39,319       46
    Income before extraordinary items........       48,037        25,165       47
  Net income.................................       48,037        25,165       47
PER COMMON SHARE DATA
  Income before extraordinary items..........  $      1.38   $       .81       37%
  Net income.................................         1.38           .81       37
  Cash dividends declared(3)
    Class A..................................         .107          .063       43
    Class B..................................         .104           N/A        *
  Book value.................................         5.22          3.70       37
  Average shares used to compute EPS(4)......       34,590        31,044        8
  Closing stock price
    Class A..................................        21.58         11.50       30
    Class B..................................        19.33           N/A        *
FINANCIAL CONDITION--YEAR END
  Investments and money market instruments...  $   521,567   $   270,267       44%
  Gross receivables Owned....................      998,244     1,273,420       16
    Securitized..............................    2,721,726     1,573,164       54
    Managed..................................    3,719,970     2,846,584       42
  Total assets
    Owned....................................    1,775,067     1,716,350       27
    Managed..................................    4,496,793     3,289,514       42
  Deposits...................................    1,204,486     1,205,035        9
  Long-term debt.............................      173,668       112,609       65
  Stockholders' equity.......................      174,870       118,859       48
  Capital securities(5)......................            0             0        *
  Stockholders' equity, long-term debt and
    capital securities.......................      348,538       231,468       59
SELECTED FINANCIAL RATIOS(9)
  Return on average assets...................         2.82%         1.63%       *
  Return on average common equity............        33.32         27.09
  Return on average total equity(6)..........        33.32         27.09        *
  Equity/managed assets(6)...................         3.89          3.61        *
  Equity/owned assets(6).....................         9.85          6.93        *

                                                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                               -------------------------   -----------------------------------------------------
                                                  1997          1996          1996          1995          1994          1993
                                               -----------   -----------   -----------   -----------   -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Dividend payout............................        60.50         10.28         10.75          9.97          9.24          9.56
  Managed net interest margin(7).............         7.55          6.08          6.32          5.87          6.72          7.77
  As a percentage of managed receivables:
    Total loans 30 days or more
      delinquent(8)..........................          5.7           4.2           5.4           3.3           2.7           3.6
    Net charge-offs(8).......................          5.4           3.0           3.2           2.2           2.3           2.9
    Other operating expenses.................          3.4           2.9           2.9           2.9           3.7           4.1


                                                      YEAR ENDED
                                                      DECEMBER 31,         FIVE-YEAR
                                                  1992          1991        CAGR(2)
                                               -----------   -----------   ---------

  Dividend payout............................         7.69          7.85        *
  Managed net interest margin(7).............         8.05          7.54        *
  As a percentage of managed receivables:
    Total loans 30 days or more
      delinquent(8)..........................          5.0           5.6        *
    Net charge-offs(8).......................          3.4           3.2        *
    Other operating expenses.................          4.4           4.6        *

---------------

(1) Excludes gains on sales of credit card relationships in 1996 and 1994.

(2) Compound annual growth rate from December 31, 1991.

(3) 1992 cash dividends include dividends for three quarters on the Class B common stock and the full year on the Class A common stock, adjusted to reflect the effective stock split.

(4) Includes common stock equivalents. 1997, 1996 and 1995 amounts include equivalent shares related to convertible Class B Preferred stock.

(5) Represents Advanta-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of Advanta.

(6) At December 31, 1996 and September 30, 1997, return on average total equity, equity/managed assets and equity/owned assets include capital securities as equity. The ratios without capital securities were 22.31%, 4.43% and 15.26%, respectively at December 31, 1996, and 3.65%, 4.23% and 13.13%, respectively at September 30, 1997.

(7) Combination of owned interest-earning assets/interest-bearing liabilities and securitized credit card assets/liabilities.

(8) The 1996 figures reflect the adoption of a new charge-off methodology in August 1996 relating to credit card bankruptcies (see Asset Quality).

(9) The ratios for the nine month periods ended September 30, 1997 and 1996 are annualized.
 *  Not meaningful.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information has been prepared by Advanta to illustrate the estimated effects of the Transaction as described under "The Contribution and Related Transactions" in this Proxy Statement. The following tables present (i) the historical consolidated income statements for the nine months ended September 30, 1997 (unaudited) and the year ended December 31, 1996, and the unaudited historical consolidated balance sheet as of September 30, 1997 for Advanta and its subsidiaries and (ii) the unaudited pro forma consolidated income statements for the nine months ended September 30, 1997 and the year ended December 31, 1996 and the unaudited pro forma consolidated balance sheet as of September 30, 1997 for Advanta giving effect to the Pro Forma Adjustments described below. The pro forma consolidated income statements were prepared assuming that the Contribution had occurred January 1, 1996. The pro forma consolidated balance sheet was prepared assuming that the Contribution had occurred September 30, 1997.

     The unaudited pro forma consolidated financial statements presented below do not purport to represent what the results of operations or financial position would actually have been if the Transaction had occurred on the dates referred to above. Also, the unaudited pro forma consolidated financial statements are not indicative of the future results of operations or financial position of Advanta to be expected in future periods. A substantial portion of corporate expenses incurred in the past have been to support the operations to be contributed. Also, Advanta has incurred expenditures in the past for new businesses and product development. Associated with the Transaction, Advanta intends to substantially reduce corporate expenses and expenses associated with business and product development not directly associated with its mortgage and business service companies. No pro forma adjustments have been reflected associated with Advanta's plans to reduce these expenses. Further, the Pro Forma Adjustments do not reflect a restructuring charge related to the planned reduction in corporate expenses or transaction expenses associated with the Transaction. The Pro Forma Adjustments also do not reflect any impact for the intended purchase of between $750 million and $850 million of Advanta's common stock. The restructuring charge and transaction expenses will be incurred in the period that the Transaction is consummated. The Pro Forma Adjustments are based upon available information and certain assumptions that Advanta believes are reasonable.

                         ADVANTA CORP. AND SUBSIDIARIES

               PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                   ADVANTA CORP.                             ADVANTA CORP.
                                                  AND SUBSIDIARIES        PRO FORMA         AND SUBSIDIARIES
                                                     HISTORICAL          ADJUSTMENTS           PRO FORMA
                                                  ----------------     ----------------     ----------------
                                                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans and leases..............................      $224,994            $ (154,490)(A)        $ 70,504
  Investments...................................       107,051               (22,522)(A)          84,529
                                                      --------             ---------            --------
Total interest income...........................       332,045              (177,012)            155,033
Total interest expense..........................       239,673              (138,947)(B)         100,726
                                                      --------             ---------            --------
NET INTEREST INCOME.............................        92,372               (38,065)             54,307
                                                      --------             ---------            --------
Provision for credit losses.....................       158,886              (141,231)(A)          17,655
                                                      --------             ---------            --------
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR
  CREDIT LOSSES.................................       (66,514)              103,166              36,652
                                                      --------             ---------            --------
Noninterest revenues:
  Gain on sale of credit cards..................            --                    --(A)               --
  Other noninterest revenues....................       560,547              (405,747)(A)         154,800
                                                      --------             ---------            --------
Total noninterest revenues......................       560,547              (405,747)            154,800
                                                      --------             ---------            --------
Operating expenses:
  Amortization of credit card deferred
     origination costs, net.....................        47,916               (44,543)(A)           3,373
  Other operating expenses......................       408,363              (216,937)(C)         191,426
                                                      --------             ---------            --------
Total operating expenses........................       456,279              (261,480)            194,799
INCOME (LOSS) BEFORE INCOME TAXES...............        37,754               (41,101)             (3,347)
                                                      --------             ---------            --------
PROVISION (BENEFIT) FOR INCOME TAXES............         9,741               (14,385)(D)          (4,644)
                                                      --------             ---------            --------
NET INCOME (LOSS)...............................      $ 28,013            $  (26,716)           $  1,297
                                                      ========             =========            ========
Earnings per common share.......................      $   0.60                                  $   0.03
                                                      ========                                  ========
Average common shares outstanding...............        46,108                                    46,108
                                                      ========                                  ========

---------
NOTES TO PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

(A) The pro forma consolidated income statement reflects the elimination of income and expense related to the results of operations reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") as if the transaction had occurred for the periods presented.

(B) The pro forma consolidated income statement reflects (1) interest expense reflected in the Unaudited Historical Combined Financial Statements of the Division, and (2) an adjustment of approximately $55.2 million to reflect approximately $1.3 billion of additional interest bearing liabilities to be transferred in the Contribution above the amount of interest bearing liabilities reflected in the Unaudited Historical Combined Financial Statements of the Division. The $1.3 billion of additional interest bearing liabilities will be transferred from Advanta National Bank (ANB), where the predominance of the credit card operations are conducted and were incurred in the ordinary course of ANB's business.

(C) The pro forma consolidated income statement reflects the reduction in other operating expenses related to (1) the results of operations reflected in the Unaudited Historical Combined Financial Statements of the Division had the transaction occurred for the periods presented, (2) $399,000 of additional depreciation expense for fixed assets to be transferred to the LLC that were not dedicated to the Division, and (3) $3.2 million of operating expenses for an Advanta Corp. support group whose operations will be transferred to the LLC.

(D) The pro forma consolidated income statement reflects the net effects of the Pro Forma Adjustments at the statutory federal tax rate of 35% for the period presented.

                         ADVANTA CORP. AND SUBSIDIARIES

               PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996

                                                       ADVANTA CORP.                       ADVANTA CORP.
                                                      AND SUBSIDIARIES    PRO FORMA       AND SUBSIDIARIES
                                                         HISTORICAL      ADJUSTMENTS         PRO FORMA
                                                      ----------------   -----------      ----------------
                                                            ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Loans and leases..................................      $267,823        $(220,745)(A)       $ 47,078
  Investments.......................................        80,142          (14,657)(A)         65,485
                                                          --------        ---------           --------
Total interest income...............................       347,965         (235,402)           112,563
Total interest expense..............................       269,700         (230,642)(B)         39,058
                                                          --------        ---------           --------
NET INTEREST INCOME.................................        78,265           (4,760)            73,505
                                                          --------        ---------           --------
Provision for credit losses.........................        96,862         (104,128)(A)         (7,266)
                                                          --------        ---------           --------
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR
  CREDIT LOSSES.....................................       (18,597)          99,368             80,771
Noninterest revenues:
  Gain on sale of credit cards......................        33,820          (33,820)(A)             --
  Other noninterest revenues........................       772,712         (605,000)(A)        167,712
                                                          --------        ---------           --------
Total noninterest revenues..........................       806,532         (638,820)           167,712
                                                          --------        ---------           --------
Operating expenses:
  Amortization of credit card deferred origination
     costs, net.....................................        88,517          (86,088)(A)          2,429
  Other operating expenses..........................       434,657         (246,467)(C)        188,190
                                                          --------        ---------           --------
Total operating expenses............................       523,174         (332,555)           190,619
INCOME BEFORE INCOME TAXES..........................       264,761         (206,897)            57,864
PROVISION FOR INCOME TAXES..........................        89,104          (72,414)(D)         16,690
                                                          --------        ---------           --------
NET INCOME..........................................      $175,657        $(134,483)          $ 41,174
                                                          ========        =========           ========
Earnings per common share...........................      $   3.89                            $   0.91
                                                          ========                            ========
Average common shares outstanding...................        45,073                              45,073
                                                          ========                            ========

---------------
NOTES TO PRO FORMA UNAUDITED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996

(A) The pro forma consolidated income statement reflects the elimination of income and expense related to the results of operations reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") as if the transaction had occurred for the periods presented.
(B) The pro forma consolidated income statement reflects (1) interest expense reflected in the Unaudited Historical Combined Financial Statements of the Division, and (2) an adjustment of approximately $67.4 million to reflect approximately $1.3 billion of additional interest bearing liabilities to be transferred in the Contribution above the amount of interest bearing liabilities reflected in the Unaudited Historical Combined Financial Statements of the Division. The $1.3 billion of additional interest bearing liabilities will be transferred from Advanta National Bank (ANB), where the predominance of the credit card operations are conducted and were incurred in the ordinary course of ANB's business.

(C) The pro forma consolidated income statement reflects the reduction in other operating expenses related to (1) the results of operations reflected in the Unaudited Historical Combined Financial Statements of the Division had the transaction occurred for the periods presented, (2) $302,000 of additional depreciation expense for fixed assets to be transferred to the LLC that were not dedicated to the Division, and (3) $3.9 million of operating expenses for an Advanta Corp. support group whose operations will be transferred to the LLC.

(D) The pro forma consolidated income statement reflects the net effects of the Pro Forma Adjustments at the statutory federal tax rate of 35% for the period presented.

                         ADVANTA CORP. AND SUBSIDIARIES

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                                                     ADVANTA CORP.                       ADVANTA CORP.
                                                    AND SUBSIDIARIES    PRO FORMA       AND SUBSIDIARIES
                                                       HISTORICAL      ADJUSTMENTS         PRO FORMA
                                                    ----------------   -----------      ----------------
                                                                      ($ IN THOUSANDS)
ASSETS
Cash..............................................     $  109,787      $  (106,179)(A)     $    3,608
Federal funds sold and interest-bearing deposits
  with banks......................................      1,406,688         (515,430)(A)        891,258
Investments available for sale....................      1,399,007               --          1,399,007
Loan and lease receivables, net:
  Available for sale..............................      1,040,028         (374,431)(A)        665,597
  Other loan and lease receivables, net...........      1,599,045       (1,239,534)(A)        359,511
                                                       ----------      -----------         ----------
Total loan and lease receivables, net.............      2,639,073       (1,613,965)         1,025,108
                                                       ----------      -----------         ----------
Premises and equipment, net.......................        136,636          (84,243)(B)         52,393
Amounts due from credit card securitizations......        286,680         (286,680)(A)             --
Other assets......................................        724,796         (231,650)(C)        493,146
                                                       ----------      -----------         ----------
          Total assets............................     $6,702,667      $(2,838,147)        $3,864,520
                                                       ==========      ===========         ==========
LIABILITIES
Deposits..........................................     $2,942,115      $(2,184,938)(D)     $  757,177
Debt and other borrowings.........................      2,517,552       (1,089,931)(D)      1,427,621
Other liabilities.................................        262,813          (93,278)(E)        169,535
                                                       ----------      -----------         ----------
          Total liabilities.......................      5,722,480       (3,368,147)         2,354,333
                                                       ----------      -----------         ----------
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely
  subordinated debentures of the Company..........        100,000               --            100,000
STOCKHOLDERS' EQUITY
Class A preferred stock, $1,000 par value:
  authorized, issued and outstanding -- 1,010
  shares..........................................          1,010               --              1,010
Class B preferred stock, $.01 par value:
  authorized -- 1,000,000 shares; issued -- 25,000
  shares..........................................
Class A common stock, $.01 par value:
  authorized -- 200,000,000 shares;
  issued -- 18,180,612 shares.....................            182               --                182
Class B common stock, $.01 par value:
  authorized -- 200,000,000 shares;
  issued -- 26,482,135 shares.....................            264               --                264
Additional paid-in capital, net...................        342,806               --            342,806
Retained earnings, net............................        548,638          530,000(F)       1,078,638
Less: Treasury stock at cost, 357,784 Class B
  common shares...................................        (12,713)              --            (12,713)
                                                       ----------      -----------         ----------
          Total stockholders' equity..............        880,187          530,000          1,410,187
                                                       ----------      -----------         ----------
          Total liabilities and stockholders'
            equity................................     $6,702,667      $(2,838,147)        $3,864,520
                                                       ==========      ===========         ==========

---------------
NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997

(A) Represents the contribution to the LLC of assets and liabilities reflected in the Unaudited Historical Combined Financial Statements of Advanta Personal Payment Services (the "Division") had the Contribution occurred at the balance sheet date.

NOTES TO PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1997 (CONTINUED)

(B) Represents (1) the contribution to the LLC of property and equipment dedicated to the Division and (2) $6.3 million of fixed assets to be transferred to the LLC that were not dedicated to the Division.

(C) Represents (1) the contribution to the LLC of other assets dedicated to the Division except for $8.7 million of Credit Insurance Business related assets that will not be transferred to the LLC and (2) Advanta's membership interest in the LLC valued at $20 million.

(D) Represents the contribution to the LLC of deposits, debt and other borrowings by an amount equaling total assets of the Division plus an additional $510 million of liabilities representing a portion of the premium received by Advanta, less other liabilities transferred to the LLC in accordance with the Contribution Agreement.

(E) Represents the reduction of other liabilities related to (1) the balance reflected in the Unaudited Historical Combined Financial Statements of the Division had the Contribution occurred at the balance sheet date and (2) $40 million of accrued interest payable on the deposits, debt and other borrowings discussed in [D] above, net of (3) $11.8 million of Credit Insurance Business related liabilities that will not be transferred to the LLC.

(F) Represents the increase in retained earnings resulting from the gain of $530 million on the transaction, consisting of liabilities in excess of assets transferred of $510 million and Advanta's membership interest in the LLC valued at $20 million.

                       UNAUDITED FINANCIAL STATEMENTS OF
                       ADVANTA PERSONAL PAYMENT SERVICES

     Set forth below are (i) the unaudited historical combined income statements for the nine months ended September 30, 1997 and September 30, 1996 and the years ended December 31, 1996, December 31, 1995 and December 31, 1994, and (ii) the unaudited historical combined balance sheet as of September 30, 1997, December 31, 1996 and December 31, 1995 and (iii) the unaudited historical combined statements of changes in division capital for the nine months ended September 30, 1997 and the years ended December 31, 1996, December 31, 1995 and December 31, 1994 and (iv) the unaudited historical combined statements of cash flows for the nine months ended September 30, 1997 and September 30, 1996 and the years ended December 31, 1996, December 31, 1995 and December 31, 1994, for the Advanta Personal Payment Services, the division of Advanta which conducts its consumer credit card business.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                              HISTORICAL COMBINED
                              FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
HISTORICAL COMBINED FINANCIAL STATEMENTS (UNAUDITED)
  Combined Balance Sheets.............................................................   38
  Combined Statements of Income.......................................................   39
  Combined Statements of Changes in Division Capital..................................   40
  Combined Statements of Cash Flows...................................................   41
  Notes to Combined Financial Statements..............................................   42

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                DECEMBER 31,
                                                        SEPTEMBER 30,     -------------------------
                                                            1997             1996           1995
                                                        -------------     ----------     ----------
                                                                     ($ IN THOUSANDS)
ASSETS:
  Cash................................................   $   106,179      $  166,982     $   50,383
  Restricted interest-bearing deposits................       515,430         333,923        262,392
  Loan receivables, net:
     Available for sale...............................       374,431       1,062,930        776,737
     Other loan receivables, net......................     1,239,534         941,157      1,540,622
                                                          ----------      ----------     ----------
  Total loan receivables, net.........................     1,613,965       2,004,087      2,317,359
  Premises and equipment (at cost less accumulated
     depreciation of $43,091 for September 30, 1997,
     $32,456 for 1996, and $22,052 for 1995)..........        77,976          65,016         25,470
  Amounts due from securitizations....................       286,680         399,359        190,819
  Other assets........................................       260,340         211,709        145,561
                                                          ----------      ----------     ----------
          Total assets................................   $ 2,860,570      $3,181,076     $2,991,984
                                                          ==========      ==========     ==========
LIABILITIES AND DIVISION CAPITAL:
  Payable to Advanta Corp. and affiliates.............   $ 2,112,488      $2,449,808     $2,325,225
  Other liabilities...................................        65,057          70,232        143,795
                                                          ----------      ----------     ----------
          Total liabilities...........................     2,177,545       2,520,040      2,469,020
  Division capital....................................       683,025         661,036        522,964
                                                          ----------      ----------     ----------
          Total liabilities and division capital......   $ 2,860,570      $3,181,076     $2,991,984
                                                          ==========      ==========     ==========

            The accompanying notes to combined financial statements
              are an integral part of these financial statements.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                         COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                      ---------------------     ----------------------------------
                                        1997         1996         1996         1995         1994
                                      --------     --------     --------     --------     --------
                                                            ($ IN THOUSANDS)
INTEREST INCOME:
  Loans.............................  $154,490     $167,551     $220,745     $161,116     $117,603
  Interest-bearing deposits.........    22,522       10,269       14,657       11,286        5,496
                                      --------     --------     --------     --------     --------
          Total interest income.....   177,012      177,820      235,402      172,402      123,099
                                      --------     --------     --------     --------     --------
          Total interest expense....    83,717      128,350      163,200      103,171       64,999
                                      --------     --------     --------     --------     --------
NET INTEREST INCOME.................    93,295       49,470       72,202       69,231       58,100
                                      --------     --------     --------     --------     --------
          Provision for credit
            losses..................   141,231       59,018      104,128       41,661       24,295
                                      --------     --------     --------     --------     --------
NET INTEREST (LOSS) INCOME AFTER
  PROVISION FOR CREDIT LOSSES.......   (47,936)      (9,548)     (31,926)      27,570       33,805
                                      --------     --------     --------     --------     --------
NON-INTEREST REVENUES:
  Gain on sale of credit cards......        --       33,820       33,820           --       18,352
  Other non-interest revenues.......   405,747      436,010      605,000      433,965      317,493
                                      --------     --------     --------     --------     --------
          Total non-interest
            revenues................   405,747      469,830      638,820      433,965      335,845
                                      --------     --------     --------     --------     --------
OPERATING EXPENSES:
  Amortization of credit card
     deferred origination costs,
     net............................    44,543       66,021       86,088       71,805       39,370
  Other operating expenses..........   213,369      174,239      242,274      167,011      132,607
                                      --------     --------     --------     --------     --------
          Total operating
            expenses................   257,912      240,260      328,362      238,816      171,977
                                      --------     --------     --------     --------     --------
INCOME BEFORE INCOME
  TAXES.............................    99,899      220,022      278,532      222,719      197,673
                                      --------     --------     --------     --------     --------
PROVISION FOR INCOME TAXES..........    36,791       77,488      101,198       81,224       72,365
                                      --------     --------     --------     --------     --------
NET INCOME..........................  $ 63,108     $142,534     $177,334     $141,495     $125,308
                                      ========     ========     ========     ========     ========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION CAPITAL
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                  (UNAUDITED)

                                                                                ($ IN THOUSANDS)
                                                                                ----------------
BALANCE, JANUARY 1, 1994......................................................      $265,946
  Changes in division capital.................................................       (48,503)
  Net income..................................................................       125,308
                                                                                    --------
BALANCE, DECEMBER 31, 1994....................................................       342,751
  Changes in division capital.................................................        38,718
  Net income..................................................................       141,495
                                                                                    --------
BALANCE, DECEMBER 31, 1995....................................................       522,964
  Changes in division capital.................................................       (39,262)
  Net income..................................................................       177,334
                                                                                    --------
BALANCE, DECEMBER 31, 1996....................................................       661,036
  Changes in division capital.................................................       (41,119)
  Net income..................................................................        63,108
                                                                                    --------
BALANCE, SEPTEMBER 30, 1997...................................................      $683,025
                                                                                    ========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                   -----------------------   ---------------------------------------
                                     1997         1996          1996          1995          1994
                                   ---------   -----------   -----------   -----------   -----------
                                                           ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income.......................  $  63,108   $   142,534   $   177,334   $   141,495   $   125,308
Adjustments to reconcile net
  income to net cash provided by
  (used in) operations:
Provision for credit losses......    141,231        59,018       104,128        41,661        24,295
Depreciation and amortization....     10,487         5,607         8,210         3,824         3,382
Net increase in other assets and
  amounts due from
  securitizations................    (55,952)     (221,359)     (274,688)     (129,812)      (46,168)
Net (decrease) increase in other
  liabilities....................     (5,175)      (64,613)      (73,563)       38,278        41,612
                                   ---------   -----------   -----------    ----------    ----------
Net cash provided by (used in)
  operating activities...........    153,699       (78,813)      (58,579)       95,446       148,429
                                   ---------   -----------   -----------    ----------    ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Net change in interest-bearing
  deposits.......................   (181,507)       21,939       (71,531)      (88,245)      (69,433)
Net change in credit card
  receivables, excluding sales...    368,891    (3,343,124)   (3,328,875)   (4,176,388)   (2,787,389)
Proceeds from
  sales/securitizations of
  receivables....................         --     3,048,019     3,538,019     3,572,541     2,150,000
Net (acquisition) sale of
  property and equipment.........    (23,447)      (27,354)      (47,756)      (11,732)      (11,569)
                                   ---------   -----------   -----------    ----------    ----------
Net cash provided by (used in)
  investing activities...........    163,937      (300,520)       89,857      (703,824)     (718,391)
                                   ---------   -----------   -----------    ----------    ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES
Net change in payable to Advanta
  Corp. and affiliates...........   (337,320)      467,556       124,583       575,608       630,379
Change in division capital for
  transactions with Advanta
  Corp...........................    (41,119)      (45,943)      (39,262)       38,718       (48,503)
                                   ---------   -----------   -----------    ----------    ----------
Net cash (used in) provided by
  financing activities...........   (378,439)      421,613        85,321       614,326       581,876
                                   ---------   -----------   -----------    ----------    ----------
Net (decrease) increase in
  cash...........................    (60,803)       42,280       116,599         5,948        11,914
CASH AT BEGINNING
  OF YEAR........................    166,982        50,383        50,383        44,435        32,521
CASH AT END OF YEAR..............  $ 106,179   $    92,663   $   166,982   $    50,383   $    44,435
                                   =========   ===========   ===========    ==========    ==========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

              SEPTEMBER 30, 1997, DECEMBER 31, 1996, 1995 AND 1994
                                  (UNAUDITED)

1.  BACKGROUND AND BASIS OF PRESENTATION

     Advanta Corp. conducts its consumer credit card business through a division, Advanta Personal Payment Services (the "Division"). The activities of the Division have been conducted to date by various entities that are wholly owned subsidiaries of Advanta Corp. These entities include Advanta National Bank USA, Advanta National Bank, Advanta Service Corp., Colorado Credit Card Service, LLC, Advanta National Corp., Advanta UK, Advanta Life Insurance Company, and Advanta Insurance Company. All of the activities of Advanta UK and Colorado Credit Card Service, LLC are part of the Division. However, the Division represents only a portion of the activities, operations, and assets of Advanta Corp., Advanta National Bank USA, Advanta National Bank, Advanta Service Corp., Advanta National Corp., Advanta Life Insurance Company, and Advanta Insurance Company.

     The Division had no separate legal status or existence through September 30, 1997, and operates as a division of Advanta Corp. The Division operates, in part, through Advanta National Bank (Advanta National), formerly Advanta National Bank USA and Advanta National Bank (ANB), which merged into Advanta National on June 30, 1997. Operating as a national bank, Advanta National generally has the legal authority to market its products in all geographic regions across to country with uniform rates and fees. Absent this affiliation, the Division would not have these rights and powers. To obtain similar rights and powers, the Division would have to become licensed to operate in all geographic regions or avail itself of a relationship with another bank. As a result, the operating results would likely differ from the results presented in the accompanying combined financial statements.

     The combined financial statements include all of the accounts of Advanta UK and Colorado Credit Card Service, LLC, and only the accounts of Advanta Corp., Advanta National, ANB, Advanta Service Corp., Advanta National Corp., Advanta Life Insurance Company and Advanta Insurance Company that relate to the consumer credit card activities of Advanta Corp. The combined financial statements reflect the necessary adjustments to eliminate intercompany items, transactions and profits. The combined financial statements also reflect key assumptions regarding the allocation of certain expense items and balance sheet accounts, certain of which are material to the financial statements. The combined financial statements exclude allocations of corporate expenses for Board of Directors and executive management oversight, legal, certain human resources services, treasury and financial management and reporting support. Accordingly, the combined historical financial statements of the Division would not necessarily be indicative of the conditions that would have existed if the Division had operated as an independent entity.

  Nature of Operations

     The Division issues consumer credit cards primarily through two wholly owned subsidiaries of Advanta Corp., Advanta National and ANB. Substantially all of the Division's credit card processing is performed by a single outside third party processor. Managed credit card receivables at September 30, 1997 and December 31, 1996 totaled $10.5 billion and $12.7 billion, respectively. The Division also offers credit insurance and other related products to its credit card customers.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements,

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Statements

     In the opinion of management, the financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for those interim periods and exclude certain corporate expenses as described in
Note 10. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

  Credit Card Origination Costs

     The Division accounts for credit card origination costs under Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" ("SFAS 91"). This accounting standard requires certain loan origination fees and costs to be deferred and amortized over the life of a loan. Origination costs are defined under this standard to include costs of loan origination associated with transactions with independent third parties and certain costs relating to underwriting activities and preparing and processing loan documents. The Division engages third parties to solicit and originate credit card account relationships. Amounts deferred under these arrangements approximated $39.0 million for the first nine months of 1997, compared to $43.9 million for the same period of 1996 and $54.6 million, $71.9 million, and $55.2 million for the years ended December 31, 1996, 1995, and 1994, respectively.

     The Division amortizes deferred credit card origination costs following the consensus reached at the May 20, 1993 meeting of the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") regarding the acquisition of individual credit card accounts from independent third parties (EITF Issue 93-1). Under this consensus amounts paid to third parties are deferred and amortized on a straight-line basis over one year. Costs incurred for originations which were initiated prior to May 20, 1993 continue to be amortized over a 60 month period as was the practice prior to the EITF Issue 93-1 consensus.

  Credit Card Securitization Income

     The Division adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), effective January 1, 1997. Under SFAS 125, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. The adoption of SFAS 125 did not have a material effect on the Division's financial statements.

     Prior to January 1, 1997 the Division recorded excess servicing income on credit card securitizations representing additional cash flow from the receivables initially sold based on estimates of the repayment term, including prepayments. As the estimates used to record excess servicing income were influenced by factors outside the Division's control, there was uncertainty inherent in these estimates, making it reasonably possible that they could change in the near term. Excess servicing income recorded at the time of each transaction was substantially offset by the establishment of recourse reserves for anticipated charge-offs. During the "revolving

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

period" of each trust, income was recorded based on additional cash flows from the new receivables which were sold to the trusts on a continual basis to replenish the investors' interest in trust receivables which had been repaid by the credit cardholders. Credit card securitization activities were affected by the adoption in the third quarter of 1996 of a new charge-off methodology relating to bankruptcies (see Credit Losses below), the upward repricing of interest rates and fees, increases in charge-offs and the related impact on reserves, all of which had an approximate $50 million impact (earnings increase) in 1996, as well as a 57% increase in average securitized receivables.

     Under SFAS 125, the Division records a gain on the securitization of credit card receivables sold based on the estimated fair value of assets obtained and liabilities incurred in the sale. The gain recognized at the time of the sale, which principally represents the estimated fair value of the retained interest-only strip, is substantially offset by the estimated fair value of the Division's recourse obligation for anticipated charge-offs. As these estimates are influenced by factors outside the Division's control, there is uncertainty inherent in these estimates, making it reasonably possible that they could change in the near term. During the "revolving period" of each trust, securitization income is recorded representing gains on the sale of new receivables which are sold to the trusts on a continuous basis to replenish the investors' interest in trust receivables which have been repaid by the credit cardholders.

  Interest Income

     The Division recognizes interest income using a method which approximates the level yield method. Credit card receivables, except those on bankrupt, decedent and fraudulent accounts, continue to accrue interest until the time they charge-off at 186 days contractually delinquent.

  Loan Receivables Available for Sale

     Loan receivables available for sale represent receivables that the Division generally intends to sell or securitize within the next six months. These assets are reported at the lower of aggregate cost or fair market value.

  Derivative Financial Instruments

     Advanta Corp. uses various derivative financial instruments ("derivatives") such as interest rate swaps and caps, forward contracts, options on securities, and financial futures as part of its risk management strategy to reduce interest rate and foreign currency exposures, and where appropriate, to synthetically lower its cost of funds. Derivatives are classified as hedges or synthetic alterations of specific on-balance sheet items, off-balance sheet items or anticipated transactions.

     Advanta Corp. has conducted hedging activities on behalf of the Division. The results of these activities are reflected in interest expense and non-interest revenues in the results of operations for the periods presented.

  Insurance

     Reinsurance premiums, net of commissions on credit life, disability and unemployment policies on credit cards, are earned monthly based upon the outstanding balance of the underlying receivables. Reinsurance premiums are earned ratably over the period of insurance coverage provided. The cost of acquiring new reinsurance is deferred and amortized in order to match the expense with the anticipated revenue.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Credit Losses

     The Division's charge-off policy is to charge-off a receivable, if not paid, at 186 days contractual delinquency. Accounts suspected of being fraudulent are written off after a 90-day investigation period, unless the investigation shows no evidence of fraud.

     In the third quarter of 1996, the Division adopted a new charge-off methodology related to bankrupt credit card accounts, providing for up to a 90-day (rather than up to a 30-day) investigative period following notification of the bankruptcy petition, prior to charge-off. This new methodology is consistent with others in the credit card industry.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the remaining term of the related lease. Repairs and maintenance are charged to expense as incurred.

  Joint Venture

     In 1995, the Division formed a joint venture with The Royal Bank of Scotland, RBS Advanta, to market, issue and service bankcards in the United Kingdom. The Division owns 49% of the RBS Advanta joint venture, the investment in which is accounted for under the equity method.

  Income Taxes

     The Division accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 utilizes the liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

  Cash Flow Reporting

     Interest and taxes are considered to be settled when charged to the intercompany accounts. All interest and taxes were paid by Advanta Corp. or affiliates of the Division. For purposes of these combined financial statements, cash paid for interest expense was approximately $83.7 million and $128.4 million for the nine months ended September 30, 1997 and 1996, respectively, and $163.2 million, $103.2 million and $65.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Cash paid for taxes during these periods was approximately $36.8 million, $77.5 million, $101.2 million, $81.2 million, and $72.4 million, respectively.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3.  RECEIVABLES AVAILABLE FOR SALE, NET

     Loan receivables consisted of the following:

                                                                        DECEMBER 31,
                                                SEPTEMBER 30,     -------------------------
                                                    1997             1996           1995
                                                -------------     ----------     ----------
                                                ($ IN THOUSANDS)
        Gross credit card loans (A)...........   $ 1,651,977      $2,045,219     $2,291,828
        Add: Deferred origination costs, net
          of Deferred fees....................        72,072          34,952         61,221
        Less: Reserve for credit losses.......      (110,084)        (76,084)       (35,690)
                                                  ----------      ----------     ----------
        Net loan receivables..................   $ 1,613,965      $2,004,087     $2,317,359
                                                  ==========      ==========     ==========

---------------
(A) Includes receivables available for sale of approximately $1.1 billion and $777 million in 1996 and 1995, respectively.

     Receivables serviced for others were $8.9 billion, $10.6 billion and $7.7 billion at September 30, 1997 and December 31, 1996 and 1995, respectively.

     The geographic concentration of managed receivables was as follows:

                                                                DECEMBER 31,
                                               -----------------------------------------------
                                                       1996                      1995
                                               ---------------------     ---------------------
                                               RECEIVABLES       %       RECEIVABLES       %
                                               -----------     -----     -----------     -----
                                                               ($ IN MILLIONS)
        California...........................   $  1,943.8      15.3%     $ 1,585.4       15.9%
        New York.............................      1,008.9       8.0          763.7        7.6
        Texas................................        906.9       7.1          651.8        6.5
        Florida..............................        763.3       6.0          578.8        5.8
        Illinois.............................        520.3       4.1          435.5        4.4
        All other............................      7,548.2      59.5        5,969.0       59.8
                                                 ---------     -----       --------      -----
                  Total managed
                    receivables..............   $ 12,691.4     100.0%     $ 9,984.2      100.0%
                                                 =========     =====       ========      =====

     In the normal course of business, the Division makes commitments to extend credit to its credit card customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any conditions established in the contract. The Division does not require collateral to support its financial commitment. At December 31, 1996 and 1995, the Division had $40.3 billion and $33.2 billion, respectively, of commitments to extend credit outstanding for which there is potential credit risk. The Division believes that its customers' utilization of these lines of credit will continue to be substantially less than the amount of the commitments, as has been the Division's experience to date. At December 31, 1996 and 1995, outstanding managed consumer credit card receivables represented 32% and 30%, respectively, of outstanding commitments.

4.  CREDIT CARD SECURITIZATIONS

     The Division had securitized credit card receivables outstanding of $10.6 billion at December 31, 1996. In each securitization transaction, credit card receivables were transferred to a trust, which issued certificates representing ownership interests in the trust primarily to institutional investors. The Division retained a participation interest in each trust, reflecting the excess of the total amount of receivables transferred to the trusts over the portion represented by certificates sold to investors. The retained participation interests in the credit card trusts were $900 million and $1.5 billion at December 31, 1996 and 1995, respectively. Although

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the Division continues to service the underlying credit card accounts and maintain the customer relationships, these transactions are treated as sales for financial reporting purposes to the extent of the investors' interests in the trusts. Accordingly, the associated receivables are not reflected on the balance sheet.

     The Division is subject to certain recourse provisions in connection with these securitizations. At December 31, 1996 and 1995, the Division had reserves of $334.6 million and $167.4 million, respectively, related to these recourse provisions. These reserves are netted against the amounts due from credit card securitizations.

     At September 30, 1997 the Division had $286.7 million of amounts due from credit card securitizations. This amount includes the balance of the retained interest-only strip, accrued interest receivable and other amounts related to these securitizations and is net of recourse reserves established. A portion of this amount is subject to liens held by the providers of credit enhancement facilities for the respective securitizations.

     At December 31, 1996, the Division had amounts receivable from credit card securitizations, including related interest-bearing deposits, of $733.3 million, $333.9 million of which constitutes amounts which are subject to liens by the providers of the credit enhancement facilities for the individual securitizations and is inclusive of amounts awaiting distributions to investors. At December 31, 1995, the amounts receivable were $453.2 million and amounts subject to lien (inclusive of amounts due to investors) were $262.4 million.

     As indicated above in Note 2, recourse reserves are established at the time of the securitization transactions based on anticipated future cash flows, prepayment rates and charge-offs. As these estimates are influenced by factors outside the Division's control, there is uncertainty inherent in these estimates, making it reasonably possible that they could change in the near term.

5.  RESERVE FOR CREDIT LOSSES

     The activity in the reserve for credit losses is summarized as follows:

                              NINE MONTHS
                                 ENDED                        YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,    --------------------------------------------------------
                                 1997           1996        1995        1994        1993        1992
                             -------------    --------    --------    --------    --------    --------
                                                         ($ IN THOUSANDS)
Balance, beginning of
  period...................    $  76,084      $ 35,690    $ 26,825    $ 25,325    $ 35,743    $ 31,193
Provision for credit
  losses...................      141,231       104,128      41,661      24,295      13,127      41,932
Loans charged-off..........     (122,281)      (72,679)    (38,744)    (28,753)    (33,727)    (46,477)
Recoveries.................       15,050         8,945       5,948       5,958      10,182       9,095
                                --------       -------     -------     -------     -------     -------
Balance, end of period.....    $ 110,084      $ 76,084    $ 35,690    $ 26,825    $ 25,325    $ 35,743
                                ========       =======     =======     =======     =======     =======

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     The provision for income taxes is as follows:

                                              NINE MONTHS
                                                 ENDED          YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30,   ------------------------------
                                                 1997          1996       1995       1994
                                             -------------   --------    -------    -------
                                                            ($ IN THOUSANDS)
        Current Taxes:
          Federal............................    $36,877     $107,768    $72,797    $59,835
          State..............................      2,769        5,957      5,014      4,748
                                                -------      --------    -------    -------
               Total current taxes...........     39,646      113,725     77,811     64,583
                                                -------      --------    -------    -------
        Deferred Taxes:
          Federal............................     (2,861)     (12,390)     3,421      7,731
          State..............................          6         (137)        (8)        51
                                                -------      --------    -------    -------
               Total deferred taxes..........     (2,855)     (12,527)     3,413      7,782
                                                -------      --------    -------    -------
                  Total......................    $36,791     $101,198    $81,224    $72,365
                                                =======      ========    =======    =======

     The difference between the total income tax provision expected, using a statutory rate of 35% in 1996, 1995 and 1994, and the actual effective tax rates of 36.3%, 36.5% and 36.6% for 1996, 1995 and 1994, respectively, is due to state income taxes, net of the federal income tax benefit.

     Deferred taxes are determined based on the estimated future tax effect of the differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws. the net deferred tax liability is comprised of the following at September 30, 1997 and December 31, 1996 and 1995:

                                                                         DECEMBER 31,
                                                   SEPTEMBER 30,     ---------------------
                                                       1997            1996         1995
                                                   -------------     --------     --------
                                                              ($ IN THOUSANDS)
        Deferred taxes:
          Gross assets...........................    $  38,712       $ 26,812     $ 12,921
          Gross liabilities......................      (62,681)       (53,685)     (52,136)
                                                      --------       --------     --------
                  Net deferred tax liability.....    $ (23,969)      $(26,873)    $(39,215)
                                                      ========       ========     ========

     The tax effect of significant temporary differences representing deferred tax assets and liabilities is as follows at September 30, 1997 and December 31, 1996 and 1995:

                                                                         DECEMBER 31,
                                                   SEPTEMBER 30,     ---------------------
                                                       1997            1996         1995
                                                   -------------     --------     --------
                                                              ($ IN THOUSANDS)
        Deferred acquisition costs...............    $ (34,820)      $(25,506)    $(28,530)
        Credit card losses.......................       38,529         26,629       12,492
        Securitization income....................      (27,628)       (27,852)     (23,442)
        Other....................................          (50)          (144)         265
                                                      --------       --------     --------
                  Net deferred tax liability.....    $ (23,969)      $(26,873)    $(39,215)
                                                      ========       ========     ========

     The Division is included in the consolidated federal tax return filed by Advanta Corp. and is liable to Advanta Corp., on demand, for its relative share of the consolidated federal income tax liability. The combined financial statements of the Division have been prepared by applying the provisions of SFAS No. 109

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

as if the Division were a separate taxpayer. The current tax liability is reflected in payable to Advanta Corp. and affiliates, net. This liability is considered to be settled upon initial payment to Advanta Corp. or filing of the consolidated tax return.

7.  COMMITMENTS AND CONTINGENCIES

     The Division is obligated under non-cancelable operating leases for property and equipment expiring at various dates. The following represents the future minimum lease payments for all non-cancelable operating leases:

                YEAR ENDED DECEMBER 31,                         ($ IN THOUSANDS)
                ----------------------------------------------  ----------------
                1997..........................................       $1,934
                1998..........................................        1,433
                1999..........................................        1,388
                2000..........................................        1,388
                2001..........................................        1,388
                Thereafter....................................        6,710

8.  CREDIT CARD SALES

     In June 1996, the Division sold certain credit card customer relationships and the related receivables balance to a domestic bank. The receivables associated with these relationships represented less than 2% of the Division's managed credit card portfolio as of June 30, 1996. The Division recorded a $33.8 million net gain related to this transaction.

     In April 1994, the Division reached an agreement with Nations Bank of Delaware, N.A., to sell certain credit card customer relationships which at that time represented approximately $150 million of securitized credit card receivables. In the second quarter of 1994, the Division recorded an $18.4 million pretax gain on the sale related to the value associated with the customer relationships. In addition, the Division deferred a portion of the proceeds related to the excess spread of the receivables to be generated over the remaining life of the securitization trust, which terminated in the second quarter of 1995. These proceeds were recognized as securitization income over the related period.

9.  BENEFIT PLANS

     Advanta Corp. provides certain employee benefits including medical, dental and life insurance to employees of the Division. The Division incurred expenses of $4.8 million, $3.2 million and $2.5 million in 1996, 1995 and 1994, respectively, for those benefits. The Division's employees are also eligible to participate in certain retirement and deferred compensation plans sponsored by Advanta Corp.

     The Division's employees are eligible to participate in the tax-deferred Employee Savings Plan (the "Plan") of Advanta Corp. The Plan provides employees with savings and investment opportunities, including the ability to invest in the Class B common stock of Advanta Corp. The Plan provides for discretionary contributions by Advanta Corp. equal to a portion of the first 5% of participating employees' compensation contributed to the Plan. The Division's share of these contributions was approximately $1.3 million, $1 million and $741,000 in 1996, 1995 and 1994, respectively. Certain employees of the Division are also eligible to participate in the Employee Stock Purchase Plan ("ESPP") of Advanta Corp. The ESPP allows employees of the Division to purchase the Class B common stock of Advanta Corp. at a 15% discount from the market price without paying brokerage fees. The Division reports this 15% discount as compensation expense, and incurred $83,000, $44,000 and $20,000 in 1996, 1995 and 1994,
respectively.

     Certain employees of the Division are eligible to participate in Advanta Corp.'s management incentive plans (AMIPWISE II, III and IV). Under these plans, eligible employees of the Division were given the opportunity to elect to take portions of their anticipated or "target" bonus payments for future years in the

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

form of restricted shares of common stock. To the extent that such elections were made or taken, restricted shares were issued to employees, with the number of shares granted to employees determined by dividing the amount of future bonus payments the employee had elected to receive in stock by the market price as determined under the incentive plans. The restricted shares are subject to forfeiture should the employee terminate employment with Advanta Corp. prior to vesting. Restricted shares vest ten years from the date of grant, but with respect to the restricted shares issued under each plan, vesting was and will be accelerated annually with respect to one-third of the shares, to the extent that the employee and Advanta Corp. met or meet their respective performance goals for a given plan performance year.

     In 1996, 1995 and 1994 the Division's share of expenses under AMIPWISE II, III and IV was $2.8 million, $1.3 million and $985,000, respectively.

     Certain employees of the Division are eligible to participate in the Advanta Stock Option Plan ("Option Plan"). Under the Option Plan, employees are eligible to purchase the Class A or Class B common stock of Advanta Corp. Generally, option prices are the fair market value of the common stock at the date of grant. Options are generally vested over a four-year period and expire after ten years.

     Certain qualified executives of the Division are eligible to participate in Advanta Corp.'s elective, non-qualified deferred compensation plan, which allow them to defer a portion of their cash compensation on a pre-tax basis. The plan contains provisions related to minimum contribution levels and deferral periods with respect to any individual's participation. The plan participant makes irrevocable elections at the date of deferral as to deferral period and date of distribution. Interest is credited to the participant's account at the rate of 125% of the 10 Year Rolling Average Interest Rate on 10-Year U.S. Treasury Notes. Distribution from the plan may be either at retirement or at an earlier date, and can be either in a lump sum or in installment payments.

10.  RELATED-PARTY TRANSACTIONS

     The balance of payable to Advanta Corp. and affiliates results from inter-Division transactions and is due on demand.

     The Division occupies space in several of Advanta Corp.'s facilities and is charged a portion of the related rent expense. This expense includes charges allocated for facility maintenance and services, and was $3.2 million, $1.7 million and $1.5 million for 1996, 1995 and 1994, respectively.

     Advanta Corp. and its various subsidiaries have provided financial and operational support to the Division. Direct expenses and certain indirect administrative expenses that Advanta Corp. incurred on behalf of the Division have been allocated to the Division using various allocation measures (i.e., headcount, estimated usage, production, etc.). The determination of the expenses to be allocated is based first on identifying specific expenses that are directly attributable to the Division. Interest expense has been allocated to the Division to reflect the historical rates that Advanta Corp. paid to obtain financing sources for the Division. The financial results of hedging transactions and the related transaction costs for the transactions that Advanta Corp. conducted for the Division have been allocated to the Division. (See Note 2.) Second, the indirect expenses for general and administrative expenses are estimated using the applicable measurement base. Indirect expenses that are subject to allocation include charges for services such as information technology, facilities, and general facility support services. The combined financial statements exclude allocations of corporate expenses for Board of Directors and executive management oversight, legal, certain human resources services, treasury and financial management and reporting support.

     Management of the Division believes that the method of allocation and the resulting expenses are reasonable. Since the Division did not operate as a separate legal entity for any of the periods presented, the

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

allocations do not necessarily represent expenses that would have been incurred directly if the Division had operated on a stand-alone basis historically.

     As indicated in Note 9, employees of the Division participate in certain benefit plans offered by Advanta Corp. Further, as indicated in Note 6, the Division is included in the consolidated federal tax return filed by Advanta Corp.

11.  SELECTED INCOME STATEMENT INFORMATION

  Other Non-Interest Revenues

                                   FOR THE NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,          FOR THE YEAR ENDED DECEMBER 31,
                                  ---------------------     ----------------------------------
                                    1997         1996         1996         1995         1994
                                  --------     --------     --------     --------     --------
                                                        ($ IN THOUSANDS)
    Credit card securitization
      income....................  $130,486     $183,084     $258,066     $183,360     $149,043
    Credit card servicing
      income....................   136,152      128,977      176,567      117,369       68,960
    Credit card interchange
      income....................    63,222       75,431      102,804       91,685       71,710
    Insurance revenues, net.....    37,031       32,961       45,082       28,130       12,152
    Other.......................    38,856       15,557       22,481       13,421       15,628
                                  --------     --------     --------     --------     --------
              Total other non-
                interest
                revenues........  $405,747     $436,010     $605,000     $433,965     $317,493
                                  ========     ========     ========     ========     ========

  Other Operating Expenses

                                   FOR THE NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,          FOR THE YEAR ENDED DECEMBER 31,
                                  ---------------------     ----------------------------------
                                    1997         1996         1996         1995         1994
                                  --------     --------     --------     --------     --------
                                                        ($ IN THOUSANDS)
    Salaries and employee
      benefits..................  $ 65,451     $ 49,932     $ 71,050     $ 43,415     $ 37,129
    External processing.........    24,160       28,771       39,689       27,498       21,217
    Postage.....................    17,755       16,173       21,927       16,688       13,260
    Credit card fraud losses....    17,372       16,759       23,176       19,911       16,550
    Advertising.................    15,150       12,525       15,192       15,287       17,239
    Professional fees...........    10,298        8,860       13,979        8,739        6,630
    Telephone...................    10,153        9,905       11,685        9,110        7,293
    Collections.................     8,492        5,871        8,401        5,775        4,376
    Other expenses..............    44,538       25,443       37,175       20,588        8,913
                                  --------     --------     --------     --------     --------
              Total other
                operating
                expenses........  $213,369     $174,239     $242,274     $167,011     $132,607
                                  ========     ========     ========     ========     ========

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12.  SELECTED BALANCE SHEET INFORMATION

  Other Liabilities

     Other liabilities consist of the following as of September 30, 1997 and December 31, 1996 and 1995:

                                                                          DECEMBER 31,
                                                    SEPTEMBER 30,     --------------------
                                                        1997           1996         1995
                                                    -------------     -------     --------
                                                               ($ IN THOUSANDS)
        Accounts payable and accrued expenses.....     $13,502        $11,740     $ 12,424
        Credit card checks........................       8,455         15,726       82,478
        Unearned insurance premiums...............      19,131         15,893        9,678
        Deferred state and federal income taxes...      23,969         26,873       39,215
                                                       -------        -------     --------
                  Total...........................     $65,057        $70,232     $143,795
                                                       =======        =======     ========

  Other Assets

     Other assets consist of the following as of September 30, 1997 and December 31, 1996 and 1995:

                                                                         DECEMBER 31,
                                                   SEPTEMBER 30,     ---------------------
                                                       1997            1996         1995
                                                   -------------     --------     --------
                                                              ($ IN THOUSANDS)
        Accrued interest receivable..............    $  72,530       $ 81,253     $ 57,226
        Prepaid assets...........................       64,787         31,618       25,090
        Other receivables........................        6,460          3,342        2,629
        Payments in process......................       23,753         28,897       31,145
        Goodwill.................................          478            510          551
        Deferred costs...........................       44,365         37,923       20,292
        Investment in and advances to joint
          venture................................       39,256         17,925          730
        Other....................................        8,711         10,241        7,898
                                                      --------       --------     --------
                  Total..........................    $ 260,340       $211,709     $145,561
                                                      ========       ========     ========

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13.  DIVISION CAPITAL

     The Division conducts the consumer credit card business of Advanta Corp. Certain legal entities and discrete portions of other legal entities combine to conduct these operations. The legal entities are each direct or indirect wholly owned subsidiaries of Advanta Corp. The entities comprising the Division are described below:

           ENTITY              RELATIONSHIP TO THE DIVISION     RELATIONSHIP TO ADVANTA CORP.
-----------------------------  -----------------------------    -----------------------------
Advanta National Corp. ......  Separate legal entity;           100% owned and direct
                               however, only specific           subsidiary of Advanta Corp.
                               consumer credit card related
                               accounts are part of the
                               Division.
Advanta National Bank USA....  Separate legal entity;           Renamed Advanta National Bank
                               however, only specific           effective July 1, 1997, and
                               consumer credit card related     is 100% owned and direct
                               accounts are part of the         subsidiary of Advanta
                               Division.                        National Corp.
Advanta National Bank........  Separate legal entity;           Effective July 1, 1997, this
                               however, only specific           entity was merged into
                               consumer credit card related     Advanta National Bank USA.
                               accounts are part of the         This entity was a 100% owned
                               Division.                        and direct subsidiary of
                                                                Advanta Corp.
Advanta UK...................  Separate legal entity            50% owned by Advanta Interna-
                                                                tional I and 50% owned by
                                                                Advanta International II,
                                                                which are 100% owned and
                                                                direct subsidiaries of
                                                                Advanta Corp.
Colorado Credit Card Service,
  LLC........................  Separate legal entity            50% owned by Service Partners
                                                                I Corp. and 50% owned by
                                                                Service Partners II Corp.,
                                                                which are 100% owned and
                                                                direct subsidiaries of
                                                                Advanta Corp.
Advanta Service Corp. .......  Separate legal entity;           100% owned and direct
                               however, only specific           subsidiary of Advanta Corp.
                               consumer credit card related
                               accounts are part of the
                               Division.
Advanta Life Insurance
  Co. .......................  Separate legal entity;           100% owned and direct
                               however, only specific           subsidiary of Advanta Corp.
                               consumer credit card related
                               accounts are part of the
                               Division.
Advanta Insurance Co. .......  Separate legal entity;           100% owned and direct
                               however, only specific           subsidiary of Advanta Life
                               consumer credit card related     Insurance Co.
                               accounts are part of the
                               Division.
Advanta Corp. ...............  Separate legal entity;           Not applicable.
                               however, only specific
                               consumer credit card related
                               accounts are part of the
                               Division.

     The accompanying combined financial statements reflect the assets, liabilities, revenues and expenses of the consumer credit card operations of the entities previously described. Division capital for each of the

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

periods presented represents approximately 78% of the total equity of Advanta Corp. Management has treated changes to the Division's capital other than net income as a dividend to or contribution by Advanta Corp., and has reflected this change in Payable to Advanta Corp. and affiliates. The changes in the Division's capital other than net income represent the net change in the amount that Advanta Corp. has directly or indirectly invested in the net assets of the operations of the Division.

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Division's financial instruments are as follows:

                                                  1996                          1995
                                        -------------------------     -------------------------
                                         CARRYING         FAIR         CARRYING         FAIR
                                          AMOUNT         VALUE          AMOUNT         VALUE
                                        ----------     ----------     ----------     ----------
                                                           ($ IN THOUSANDS)
    Financial Assets:
      Cash............................  $  166,982     $  166,982     $   50,383     $   50,383
      Interest-bearing deposits.......     333,923        333,923        262,392        262,392
    Loans, net of reserve for credit
      losses..........................   2,004,087      2,011,551      2,317,359      2,376,266
    Amounts due from
      securitizations.................     399,359        399,359        190,819        190,819
    Financial Liabilities:
      Due to Advanta Corp. and
         affiliates...................   2,449,808      2,449,808      2,325,225      2,325,225

     The above values do not necessarily reflect the premium or discount that could result from offering for sale at one time the Division's entire holdings of a particular instrument. In addition, these values, derived from the methods and assumptions described below, do not consider the potential income taxes or other expenses that would be incurred on an actual sale of an asset or settlement of a liability. With respect to the fair value of liabilities, the above table is prepared on the basis that the amounts necessary to discharge such liabilities represent fair value.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          Cash and Restricted Interest Bearing Deposits: The carrying value of these items is a reasonable estimate of the fair value.

          Loans, Net of Reserve for Credit Losses: The fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

          Amounts Due from Securitizations: The fair value of the excess servicing rights component of amounts due from securitizations is estimated by discounting the future cash flows at rates which management believes to be reasonable. However, because there is no active market for these financial instruments, management has no basis to determine whether the fair values presented would be indicative of those negotiated in an actual sale. The future cash flows used to estimate the fair values of these financial instruments are adjusted for prepayments, net of anticipated charge-offs under recourse provisions, and allow for the value of servicing. For the other components of amounts due from credit card securitizations, the carrying amount is a reasonable estimate of the fair value.

          Payable to Advanta Corp. and Affiliates: As amounts are due on demand, the carrying value of this item is a reasonable estimate of the fair value.

                       ADVANTA PERSONAL PAYMENT SERVICES
                         (A DIVISION OF ADVANTA CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The fair value estimates made at December 31, 1996 and 1995, were based upon pertinent market data and relevant information related to the financial instruments at that time. Because no market exists for a portion of the financial instruments, fair value estimates may be based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                              RECENT DEVELOPMENTS

     On December 3, 1997, Advanta announced that it expects net after tax income from continuing operations to be approximately $70 million in 1998. Advanta said that it expects to earn approximately $60 million from its rapidly growing mortgage business and approximately $10 million from its business services operations. Advanta also confirmed that it expects to earn approximately $1.50 per share in 1997.

     Certain holders of the Company's Medium Term Notes have questioned whether the Transaction would require their consent. At the request of such holders, the trustee under the indenture and under the indenture for the Company's Junior Subordinated Debentures and the related declaration of trust for the Capital Securities called a meeting of holders of the Company's Medium Term Notes, Value Notes, and Capital Securities for January 15, 1998, and it has informed Advanta that it intends to call a meeting of the holders of the Company's Senior Investment Notes and RediReserve Certificates. While there is no assurance that such holders will not pursue legal remedies, including trying to require Advanta to seek their consent or seeking a determination that the maturity of such instruments should be accelerated upon consummation of the Transaction, Advanta believes that the Transaction does not require the consent of the holders of such instruments and will not seek such consent, and further believes that the holders would not be successful in the pursuit of such remedies. No action was taken at the January 15, 1998 meeting and the bondholders present at the meeting did not indicate that they had reached any conclusion as to whether Advanta is correct.

                         INFORMATION CONCERNING ADVANTA

     Advanta is a Delaware corporation. Advanta is a financial services company which serves consumers and small businesses through innovative products and services primarily via direct, cost-effective delivery systems. Advanta originates and services credit cards and mortgages and provides small-ticket equipment, leasing, auto finance, credit insurance and deposit products. The principal executive offices of Advanta are located at Welsh and McKean Roads, Spring House, Pennsylvania 19477.

                         INFORMATION CONCERNING THE LLC

     The LLC will be organized as a Rhode Island limited liability company to acquire Advanta's and Fleet's consumer credit card businesses and will have conducted no activities unrelated to such purpose since its organization. The principal executive offices of the LLC will be located at 50 Kennedy Plaza, Providence, Rhode Island 02903.

                         REGULATORY AND OTHER APPROVALS

     For bank regulatory purposes, the LLC will be treated as an operating subsidiary of Fleet National Bank. The LLC will only engage in activities that are permissible for a subsidiary of a national bank. Both Fleet's and Advanta's investment in the LLC will be permissible investments for a national bank and would comply with the rules and regulations of the Office of the Comptroller of the Currency (the "OCC").

     Advanta's investment in the LLC will require approval from the OCC. Fleet's investment in the LLC will require the filing of a Bank Merger Act application with the OCC for approval to acquire liabilities, including insured deposits, from Advanta and Advanta National Bank through the LLC. In addition, (a) Fleet will file a notice with the OCC that Fleet's investment in the LLC is a permissible investment for Fleet without the OCC's prior approval and (b) a notice will be provided to the Federal Deposit Insurance Corporation in connection with the transfer of Advanta National Bank's insured deposits to Fleet National Bank.

     Consummation of the Transaction will be subject to the expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Advanta's independent public accountants are Arthur Andersen LLP. A representative of Arthur Andersen LLP is expected to be present at the Special Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

                             AVAILABLE INFORMATION

     Advanta is subject to the informational filing requirements of the Exchange Act, and, in accordance therewith, has filed periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding Advanta. Copies of such materials may be obtained upon payment of the Commission's customary fees by writing to its principal office at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material should also be available for inspection at the library of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF ADVANTA CLASS A COMMON STOCK OR CLASS B COMMON STOCK OR CLASS A PREFERRED STOCK OR CLASS B PREFERRED STOCK (SAILS) DEPOSITARY SHARES TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ADVANTA CORP., WELSH AND MCKEAN ROADS, SPRING HOUSE, PENNSYLVANIA, ATTENTION: ELIZABETH MAI, SECRETARY, TELEPHONE NUMBER (215) 444-5000. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN FEBRUARY 13, 1998.

                           INCORPORATION BY REFERENCE

     The following documents, which have been filed with the Commission by Advanta pursuant to the Exchange Act, are incorporated by reference into this Proxy Statement:

          (1) Advanta's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) Advanta's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          (3) Advanta's Current Reports on Form 8-K dated March 17, 1997, April 16, 1997, July 14, 1997, July 16, 1997, July 28, 1997, August 7, 1997,
     September 26, 1997, October 15, 1997, October 28, 1997 and December 3,
     1997.

     All documents filed by Advanta with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Effective Date shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

     All statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

               STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING
                            OF ADVANTA STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1998 must have been received by December 12, 1997 in order to be considered for inclusion in the proxy materials for such meeting.

                                                                         ANNEX I

                             CONTRIBUTION AGREEMENT
                     --------------------------------------

     Agreement dated as of October 28, 1997 by and among Advanta Corp., a Delaware corporation (the "Company") and Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet").

     WHEREAS, the Boards of Directors of the parties hereto deem it advisable that they and certain of their Affiliates contribute and transfer certain assets and liabilities to a newly created limited liability company (the "LLC") on the terms hereinafter stated.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                         ARTICLE I.  THE CONTRIBUTION.
                  --------------------------------------------

     SECTION 1.01  The Contribution.

     (a) Upon the terms and subject to the conditions hereof, and in consideration of the issuance of the membership interests to the Company and Fleet (or Subsidiaries of either of them), pursuant to a Limited Liability Company Agreement in substantially the form attached hereto as Exhibit A, at the Closing hereunder the Company shall, and shall cause each of the Company Contributors to, contribute and transfer to the LLC, and Fleet and the Company shall cause the LLC to accept and assume, the assets and liabilities of the Company and the Company Contributors set forth on Schedules 1 and 2 hereto, respectively, and Fleet shall, and shall cause each of the Fleet Contributors to, contribute and transfer to the LLC, and Fleet and the Company shall cause the LLC to accept and assume, the assets and liabilities set forth on Schedules 3 and 4 hereto, respectively (all such contributions and transfers are collectively referred to herein as the "Contribution").

     (b) The assets and liabilities contributed and transferred by the Company and the Company Contributors to the LLC (including, without limitation, the Ordinary Course of Business Liabilities) are referred to herein collectively as the "Company Contributed Assets" and the "Company Transferred Liabilities", respectively. The assets and liabilities contributed and transferred by Fleet and the Fleet Contributors to the LLC are referred to herein collectively as the "Fleet Contributed Assets" and the "Fleet Transferred Liabilities", respectively. The contracts listed on Schedule 1 hereto and those entered into by the Company or any Company Contributor on or after the date hereof and prior to the Closing Date in the ordinary course of business relating to the Business are collectively referred to as the "Company Contributed Contracts" and the contracts listed on Schedule 3 hereto and those entered into by Fleet or any Fleet Contributor on or after the date hereof and prior to the Closing Date in the ordinary course of business relating to the Fleet Business are collectively referred to as the "Fleet Contributed Contracts."

     (c) The parties hereto acknowledge that excluded from the assets listed on
Schedule 1 hereto are the assets listed on Schedule 4.13.

     (d) Immediately prior to the Closing, Fleet shall cause the LLC to enter into a Participation Agreement with Fleet Credit Card Bank (the "CCB Participation Agreement") pursuant to which the LLC will receive all of the economic benefit of, and retain all of the economic risk of, the assets set forth on Schedules 1B and 3B hereto (the "CCB Assets") and the liabilities set forth on Schedules 2B and 4B hereto (the "CCB Liabilities"). In connection therewith, the LLC shall direct the Company and each of the Company Contributors to transfer, at the Closing, the CCB Assets and the CCB Liabilities to Fleet Credit Card Bank.

     (e) Immediately prior to the Closing, Fleet shall cause the LLC to enter into a Participation Agreement with Fleet National Bank (the "FNB Participation Agreement") pursuant to which the LLC will receive all of the economic benefit of, and retain all of the economic risk of, the assets set forth on Schedules 1C and 3C hereto (the "FNB Assets") and the liabilities set forth on Schedules 2C and 4C hereto (the "FNB

Liabilities"). In connection therewith, the LLC shall direct the Company and each of the Company Contributors to transfer, at the Closing, the FNB Assets and the FNB Liabilities to Fleet National Bank.

     (f) The Company and Fleet acknowledge and agree that the LLC shall remain fully liable for all of the liabilities (including the principal, interest, fees and other charges related to each such liability) assumed by it under this Agreement, and as between the LLC and Fleet Credit Card Bank with respect to the CCB Liabilities and as between the LLC and Fleet National Bank with respect to the FNB Liabilities, the LLC shall be the party which is the ultimate obligor with respect to such liabilities and shall bear the economic risk of loss with respect to such liabilities and shall hold Fleet Credit Card Bank and Fleet National Bank harmless with respect to any Losses arising from any such liabilities.

     (g) Other than the Company Transferred Liabilities and the Fleet Transferred Liabilities or as otherwise set forth in this Agreement, the parties hereto agree that the LLC is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of any kind, absolute or contingent, known or unknown, of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors (the "Non-Assumed Liabilities"), and the execution, delivery and performance of this Agreement by the parties hereto shall not render the LLC liable for any such liability, obligation, undertaking, expense or agreement. Without limiting the generality of the foregoing, the parties hereto agree that the LLC shall not assume or be liable for, and shall not undertake to attempt to assume or discharge (except with respect to the Company Transferred Liabilities and the Fleet Transferred Liabilities): (i) any liability or obligation of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors arising out of or relating to any contract or agreement not specifically assumed by the LLC pursuant to Section 1.01(b) hereof; (ii) subject to Section 6.17, any liability or obligation of the Company or any Company Contributor relating to SmartMove Repricing of the Retained SmartMove Accounts; (iii) other than as provided in
Section 6.08 hereof, any liability or obligation of the Company or any of the Company Contributors or of Fleet or any of the Fleet Contributors arising out of or relating to any pension, retirement, employee health or welfare or profit sharing plan or trust of the Company or any Company Contributor; (iv) any liability or obligation of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors arising out of or relating to any oral or written employment agreement not included in the Company Contributed Contracts or the Fleet Contributed Contracts or contemplated by this Agreement; (v) any liability or obligation of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors arising out of or relating to any litigation, proceeding, or claim by any person relating to the business or operation of, or otherwise relating to, the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors or the Company Contributed Assets or the Fleet Contributed Assets before the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date; (vi) any liabilities or obligations of the Company or any of the Company Contributors for any Taxes, whether or not such Taxes become due before, on or after the Closing Date; and
(vii) any and all other liabilities, obligations, debts or commitments of any of the Company or any of the Company Contributors or Fleet or any of the Fleet Contributors whatsoever whether accrued now or hereafter, whether fixed or contingent, whether known or unknown, or any claims asserted against the Company Contributed Assets or the Fleet Contributed Assets or other items transferred to the LLC by the Company Contributors or the Fleet Contributors relating to any event (whether act or omission) prior to the Closing Date.

     (h) Except as otherwise set forth in this Agreement, the Company hereby acknowledges and agrees that, other than the CCB Liabilities, Fleet Credit Card Bank shall not assume any other liability, obligation, undertaking, expense or agreement of any other kind, whether absolute or contingent, known or unknown, of the Company or any of the Company Contributors.

     (i) Except as otherwise set forth in this Agreement, the Company hereby acknowledges and agrees that, other than the FNB Liabilities, Fleet National Bank shall not assume any other liability, obligation, undertaking, expense or agreement of any other kind, whether absolute or contingent, known or unknown, of the Company or any of the Company Contributors.

     SECTION 1.02 Consummation of the Contribution. The Contribution and the other transactions contemplated by this Agreement shall be consummated and closing thereof (the "Closing") shall occur on

(a) the last Business Day of the calendar quarter in which the last of the conditions set forth in Sections 8.01(a), 8.01(b), 8.02(c) and 8.03(f) hereof shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that at Fleet's sole election, exercised by written notice thereof to the Company at any time after the satisfaction or waiver of such conditions, the Closing shall occur within ten(10) Business Days after delivery of such notice; provided, further, however, that if Fleet so elects, after determination of a good faith estimate of the Managed Receivables and the Agreed Deficit as of the proposed Closing Date and the last Business Day of the preceding calendar quarter, Fleet shall have the right to withdraw the notice referred to in the immediately preceding proviso promptly after determination of such estimate and the Closing shall occur on the last Business Day of the calendar quarter in which Fleet's original election notice was given, or (b) such other date to which the parties may agree in writing. In no event may Fleet give notice of a proposed mid quarter Closing Date more than once. The date on which the Closing shall occur is referred to herein as the "Closing Date." The exact date and time of closing of the transactions contemplated by this Agreement shall be specified by the Company by notice to Fleet given at least three Business Days prior thereto and the Closing shall be held at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 111 South Fifteenth Street, Philadelphia, Pennsylvania or such other place as the parties shall agree.

     The parties acknowledge and agree that the foregoing provisions are intended to provide that if Fleet elects to give notice that a closing of the transactions contemplated by this Agreement shall occur at any time other than at the end of a calendar quarter, and does not withdraw such notice in accordance with the terms of this Agreement, then the calculation of the Managed Receivables, the Agreed Deficit and the Gain Receivable shall be made as of the Specified Date and shall be effective for all purposes of this Agreement, including, without limitation, the Closing Balance Sheet.

     SECTION 1.03  Deliveries at Closing.  At the Closing,

     (a) The Company or the Company Contributors, or any one or more of them, as applicable, shall execute and deliver such conveyances, bills of sale, deeds, assignments, assurances, certificates and other instruments as Fleet may reasonably request in order to evidence the conveyance and transfer of the Company Contributed Assets to the LLC, and, thereafter, the transfer of title pursuant to the CCB Participation Agreement, the CCB Assets to Fleet Credit Card Bank and pursuant to the FNB Participation Agreement, the FNB Assets to Fleet National Bank.

     (b) The Company and the Company Contributors or any one or more of them, as applicable, shall cause to be delivered the items set forth in Sections 8.01 and
8.03 hereto.

     (c) The Company and the Company Contributors or any one or more of them, as applicable, shall have delivered executed copies of the Ancillary Agreements.

     (d) Fleet shall cause to be executed and delivered such instruments of assumption and such other instruments and documents as the Company may reasonably request to evidence the assumption of (i) the Company Contributed Liabilities by the LLC, (ii) the CCB Liabilities by Fleet Credit Card Bank and
(iii) the FNB Liabilities by Fleet National Bank.

     (e) Fleet, the Fleet Contributors, the LLC, or any one or more of them, as applicable, shall cause to be delivered the items set forth in Sections 8.01 and
8.02 hereto.

     (f) Fleet, the Fleet Contributors, the LLC, or any one or more of them, as applicable, shall have delivered executed copies of the Ancillary Agreements.

     SECTION 1.04 Certain Consents. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall be construed as an attempt to assign any Company Contributed Contract or Fleet Contributed Contract or any other agreement, franchise, or claim which is part of the Contribution which is by its terms or at law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given. In order, however, to provide the LLC, Fleet Credit Card Bank and Fleet National Bank with the full realization and value of every Company Contributed Contract or Fleet Contributed Contract and any other agreement, franchise and claim which is part of the Contribution and the other transactions contemplated by this Agreement, except as provided in Sections 6.10 and 11.09 hereof and except with respect to the Material Company Contributed Contracts, each party hereto agrees that on and after the Closing, it will, at the request of the LLC, and under the reasonable direction of LLC, in the name of the LLC or otherwise as the LLC shall reasonably specify, take all reasonable action (i) to attempt to assure that the rights of such party under such contracts, agreements, franchises and claims shall be preserved for the benefit of the LLC (or its assignee) and (ii) to facilitate receipt of the consideration payable to such party in and under every such contract, agreement, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, the LLC (or its assignee).

     SECTION 1.05 Transfer of Company's Interest in RBS Advanta. Fleet and the Company acknowledge and agree that the Company Contributed Assets include the share capital (the "RBS Advanta Shares") of RBS Advanta (f/k/a Roboscot (15)), an unlimited company organized under the Companies Act 1985, registered in Scotland (No 157256) ("RBS Advanta"), which is held by Advanta UK, an unlimited company organized under the Companies Act 1985, registered in Scotland (No 158226) ("Advanta UK"). Pursuant to the Articles of Association of RBS Advanta, the consent of the other member of RBS Advanta is required to transfer the RBS Advanta Shares to the LLC and upon notice of the proposed transfer, such member may exercise its right to purchase such RBS Advanta Shares. Fleet and the Company hereby agree that the Company shall cause Advanta UK to give the applicable notice to RBS Advanta promptly after the date of this Agreement. If consent to the transfer of the RBS Advanta Shares is obtained prior to the Closing Date, the RBS Advanta Shares shall be so transferred to the LLC or such other person as the parties shall mutually agree at the Closing. If such consent is obtained after the Closing Date, such RBS Advanta Shares will be transferred promptly after receipt of the consent. In either event, the Closing Balance Sheet shall reflect the value of such RBS Advanta Shares as a Company Contributed Asset at the value for such RBS Advanta Shares on the Closing Date calculated in accordance with Schedule 1.06(g). If the RBS Advanta Shares are acquired by another person pursuant to the provisions of the Articles of Association of RBS Advanta or if any other payment is made subsequent to the Closing Date to Advanta UK in respect of the RBS Advanta Shares, the Company will cause such amounts, net of applicable Taxes of the Company or its Affiliates in respect thereof, if any, to be paid to the LLC promptly after receipt thereof. If RBS Advanta gives notice to the Company or any of the Company's Affiliates of a need for additional capital subsequent to the Closing Date, the Company shall promptly deliver such notice to the LLC and shall, at the sole cost and expense of the LLC, take such actions in response to the request for capital as the LLC shall direct. If the RBS Advanta Shares are not transferred at the Closing, the Company shall cause the designees of Advanta UK on the Board of Directors of RBS Advanta to resign effective as of the Closing Date and shall use its best efforts to cause to be elected to the Board of Directors of RBS Advanta the designees of the LLC effective as of the Closing Date or as promptly as practicable thereafter.

     SECTION 1.06  Closing Balance Sheet Confirmation.

     (a) No later than five Business Days' prior to the Closing Date, the Company shall deliver to Fleet its good faith estimate of the Closing Balance Sheet ("Estimated Closing Balance Sheet"), which Estimated Closing Balance Sheet shall demonstrate that the book value of the Company Transferred Liabilities over the Company Contributed Assets equals the Agreed Deficit. In addition, the Company shall cause to be delivered therewith a certificate of the Company signed on its behalf by the chief financial officer of the Company, confirming that the Estimated Closing Balance Sheet was prepared in accordance with the provisions of Section 1.06(g). The interest bearing liabilities which are included in the Company Transferred Liabilities at Closing shall be subject to the conditions set forth on Schedule 1.06(a). The Estimated Closing Balance Sheet submitted by the Company to Fleet shall include a schedule of the interest bearing liabilities to be contributed by the Company in substantially the form of Exhibit A attached to Schedule 1.06(a), which shall detail the outstanding balances by liability type, rate and maturity and demonstrate that the characteristics of the interest bearing liabilities to be contributed by the Company are substantially no less favorable than the characteristics of the liabilities set forth in Schedule 1.06(a). Notwithstanding the foregoing, the Managed Receivables, the Agreed Deficit and the Gain Receivable on Secured Credit Cards referred to in Exhibit B to Schedule 1.06(g) shall be computed as of the Specified Date.

     (b) The term "Agreed Deficit" shall mean five hundred ten million dollars ($510,000,000) minus the Agreed Adjustment, if any (the parties acknowledge and agree that the Agreed Adjustment may be an amount which is less than zero, in which event the Agreed Deficit would equal the sum of five hundred ten million dollars ($510,000,000) plus the absolute value of the Agreed Adjustment).

     (c) The "Agreed Adjustment" shall be that amount which is the sum of the Volume Adjustment and the Yield Adjustment.

     (d) The Volume Adjustment (which may be less than zero as noted in Section 1.06(b)) means that amount which is (i) ($12,100,000,000 minus the amount of Managed Receivables as of the Specified Date) multiplied by (ii) 0.0438.

     (e) The Yield Adjustment (which may be less than zero as noted in Section 1.06(b)) shall be equal to the product of (A)(i) the amount of the Managed Receivables with Introductory Rate Balances as of the Specified Date minus (ii) $2,192,520,000 multiplied by (B) 0.5 multiplied by (C) 0.0438. For example, if on the Specified Date the percentage of Managed Receivables with introductory rates equaled 15% and the amount of Managed Receivables was equal to $12,100,000,000 then the Yield Adjustment would be equal to:

   ($12,100,000,000 x .15 = $2,192,520,000) x .5 x 0.0438 = $8,267,688 (Yield
                                  Adjustment)

     In such example, the Agreed Deficit would equal $518,267,688 (i.e., $510,000,000 plus the absolute value of the Yield Adjustment).

     (f) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, the Company shall prepare and deliver to the LLC and Fleet the pro forma balance sheet of the Business as of the close of business on the Closing Date, subject to the provisions of Section 1.02, but without giving effect to the transactions occurring at the Closing (the "Closing Balance Sheet"), together with the unqualified report of Arthur Andersen LLP ("Company's Auditor") on the Closing Balance Sheet, and a calculation in reasonable detail of the Volume Adjustment, the Yield Adjustment, the Agreed Adjustment and the Agreed Deficit together with a certificate of the Company signed on its behalf by the Chief Financial Officer of the Company, confirming that such calculations were made in accordance with the terms of this Agreement. The report of the Company's Auditor shall be made to the Company, Fleet and the LLC and shall be to the effect that (i) the Closing Balance Sheet (A) has been prepared therein in conformity with the terms of this Agreement, including the provisions of
Section 1.06(g) hereof; (B) was prepared in conformity with GAAP (except as set forth in Schedule 1.06(g)), applied on a consistent basis with the Company's past practice; and (C) presents fairly the financial position of the Business as of the close of business at the Closing Date, subject to the provisions of
Section 1.02, and (ii) the audit by the Company's Auditor was conducted in accordance with generally accepted auditing standards. In addition, the Company's Auditor shall confirm whether or not the interest bearing liabilities contributed by the Company have characteristics substantially no less favorable than the characteristics as set forth on Schedule 1.06(a). In the event that the Company's Auditor does not so confirm the characteristics of the interest bearing liabilities, the LLC and the Company shall determine in good faith such amount as is necessary, consistent with the provisions of Schedule 1.06(a), to reimburse the LLC for any such failure to so conform to such characteristics. In the event the LLC and the Company can not resolve any dispute as to the amount of such reimbursement, such dispute will be resolved in accordance with the procedures set forth below. The Company shall pay the amount of any required reimbursement, if any, to the LLC promptly after determination thereof.

     (g) The Closing Balance Sheet shall be prepared in accordance with the books and records of the Company and the Company Contributors and in conformity with the provisions of, and pursuant to the procedures described on, Schedule 1.06(g) hereto.

     (h) After the Closing Date, the LLC shall permit the Company and the Company's Auditor reasonable access upon reasonable notice and during normal business hours to the deeds, documents and contracts and books of account, records, files, invoices and other data associated with, necessary to or used in the Business as conducted on or before the Closing Date. The Company and the LLC shall direct the appropriate personnel, regardless of whether employed by the Company or the LLC, to provide the necessary financial information regarding the Business as promptly as practicable after the Closing Date to the Company and the Company's

Auditor. Fleet shall, within forty-five (45) days after its receipt of the Closing Balance Sheet, advise the Company in writing (an "Objection Notice") in reasonable detail of the amounts and descriptions of adjustments, if any, which Fleet believes are necessary to be made to the Closing Balance Sheet or the Agreed Deficit in order to comply with the provisions of this Agreement and
Section 1.06(g) hereof. In the event that Fleet fails to deliver an Objection Notice within the time period specified herein, the pro forma Closing Balance Sheet and the calculation of the Agreed Deficit delivered by the Company pursuant to Section 1.06(f) hereof shall be deemed to be the Closing Balance Sheet and Agreed Deficit for all purposes of this Agreement.

     (i) In the event that Fleet shall deliver an Objection Notice pursuant to
Section 1.06(h) hereof, Fleet and the Company shall attempt, in good faith, to resolve their differences within the thirty day period following the receipt by the Company of the Objection Notice. In the event the Company and Fleet are not able to resolve their good faith differences within such thirty day period with respect to any line item of the Closing Balance Sheet, but the differences with respect to any such line item are less than two hundred fifty thousand dollars ($250,000), then such line item shall be deemed to be the average of the amounts specified by the Company and Fleet, respectively, and the differences on such line item shall be deemed to be resolved. In the event that the Company and Fleet are able to resolve their differences within such thirty day period (including any resolution pursuant to the immediately preceding sentence), the Closing Balance Sheet and Agreed Deficit agreed to by Fleet and the Company pursuant to this Section 1.06(i) shall be deemed to be the Closing Balance Sheet and Agreed Deficit for all purposes of this Agreement. In the event that all of the differences are not resolved within such thirty day period, but the effect of such differences on the Agreed Deficit is less than three million dollars ($3,000,000), in the aggregate, then all remaining differences shall be resolved in the same manner set forth above with respect to differences of less than $250,000 and the Closing Balance Sheet and the calculation of the Agreed Deficit, as so adjusted, shall be deemed to be the Closing Balance Sheet and the Agreed Deficit for all purposes of this Agreement.

     (j) In the event that the Company and Fleet are unable to resolve all differences with respect to the Closing Balance Sheet or Agreed Deficit in the manner set forth in Section 1.06(i) hereof within the thirty (30) days referred to in Section 1.06(i) hereof, then the issues remaining unresolved shall be determined by Coopers & Lybrand L.L.P. (the "Independent Firm") as follows:

          (1) Within fifteen (15) days following retention of the Independent Firm, the Company and Fleet shall present or cause to be presented the disputed issue or issues that must be resolved with respect to the Closing Balance Sheet.

          (2) The Company and Fleet shall use their commercially reasonable efforts to cause the Independent Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Firm for information, papers, books, records and the like; provided that (i) the Company and Fleet agree that the scope of the retention of the Independent Firm shall be limited to resolving the disputed issues presented to it and matters related thereto and (ii) in no event shall the resolution of any issue be outside the parameters or amounts within which the issues were determined by each of the Company and Fleet. All decisions of the Independent Firm with respect to the Closing Balance Sheet and the Agreed Deficit shall be final and binding upon Fleet, the Company and their respective Affiliates, and the Closing Balance Sheet and the Agreed Deficit as determined in accordance with the provisions of this Section 1.06(j) shall be deemed to be the Closing Balance Sheet and the Agreed Deficit for all purposes of this Agreement.

     (k) With respect to the performance of their respective functions pursuant to this Section 1.06, (i) the Company shall bear all of the fees, costs, disbursements and other expenses of the Company's Auditor; (ii) Fleet shall bear all of the fees, costs, disbursements and other expenses of its auditor; and
(iii) the Company, on the one hand, and Fleet, on the other hand, shall share equally all fees, costs, disbursements and other expenses of the Independent Firm.

     (l) If the value of Company Transferred Liabilities over the Company Contributed Assets as reflected on the Closing Balance Sheet (the "Net Deficit") exceeds the Agreed Deficit, then the Company shall pay to the LLC in the manner and with interest as provided in Section 1.06(n), the amount of such excess.

     (m) If the Agreed Deficit exceeds the Net Deficit, then the LLC shall pay to the Company in the manner and with interest as provided in Section 1.06(n), the amount of such excess.

     (n) Any payment pursuant to Sections 1.06(l) or 1.06(m) hereof shall be made at a mutually convenient time and place within ten (10) days after the Closing Balance Sheet has been finally determined, by delivery to the Company or the LLC, as the case may be, of a wire transfer of immediately available funds from such party to a designated account of such other party. The amount of any payment to be made pursuant to Sections 1.06(l) or 1.06(m) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to LIBOR as of the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

                            ARTICLE II.  DEFINITIONS

     SECTION 2.01 Definitions. As used in this Agreement the following terms shall have the meanings set forth below:

     (a) "Administration Agreement" shall mean that certain administration agreement dated as of the Closing Date by and between the LLC or an Affiliate thereof and the one or more of the Company Contributors and containing the provisions set forth on Exhibit B hereto.

     (b)"Advanta National Bank" shall mean Advanta National Bank, a bank organized under the laws of the United States.

     (c) "Advanta Service Mark License Agreement" shall mean that certain license agreement dated as of the Closing Date by and between the Company and the LLC containing the provisions set forth in Exhibit C hereto.

     (d) "Affiliate" shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (e) "Agreed Adjustment" shall have the meaning set forth in Section 1.06(c) of this Agreement.

     (f) "Agreed Deficit" shall have the meaning set forth in Section 1.06(b) of this Agreement.

     (g) "Ancillary Agreements" means each of the LLC Agreement, the Administration Agreement, the CCB Participation Agreement, the FNB Participation Agreement, the Lease Agreements, the SmartMove Service Agreement, the Advanta Service Mark License Agreement and the Interim Servicing Agreement.

     (h) "Bank Acts" shall mean, collectively, the Bank Holding Company Act of 1956, the National Bank Act, the Federal Reserve Act, the Federal Deposit Insurance Act and any other federal or state banking statutes which may govern the transactions contemplated by this Agreement, as they may be amended from time to time, and the rules and regulations promulgated thereunder.

     (i) "Bank Authority" shall mean the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, and any state banking authority or non-U.S. governmental banking authority having jurisdiction over the Company, Fleet or any Related Entities.

     (j) "Board" shall have the meaning set forth in Section 3.01 of this Agreement.

     (k) "Business" shall mean the consumer credit card business of the Company and the Company Contributors as of the Closing Date, including, without limitation, the origination and servicing of consumer credit cards, the determination of creditworthiness of consumer credit card account customers, the extension of credit to consumer credit card account customers, and the maintenance of consumer credit card accounts and collection of receivables with respect thereto, anywhere in the world.

     (l) "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks in the Commonwealth of Massachusetts and the Commonwealth of Pennsylvania are generally closed for regular banking business.

     (m) "CCB Assets" shall have the meaning set forth in Section 1.01(d) of this Agreement.

     (n) "CCB Liabilities" shall have the meaning set forth in Section 1.01(d) of this Agreement.

     (o) "CCB Participation Agreement" shall have the meaning set forth in
Section 1.01(d) of this Agreement.

     (p) "Class A Preferred Shares" shall mean the shares of the Company's Class A Preferred Stock, par value $1,000 per share.

     (q) "Class A Shares" shall mean the shares of the Company's Class A Common Stock, par value $.01 per share.

     (r) "Closing" shall have the meaning set forth in Section 1.02 of the Agreement.

     (s) "Closing Balance Sheet" shall have the meaning set forth in Section 1.06(f) of this Agreement.

     (t) "Company" shall have the meaning set forth in the preamble to this Agreement.

     (u) "Company's Auditor" shall have the meaning set forth in Section 1.06(f) of this Agreement.

     (v) "Company Contributed Assets" shall have the meaning set forth in
Section 1.01(b) of this Agreement.

     (w) "Company Contributors" shall mean Advanta National Bank, an indirect wholly owned subsidiary of the Company and any Affiliates thereof which contribute Company Contributed Assets or transfer Company Transferred Liabilities in accordance with the terms of this Agreement.

     (x) "Company Credit Card Business Employees" shall mean each individual who is employed on a full-time or part-time basis in connection with the Business on the Closing Date, composed of those individuals and groups of individuals who are listed on Schedule 2.01(x) hereto, together with all Potential Credit Card Business Employees who are deemed to be Company Credit Card Business Employees pursuant to Section 6.22 of this Agreement.

     (y) "Company Intellectual Property" shall have the meaning set forth in
Section 4.10 of this Agreement.

     (z) "Company Transferred Liabilities" shall have the meaning set forth in
Section 1.01 of this Agreement.

     (aa) "Contribution" shall have the meaning set forth in Section 1.01 of this Agreement.

     (bb) "Credit Insurance Business" shall have the meaning set forth in
Section 7.01 of this Agreement.

     (cc) "Estimated Closing Balance Sheet" shall have the meaning set forth in
Section 1.06(a) of this Agreement.

     (dd) "Exchange Act" shall have the meaning set forth in Section 4.04 of this Agreement.

     (ee) "Fleet" shall have the meaning set forth in the preamble to this Agreement.

     (ff) "Fleet Business" shall mean the consumer credit card business of Fleet and the Fleet Contributors, including, without limitation, the origination and servicing of consumer credit cards as of the Closing Date, the determination of creditworthiness of consumer credit card account customers, the extension of credit to consumer credit card account customers and the maintenance of consumer credit card accounts and collection of receivables with respect thereto, anywhere in the world.

     (gg) "Fleet Contributed Assets" shall have the meaning set forth in Section 1.01(b) of this Agreement.

     (hh) "Fleet Contributors" shall mean Fleet Credit Card Bank, Fleet National Bank and any Affiliates thereof which contribute Fleet Contributed Assets or transfer Fleet Transferred Liabilities in accordance with the terms of this Agreement.

     (ii) "Fleet Credit Card Bank" shall mean Fleet Bank, National Association
(DE), a credit card bank organized under the laws of the United States, and any successor thereto.

     (jj) "Fleet Material Adverse Effect" shall mean any effect that (1) is material and adverse to the assets, liabilities, financial position, business or results of operations of the Fleet Business, taken as a whole, or (2) would materially impair the ability of Fleet and the Fleet Contributors, taken as a whole, to perform their obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated by this Agreement (excluding any such impairment arising from any action taken by, or omission of the Company, and any Company Contributor or any Affiliate thereof), excluding, in (1) and (2) above, any effects relating to or arising from (A) the transactions contemplated by this Agreement and any actions or omissions to act required by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (B) past, existing or prospective general economic or regulatory conditions affecting the consumer revolving lending business or the consumer credit card business in general. Notwithstanding the foregoing, Fleet may, at its option, include in the Disclosure Schedules items which would not have a Fleet Material Adverse Effect within the meaning of the previous sentence or are not necessarily material, and such inclusion shall not be deemed to be an acknowledgment by Fleet that such items would have a Fleet Material Adverse Effect or further define the meaning of either such term for purposes of this Agreement.

     (kk) "Fleet National Bank" shall mean Fleet National Bank, a bank organized under the laws of the United States.

     (ll) "Fleet Transferred Liabilities" shall have the meaning set forth in
Section 1.01 of this Agreement.

     (mm) "FNB Assets" shall have the meaning set forth in Section 1.01(e) of this Agreement.

     (nn) "FNB Liabilities" shall have the meaning set forth in Section 1.01(e) of this Agreement.

     (oo) "FNB Participation Agreement" shall have the meaning set forth in
Section 1.01(e) of this Agreement.

     (pp) "GAAP" shall mean generally accepted accounting principles.

     (qq) "HSR Act" shall have the meaning set forth in Section 4.06 of this Agreement.

     (rr) "Household Receivables" shall mean all consumer credit card receivables owned, managed, or serviced by the Company or the Company Contributors acquired by the Company or any of the Company Contributors pursuant to that certain Credit Card Portfolio Purchase and Sale Agreement, dated as of September 30, 1997, between Advanta National Bank and Household Bank (Nevada), N.A. and that certain Line of Credit Portfolio Purchase and Sale Agreement, dated as of September 30, 1997, between Household Bank, F.S.B. and Advanta National Bank.

     (ss) "Interim Servicing Agreement" shall mean that certain Interim Servicing Agreement dated as of the Closing Date between the LLC and the Company, substantially in the form attached hereto as Exhibit D.

     (tt) "Introductory Rate Balances" shall mean consumer credit card receivables accruing finance charges at a special introductory annual percentage rate offered to new credit card customers only at the time of the opening of a credit card account for a limited period, referred to as an "introductory rate;" it is understood that the term Introductory Rate Balances does not include any portion of a credit card holder's balances (i) resulting from a cash advance and accruing interest at a cash advance rate; (ii) that no longer carry a special introductory rate as a result of a delinquency; or (iii) resulting from any other promotional campaign or relationship management activities.

     (uu) "Knowledge" of the Company or Fleet, as applicable, shall be deemed to include only the actual knowledge of the executive officers of the Company or Fleet, respectively, provided, however, that for the purposes of the indemnification provisions of Article X hereof only (and for no other provision of this Agreement) "Knowledge" of the Company or Fleet, as applicable, shall mean the knowledge of all of the officers of the Company and its Subsidiaries engaged in the Business or Fleet and its Subsidiaries engaged in the Fleet Business, respectively.

     (vv) "Lease Agreements" shall mean those certain lease agreements dated as of the Closing Date between the LLC and certain of the Company Contributors relating to shared facilities and containing the provisions set forth on Exhibit E hereof.

     (ww) "LIBOR" shall mean, as of any date, the London Interbank Offered Rate for three-month deposits as shown at 11:00 a.m. London time on such date on the display screen designated "Page 3570" by Dow Jones Markets, or such other page as may replace such page on that service or such other services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for U.S. Dollar Deposits.

     (xx) "Lien" shall have the meaning set forth in Section 4.08 hereof.

     (yy) "LLC" shall mean a limited liability company formed by the parties hereto or their Affiliates prior to the Closing Date and pursuant to the terms of the LLC Agreement.

     (zz) "LLC Agreement" shall mean the Limited Liability Company Agreement of the LLC, substantially in the form of Exhibit A attached hereto.

     (aaa) "Losses" shall mean any and all claims, losses, liabilities, costs, penalties, fines, expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands (including, without limitation, Taxes) that are imposed upon or otherwise incurred, suffered or sustained by the relevant party.

     (bbb) "Managed Receivables" shall mean all consumer credit card receivables owned, managed or serviced by the Company or the Company Contributors under Master Trust I or Master Trust II or under other agreements relating to the securitization of such receivables by the Company or the Company Contributors, or included as part of the Company Contributed Assets, except any receivables relating to Retained SmartMove Accounts (other than Qualified SmartMove Accounts), Household Receivables and Rewards Accelerator Receivables.

     (ccc) "Master Trust I" and "Master Trust II" shall mean, respectively, that certain Amended and Restated Master Pooling and Servicing Agreement, dated as of April 1, 1992, between Colonial National Bank USA and Chemical Bank, and all supplements and amendments thereto, and that certain Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 1993, as amended and restated on May 23, 1994, between Colonial National Bank USA and Bankers Trust Company and all supplements and amendments thereto.

     (ddd) "Material Adverse Effect" shall mean any effect that (1) is material and adverse to the assets, liabilities, financial position, business or results of operations of the Business, taken as a whole, or (2) would materially impair the ability of the Company and the Company Contributors, taken as a whole, to perform their obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement (excluding any such impairment arising from any action taken by, or omission of, Fleet, any Fleet Contributor or any Affiliate thereof) excluding, in (1) and (2) above, any effects relating to (A) the announcement made by the Company relating to a possible reorganization or sale of significant assets involving the Company and its Affiliates, (B) the transactions contemplated by this Agreement and any actions or omissions to act required by this Agreement (including, without limitation, actions or inactions of employees, customers or vendors) or (C) past, existing or prospective general economic or regulatory conditions affecting the consumer revolving lending business or the consumer credit card business in general. Notwithstanding the foregoing, the Company may, at its option, include in the Disclosure Schedules items which would not have a Material Adverse Effect within the meaning of the previous sentence or are not necessarily material, and such inclusion shall not be deemed to be an acknowledgment by the Company that such items would have a Material Adverse Effect or further define the meaning of either such term for purposes of this Agreement.

     (eee) "Material Company Contributed Contracts" shall mean those Company Contributed Contracts listed on Schedule 1A(i) hereto.

     (fff) "Non-Assumed Liabilities" shall have the meaning set forth in Section 1.01(g) of this Agreement.

     (ggg) "Ordinary Course of Business Liabilities" shall mean liabilities relating to consumer credit matters arising from the operations of the Business in the ordinary course in a manner substantially similar to the operation of a credit card business by one or more of the 20 largest credit card issuers in the United States.

     (hhh) "Outside Termination Date" shall have the meaning set forth in
Section 9.01(b) of this Agreement.

     (iii) "person" shall mean any individual, corporation, partnership, association, joint stock company, business, trust, other entity or group.

     (jjj) "Proxy Statement" shall have the meaning set forth in Section 3.02 of this Agreement.

     (kkk) "Related Entities" shall mean any company, partnership, trust or limited liability company of which the Company or Fleet, as the case may be, directly or indirectly, owns 25% or more of the equity or can elect a majority of the directors or partners or which the Company or Fleet is otherwise deemed to control under any of the Bank Acts.

     (lll) "Retained SmartMove Accounts" shall mean the credit card accounts and all accounts receivable thereon for any credit card account holder who either
(i) received a notice of the SmartMove Repricing and, at the time of the receipt of such notice, maintained a SmartMove Balance subject to the SmartMove Repricing or (ii) maintained a SmartMove Balance which became subject to the SmartMove Repricing.

     (mmm) "Rewards Accelerator Accounts" shall mean the credit card accounts and all accounts receivable thereon which are subject to the Rewards Accelerator Program and as to which the Company does not have the right to solicit the account holders for a replacement credit card which is not subject to the program.

     (nnn) "Rewards Accelerator Receivables" are receivables under the Rewards Accelerator Accounts.

     (ooo) "SEC" shall have the meaning set forth in Section 3.02 of this Agreement.

     (ppp) "Securities Act" shall have the meaning set forth in Section 4.04 of this Agreement.

     (qqq) "Shares" shall mean any Class A Share or Class A Preferred Share.

     (rrr) "SmartMove Balances" shall mean all credit card accounts receivable generated by the SmartMove Campaign.

     (sss) "SmartMove Campaign" shall mean the marketing campaigns of any of the Company Contributors, referred to as "SmartMove," offering existing credit card account holders a lower annual percentage rate on credit card balances transferred to such card holders' accounts with any Company Contributor from such card holders' credit card accounts with any other credit card issuer.

     (ttt) "SmartMove Repricing" shall mean all initiatives under which the Company Contributors notified credit card account holders who maintained SmartMove Balances that the annual percentage rate on such SmartMove Balances would be increased.

     (uuu) "SmartMove Service Agreement" shall mean that certain service agreement dated as of the Closing Date between the LLC and Advanta National Bank and containing the provisions set forth on Exhibit F hereto.

     (vvv) "Special Meeting" shall have the meaning set forth in Section 3.01 of this Agreement.

     (www) "Specified Date" shall mean the Closing Date; provided, however, that if the Closing Date is a date other than the last Business Day of a calendar quarter, Specified Date shall mean, at the sole discretion of the Company, the last Business Day of the immediately preceding calendar quarter.

     (xxx) "Subsidiary" shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

     (yyy) "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by any of the parties to third parties) with respect to Taxes, including any document required to be retained or provided to any governmental authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated hereunder, relating to the parties or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

     (zzz) "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and losses thereon or associated therewith or associated with any Tax Return.

     (aaaa) "Volume Adjustment" shall have the meaning set forth in Section 1.06(d) of this Agreement.

     (bbbb) "Yield Adjustment" shall have the meaning set forth in Section 1.06(e) of this Agreement.

     (cccc) "1996 Bonus Protection Payment" shall mean a payment to a Transferred Employee pursuant to the terms of the Advanta Corp. Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1996.

     (dddd) "1997 Bonus Payment" shall mean a payment or issuance or vesting of stock to a Transferred Employee pursuant to the terms of the Advanta Corp. Senior Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1997.

     (eeee) "1997 Bonus Protection Payment" shall mean a payment from the Company to a Transferred Employee pursuant to the terms of the Advanta Corp. Management Incentive Plan with Stock Election II, Advanta Corp. Management Incentive Plan with Stock Election III and Advanta Corp. Management Incentive Plan with Stock Election IV, as applicable, for the year ended December 31, 1997.

            ARTICLE III.  STOCKHOLDERS' MEETING AND PROXY STATEMENT

     SECTION 3.01 Stockholders' Meeting. The Company, acting through its Board of Directors (the "Board"), will, in accordance with applicable law and the Company's charter and bylaws, duly call, give notice of, convene and hold a special meeting (including any adjournment or postponement thereof, the "Special Meeting") of its stockholders as soon as practicable following the date of this Agreement, but in any event no later than 20 Business Days after the mailing of the Company's Proxy Statement for the purpose of considering and taking action upon the approval of the Contribution and any other related matters required under applicable law to be approved by such stockholders (it being agreed that the parties hereto do not acknowledge that such approval is required under applicable law). The Board shall recommend such approval by the stockholders and shall take all reasonable, lawful action to solicit such approval by its stockholders.

     SECTION 3.02 Proxy Statement. The Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the Securities and Exchange Commission ("SEC"), and use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to this Agreement and the transactions contemplated hereby (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"), (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to the Special Meeting. The Company agrees to promptly provide Fleet with all comments or correspondence received from the SEC with respect to the Proxy Statement. The Company will include in the Proxy Statement the recommendation of its Board that stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby.

           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company's Disclosure Schedule delivered to Fleet by the Company prior to the execution of this Agreement, the Company represents and warrants to Fleet, on behalf of itself and each of the Company Contributors, as follows:

     SECTION 4.01 Organization. Each of the Company and the Company Contributors is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or a banking organization duly chartered by its chartering authority. Each of the Company and the Company Contributors is duly qualified to conduct the Business in the states of the United States and any foreign jurisdictions where its ownership or leasing of properties or assets used in the conduct of the Business or the assets of the Business requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

     SECTION 4.02 Corporate Power, Authority Relative to this Agreement. Each of the Company and the Company Contributors has the corporate power and corporate authority to carry on its business as it is now being conducted and to own or lease all of the properties and assets used in the conduct of the Business and to conduct the Business in the manner currently conducted by it. The Company has full corporate power and authority to execute and deliver this Agreement and, upon approval of this Agreement by the holders of Shares representing a majority of the votes entitled to be cast by holders of the Class A Shares and Class A Preferred Shares, voting together as a single class, as required to satisfy the condition set forth in Section 8.01(a), to consummate the transactions contemplated hereby and to perform its obligations hereunder, including, without limitation, causing the Company Contributors (after approval by their respective Boards of Directors) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any Company Contributor (other than approval by the respective Boards of Directors of the Company Contributors other than the Company) are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby other than (subject to the last parenthetical clause in the penultimate sentence of Section 3.01) the approval of this Agreement and the transactions contemplated hereby by the holders of Shares representing a majority of the votes entitled to be cast by holders of Class A Shares and Class A Preferred Shares, voting together as a single class. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by Fleet, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (but subject to obtaining the approvals set forth in Section 4.06 hereof), except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.03 Absence of Certain Changes. Except as disclosed in the Company Filings, since June 30, 1997, (a) the Company and each of the Company Contributors have conducted the Business in the ordinary and usual course, consistent with past practice and (b) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have a Material Adverse Effect. Since June 30, 1997, there has not been (a) any entry into any agreement, commitment or transaction by the Company or any Company Contributor relating to the Business, which is material to the Business taken as a whole (except agreements, commitments or transactions in the ordinary course of business, consistent with past practice and described on the Company's Disclosure Schedule); or (b) any change by the Company or any of the Company Contributors in accounting methods, principles or practices relating to the Business, except as required by GAAP.

     SECTION 4.04  Reports and Financial Statements.

     (a) The Company and each of its Subsidiaries and Master Trust I and Master Trust II and, to the Knowledge of the Company, the trustees of Master Trust I and Master Trust II, have filed all forms, reports, definitive proxy statements, information statements and other documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 1994 pursuant to the federal securities laws and the rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "Company Filings"). None of the Company Filings (excluding the financial statements included therein), at the time filed or mailed, contained, with respect to the Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

     (b) The pro forma balance sheet of the Business as of September 30, 1997 (the "Pro Forma Balance Sheet") attached hereto as Schedule 4.04(b) has been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice and the procedures set forth on Schedule 1.06(g) hereto, and presents fairly in all material respects the assets and liabilities of the Business at September 30, 1997. Notwithstanding the foregoing, it is acknowledged and agreed that the information technology assets and fixed assets set forth on the Pro Forma Balance Sheet are subject to change, as mutually determined by the Company and Fleet, in each case based on a physical inventory of information technology assets and fixed assets, having an agreed minimum book value for any one item and an agreed minimum book value for any single line item, to be performed prior to the Closing. Such changes will be reflected in the Closing Balance Sheet. The Pro Forma Statement of Operations (as defined in
Section 6.21) for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice and presents fairly in all material respects the results of operations of the Business for the periods covered by the statement of operations.

     (c) The Company and each of its Subsidiaries have filed all reports, registrations, applications and statements, together with any amendments required to be made with respect thereto, relating to the Business that they were required to file since January 1, 1995 with any governmental authority, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state thereof or any governmental authority, and have paid all fees and assessments due and payable in connection therewith, except in any case where the failure to file the same would not have a Material Adverse Effect. Each of such reports, registrations, applications and statements complied (and with respect to such reports, registrations, applications and statements filed after the date hereof and prior to the Closing Date, will comply) at the date thereof in all material respects with the rules and regulations of the governmental authority relating thereto and fairly present in all material respects the information required to be presented therein. Except for normal examinations conducted by a governmental authority in the ordinary course of the business of the Company and its Subsidiaries, no governmental authority has initiated any proceeding or, to the Knowledge of the Company, investigation, into the Business since January 1, 1995. There is no unresolved material violation, or exception by any governmental authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries relating to the Business.

     (d) Neither the Company nor any of its Subsidiaries is subject to any cease- and-desist or other order issued by, or is a party to any consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any governmental authority, in any such case, that restricts the conduct of the Business or that, in any manner, relates to the Business or the Company Credit Card Business Employees (each, whether or not set forth in the Company's Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries (A) been advised since January 1, 1995 by any governmental authority that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have Knowledge of any pending or threatened regulatory investigation relating to the Business.

     (e) Each of the balance sheets contained or incorporated by reference into any of the Company Filings since January 1, 1997 (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects, the financial position of the Company and of its Subsidiaries, or Master Trust I or Master Trust II, as applicable, as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Filings since January 1, 1997 fairly presents, or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries, for the periods to which they relate, and in each case, in compliance in all material respects with the applicable accounting requirements and with the published rules of the SEC with respect thereto and in accordance with GAAP, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     SECTION 4.05 Proxy Statement. None of the information in the Proxy Statement and any amendment or supplement thereto or any other documents to be filed by the Company with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement will at the time of the mailing of the Proxy Statement and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date, any event with respect to the Company, its officers and directors or any of the Company Contributors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement to the Proxy Statement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will (with respect to information relating to the Company and the Company Contributors) at all times comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company Contributors agrees that, if it should become aware prior to the Closing Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading as of the time of the Special Meeting with respect to a material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading as of the time of the Special Meeting, to promptly inform Fleet thereof and to take the necessary steps to correct the Proxy Statement.

     SECTION 4.06 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company or any Company Contributor will (i) conflict with or result in any breach or violation of any provision of the respective Restated Certificate of Incorporation or By-Laws (or other similar governing documents) of the Company or any of the Company Contributors, (ii) require the Company or any Company Contributor to obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (B) pursuant to the Exchange Act and the rules and requirements of the National Association of Securities Dealers, Inc., (C) approval of Bank Authorities, (D) approval of state insurance departments, if applicable, and (E) filings in connection with the formation of the LLC and maintaining the good standing and qualification of the LLC following the Closing; (iii) result in a breach or violation of or a default under (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, agreement, Company Contributed Contract (other than any Material Company Contributed Contract or any Company Contributed Contract relating to Information Technology) or other instrument or obligation relating to the Business to which the Company or any of the Company Contributors is a party or by which the Company, any of the Company Contributors or any of their respective assets may be bound, except for such breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing or which individually or in the aggregate would not have a Material Adverse Effect, (iv) result in a material breach or a violation or a default under (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any Material Company Contributed Contract except for the breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing; or (v) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule, law or regulation, permit or agreement applicable to the Business, except for violations (other than of orders, writs, injunctions or decrees issued against the Company or any of the Company Contributors or naming the Company or any of the Company Contributors as a party) which would not individually or in the aggregate have a Material Adverse Effect.

     SECTION 4.07 Litigation. There is no litigation, claim, action, arbitration, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Contributors and relating to the Business before any court or governmental or regulatory authority or body acting in an adjudicative capacity, with respect to which there is a reasonable likelihood of an adverse determination, which (i) would have a Material Adverse Effect or (ii) challenges the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Contributors is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against the Company or any of the Company Contributors or naming the Company or any of the Company Contributors as a party relating to the Business which has or is reasonably likely to have a Material Adverse Effect.

     SECTION 4.08 Title to Properties; Encumbrances. The Company and each of the Company Contributors has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Company Contributed Assets (other than the Business real property and the Business leased properties as to which Section 4.14 is applicable and other than the Company Intellectual Property as to which Section 4.10 is applicable), free and clear of all security interests, mortgages, pledges, monetary liens, conditional sales agreements, leases, monetary liens, endorsements or charges of any kind or character claims of third parties of any nature whatsoever (each a "Lien"), except for Permitted Liens.

     SECTION 4.09 Licenses. The Company and each of the Company Contributors has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental authorities that are required to permit them to own and lease their properties and to conduct the Business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company Knowledge, no suspension or cancellation of any of them is threatened which, in any such case, would have a Material Adverse Effect.

     SECTION 4.10  Patents, Trademarks, Trade Names, and Information Technology.

     A.  Patents, Trademarks and Trade Names.

     (a) For purposes of this Section 4.10, "Company Intellectual Property" means any patent, patent application, copyright registration, trade secret or similar proprietary information, trademark or service mark, trademark or service mark registration or application or trade name.

     (b) All rights of ownership of, or material licenses to use, the Company Intellectual Property held by the Company and the Company Contributors relating to the Business are listed on Schedule 4.10A. There are no material intellectual property rights, other than those set forth on such schedule, reasonably necessary to and regularly used in, the conduct of the Business as presently conducted.

     (c) All rights to the Company Intellectual Property reasonably necessary to and regularly used in the conduct of the Business as presently conducted:

          (i) have been duly registered in, filed in, or issued by the United States Patent and Trademark Office, or the corresponding offices of other countries identified on said schedule, or applications to register such Company Intellectual Property have been filed and are pending;

          (ii) have been properly maintained and renewed in accordance with applicable laws and regulations in the United States and such foreign countries;

          (iii) in the case of registered copyrights were developed and authored as original works of authorship either by full-time employees of the Company or any of the Company Contributors within the normal scope of their duties as works for hire, or by third persons as works for hire under an express written agreement so stating or under a written agreement expressly transferring and assigning all rights to the Company, the Company Contributors or any one or more of them;

          (iv) in the case of patents or patent applications, have been duly assigned to the Company, the Company Contributors or any one or more of them, and such assignment(s) have been recorded in the appropriate government offices;

          (v) are owned by the Company, the Company Contributors, or any one or more of them, free and clear of any Liens such that no other person has any right or interest in or license to use or right to license others to use any of the Company Intellectual Property to the exclusion of the Company;

          (vi) are freely transferable (except as otherwise required by law);
     and

          (vii) are not subject to any outstanding order, decree, judgment or stipulation,

except, in the case of each of the foregoing clauses (i) through (vii), to the extent where the failure to comply to the statements made therein would not have a Material Adverse Effect.

     (d) To the Company's Knowledge, no proceedings to which the Company or any Company Contributor is a party have been commenced which (i) challenge the rights of the Company or any Company Contributor to use Company Intellectual Property, or (ii) charge the Company or any Company Contributor with infringement of any other person's rights in Company Intellectual Property; and to the Knowledge of the Company, no such proceeding to which the Company is not a party has been filed, nor are any such proceedings threatened to be filed, in either case which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

     (e) To the Company's Knowledge (i) none of the rights in the material Company Intellectual Property is being infringed in any material manner by any other person, and (ii) neither the Company nor any Company Contributor is infringing in any material manner upon any material intellectual property rights of any person.

     (f) No director, officer or employee of the Company or any Company Contributor owns, directly or indirectly, in whole or in part, any material Company Intellectual Property right.

     (g) In addition to the Company Intellectual Property described above, the Company and the Company Contributors have the right to use, free and clear of any claims or rights of others except claims or rights described in the Company's Disclosure Schedule, all material trade secrets and Company owned customer lists (collectively "Trade Secrets") required for and used in the Business.

     B. Information Technology. For purposes of this Section 4.10B. and attached hereto as Schedule 4.10B(i) is a listing of all of the functions reasonably necessary in any material respect to and regularly used in the Business as presently conducted, including all of the material hardware, software, networks and telecommunication (collectively the "Company Information Technology"). The Company or one or more of the Company Contributors owns (free and clear of all Liens, except Permitted Liens), or is licensed or otherwise entitled to use the Company Information Technology which is included within the Company Contributed Assets relating to the operation of the Business. There is no material information technology, other than those set forth in the Schedule 4.10B(i), reasonably necessary and regularly used in, the conduct of the Business as presently conducted. Schedule 4.10B(ii) identifies the material contracts included in the Company Information Technology which the Company and Fleet have jointly and mutually identified (collectively, the "Material Information Technology Contracts"). The Company or one of the Company Contributors has or can obtain the right to assign the Material Information Technology Contracts to the LLC, except as otherwise stated in the Material Information Technology Contracts.

     C. Information Technology Consents and Approvals; No Violation. Schedule 4.10C identifies those Information Technology Contracts requiring consents of any third party in connection with the consummation of the transactions contemplated by this Agreement. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company or any Company Contributor will (i) require the Company or any Company Contributor to obtain any other consent or approval of or by any Company Information Technology contracting party; or (ii) result in a material breach or violation of or a material default (or give rise to any right of termination or claim for injunctive relief) under any of the terms, conditions or provisions of any material contract relating to Company Information Technology.

     SECTION 4.11  Company Contributed Contracts.

     (a) Each of the Company and the Company Contributors has complied in all material respects with all of the respective provisions of the Material Company Contributed Contracts and the Material Information Technology Contracts required to be complied with by it and neither the Company nor any of the Company Contributors, nor, to the Knowledge of the Company, any other party thereto is in material default in any respect thereunder, and no event has occurred which but for the passage of time or giving of notice or both would constitute such a material default thereunder by the Company or any of the Company Contributors, and there is no outstanding notice of default or termination under any Material Company Contributed Contract or Material Information Technology Contract. The Material Company Contributed Contracts and the Material Information Technology Contracts are each valid, binding and enforceable in all material respects in accordance with their respective terms, and the Contribution and the other transactions contemplated by this Agreement will not affect the validity, enforceability and continuity of any such Material Company Contributed Contract or Material Information Technology Contract, if assignable and if properly assigned.

     (b) With respect to the Company Contributed Contracts which are not Material Company Contributed Contracts or Material Information Technology Contracts each of the Company and the Company Contributors has complied with all respective provisions of the Company Contributed Contacts required to be complied with by it and none of the Company or any Company Contributor is in default in any respect thereunder, and no event has occurred, but for the passage of time or giving of notice or both, would constitute such a default thereunder by the Company or any of the Company Contributors, except where such noncompliance or defaults would, individually or in the aggregate, not have a Material Adverse Effect and there is no outstanding notice of default or termination under any Company Contributed Contract which would have a Material Adverse Effect.

     SECTION 4.12  Environmental Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) the term "Hazardous Material" shall mean any material, waste or substance including, without limitation, petroleum or petroleum products that, whether by their nature or use, are subject to control or regulation under any Environmental Requirement; (ii) the term "Environmental Requirement" shall collectively mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), the Clean Air Act (42 U.S.C. Section 7401, et seq.) and the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), all as presently in effect, any regulation pursuant thereto, or any other law addressing environmental, health or safety issues of or by any governmental authority; and (iii) the term "governmental authority" shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative judicial, regulatory or administrative functions.

     (b) To the Company's Knowledge: (i) no Hazardous Material has been or is currently located at, in, on, under or about any real estate used, owned, operated or leased by the Company or any of the Company Contributors and included in the Company Contributed Assets in a manner which (x) violates in any material respect any Environmental Requirement or (y) which requires cleanup or remedial action of any kind requiring the expenditure of more than $150,000 in the aggregate under any Environmental Requirement; (ii) none of the Company or any Company Contributor is required to obtain or maintain any federal, state and local environmental permits, certifications, licenses or approvals with respect to any of the Company Contributed Assets, the failure to obtain or hold which would have a Material Adverse Effect; (iii) neither the Company nor any Company Contributor has received notice of any material violation, lien, complaint, suit, order or other obligation with respect to any past, present or future event concerning the environmental condition of any real estate included in the Company Contributed Assets; and (iv) there has been no investigation, litigation, directive or administrative enforcement proceeding against the Company or any Company Contributor, nor have any settlements been reached by the Company or any Company Contributor with any governmental authority or public or private party alleging the release, threatened release, disposal, storage or use of any Hazardous Material at, in, on, under or adjacent to any real estate included in the Company Contributed Assets, and with respect to which any of such items (i) through (iv) would result in a Material Adverse Effect.

     SECTION 4.13 Condition of the Company Contributed Assets. The Company Contributed Assets (including, without limitation, all leasehold interests included therein), constitute all of the assets reasonably necessary or required to conduct the Business as presently conducted; provided, however, that this representation shall not relate to any capital or capital adequacy requirements of any Bank Authority. To the Company's Knowledge, all tangible assets with a depreciated book value as of September 30, 1997 in excess of one million dollars ($1,000,000) included in the Company Contributed Assets are in good operating condition and repair, normal wear and tear excepted.

     SECTION 4.14  Real Property.

     (a) Schedule 4.14(a) of the Company's Disclosure Schedule lists all real property owned by the Company or any of the Company Contributors and included in the Company Contributed Assets. With respect to each such parcel of owned real property:

          (i) the identified owner has good and valid title to the parcel of real property, free and clear of any Lien except for installments of special assessments not yet delinquent, liens for Taxes not yet due and payable, easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character or which do not materially reduce the value or usefulness of such property ("Permitted Liens");

          (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

     (b) Schedule 4.14(b) of the Company's Disclosure Schedule lists all real property currently leased or subleased to the Company or any of the Company Contributors and included in the Company Contributed Contracts. Each lease and sublease listed in Schedule 4.14(b) of the Company's Disclosure Schedule hereto is in all material respects legal, valid, binding, enforceable against Company and the Company Contributors which are parties thereto, and to the Knowledge of the Company, against the other parties thereto and is in full force and effect, subject to bankruptcy, reorganization and similar laws and general equitable principles.

     SECTION 4.15 Compliance with Laws. Except for the Environmental Requirements (compliance with which is covered by Section 4.12, as applicable) the Company and each of the Company Contributors:

          (i) is in compliance with all applicable United States federal, state and local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the Business or to the Company Credit Card Business Employees;

          (ii) holds all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental agencies that are required in order to permit them to own or lease their properties and to conduct the Business as presently conducted; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and

          (iii) has not since June 30, 1996 received any written notice from any governmental agency (A) asserting that the Company or any of the Company Contributors is not in material compliance with any statutes, regulations, ordinances or rules in connection with the operation of the Business or (B) threatening to revoke any material license, franchise, permit, membership privilege or governmental authorization necessary for the operation of the Business which, in either (A) or (B) above, is reasonably likely to have a material adverse effect on the ability of the Company and the Company Contributors to consummate the transactions contemplated by this Agreement or the ability of the LLC to conduct the Business following the Closing Date in substantially the same manner as it is presently conducted, except in the case of any matter referred to in clauses (i), (ii) and (iii) above where such non-compliance or failure to hold any such items or make such filings, applications and registrations or failure to be in full force and effect would not have a Material Adverse Effect.

     SECTION 4.16  Benefit Plans.

     (a) With respect to the Company Credit Card Business Employees identified as of the date of this Agreement, no amount paid or payable by the Company or any of the Company Contributors or the LLC in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

     (b) Neither the LLC nor Fleet have any liability with respect to the payment of any benefits or otherwise arising in connection with any "employee benefit plan" or "plan" (as those terms are defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Company or any Company Contributor, except those payments of benefits or other liabilities that may arise in connection with those plans or other obligations with respect to Transferred Employees or Company Credit Card Business Employees that are expressly assumed or otherwise agreed to by the LLC or Fleet under the terms of this Agreement.

     SECTION 4.17 Unions. The Company represents that with respect to the Company Credit Card Business Employees: There is no pending or, to the best of the Company's Knowledge, threatened employee strike, work stoppage or labor dispute which would have a Material Adverse Effect. To the Knowledge of the Company no union representation question exists, no collective bargaining agreement exists or is currently being negotiated by the Company or any Company Contributor, no demand has been made for recognition by a labor organization, no union organizing activities is taking place, and none of the Company Credit Card Business Employees is represented by any labor union or organization. There is no unfair labor practice claim against the Company or any Company Contributor pending before the National Labor Relations Board, or any strike, dispute, slow-down, or stoppage pending or to the Knowledge of the Company, threatened against or involving the Company or any Company Contributor and none has occurred.

     SECTION 4.18 Retained SmartMove Accounts. As of September 30, 1997, the total amount of SmartMove Balances outstanding equaled approximately $667,000,000; the total amount of outstanding SmartMove Balances included in the Retained SmartMove Accounts equaled approximately $54,000,000; and the weighted average per annum interest rate of the SmartMove Balances included in the Retained SmartMove Accounts equaled approximately 9.9%. The initiatives in May 1997, February 1997 and

September 1996 are the only initiatives under which the Company Contributors notified credit card account holders who maintained SmartMove balances that the annual percentage rate on such SmartMove Balances would be increased, although the Company Contributors have otherwise increased annual percentage rates on SmartMove Balances as a result of delinquency or other breaches by card holders of the credit card account agreement with the Company Contributors.

     SECTION 4.19 Other Matters. There is (i) no litigation, claim, action, arbitration, investigation or examination by any governmental authority, other action or other proceeding, with respect to which there is a reasonable likelihood of an adverse determination and (ii) no material default by the Company or any Company Contributor under any material agreement, relating in any case to the business (including, without limitation, the Business) of the Company, which, in the case of either (i) or (ii), would materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

     SECTION 4.20 AS IS Condition. Except as otherwise set forth in this Agreement, the Company Contributed Assets to be contributed and transferred hereunder are to be contributed and transferred and are to be accepted by the LLC in an "AS IS" condition, without any representation or warranty whatsoever. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPANY CONTRIBUTED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY OR THE TRANSFERABILITY OF THE COMPANY CONTRIBUTED ASSETS OR AS TO THE FITNESS OF THE COMPANY CONTRIBUTED ASSETS FOR ANY PARTICULAR PURPOSE OR AS TO ANY INFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS BY ANY COMPANY CONTRIBUTED ASSET OR ANY USE THEREOF.

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF FLEET

     Except as set forth in the Disclosure Schedule delivered to the Company by Fleet prior to the execution of this Agreement, Fleet represents and warrants to the Company as follows:

     SECTION 5.01 Organization. Each of Fleet and the Fleet Contributors is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or a banking organization duly chartered by its chartering authority.

     SECTION 5.02 Corporate Power, Authority Relative to this Agreement. Each of Fleet and the Fleet Contributors has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets and to conduct the Fleet Business in the manner currently conducted by it. Fleet has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder, including without limitation causing the Fleet Contributors (after approval by their respective Boards of Directors). The execution and delivery of this Agreement and the consummation of the transactions hereby have been duly and validly authorized by the Board of Directors of Fleet and no other corporate proceedings on the part of Fleet or any Fleet Contributor (other than approval by the respective Boards of Directors of the Fleet Contributors other than Fleet) are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fleet and assuming that this Agreement has been duly authorized, executed and delivered by the Company, this Agreement constitutes a valid and binding agreement of Fleet, enforceable against it in accordance with its terms (but subject to obtaining the approvals set forth in Section 5.05 hereof), except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 5.03 Absence of Certain Changes. Except as disclosed in the Fleet Filings, since June 30, 1997 (a) Fleet and each of the Fleet Contributors have conducted their respective businesses in the ordinary and usual course, consistent with past practice and (b) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have a Fleet Material Adverse Effect.

     SECTION 5.04 Reports. Fleet and each of its Subsidiaries have filed all required forms, reports, definitive proxy statements, information statements, and documents (including all prospectuses and all registration statements) with the SEC required to be filed by it with respect to all periods commencing on or after January 1, 1994 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the "Fleet Filings"). None of the Fleet Filings (excluding the financial statements included therein), at the time filed or mailed, contained, with respect to the Fleet Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

     SECTION 5.05 Consents and Approvals; No Violation. Neither the execution and delivery and performance of this Agreement by Fleet nor the consummation of the transactions contemplated hereby by Fleet or any Fleet Contributor will (i) conflict with or result in any breach or violation of any provision of the respective Certificate of Incorporation or ByLaws (or other similar governing documents) of Fleet or any of the Fleet Contributors, (ii) require Fleet or any Fleet Contributor to obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (A) in connection with the HSR Act, if applicable, (B) pursuant to the Exchange Act or the rules and requirements of the New York Stock Exchange, Inc., (C) approval of state insurance departments, if applicable, or (D) approval of Bank Authorities; (iii) result in a breach or violation of or default (or give rise to any Lien, right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, license, Fleet Contributed Contract, agreement or other instrument or obligation relating to the Fleet Business to which Fleet or any of the Fleet Contributors is a party or by which Fleet, any of the Fleet Contributors or any of their respective assets may be bound, except for such breaches, violations or defaults (or Liens or rights of termination, unilateral modifications or amendments, cancellations or accelerations) as to which requisite waivers or consents have been obtained prior to the Closing or which in the aggregate would not have a Fleet Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule, law or regulation applicable to Fleet, any of the Fleet Contributors or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees issued against Fleet or any of the Fleet Contributors or naming Fleet or any of the Fleet Contributors as a party) which would not, individually or in the aggregate, have a Fleet Material Adverse Effect.

     SECTION 5.06 Litigation. There is no claim, action, arbitration, investigation or proceeding pending or, to the Knowledge of Fleet, threatened against Fleet or any of the Fleet Contributors and relating to the Fleet Business, before any court or governmental or regulatory authority or body acting in an adjudicative capacity, with respect to which there is a reasonable likelihood of an adverse determination which (i) would have a Fleet Material Adverse Effect, or (ii) challenges the validity or property or the transactions contemplated in the Agreement. Neither Fleet nor any of the Fleet Contributors is subject to any outstanding order, writ, judgment, stipulation, award, injunction or decree of any court issued against Fleet or any of the Fleet Contributors or naming Fleet or any of the Fleet Contributors as a party relating to the Fleet Business which has or is reasonably likely to have a Fleet Material Adverse Effect.

     SECTION 5.07 Title to Properties; Encumbrances. Fleet and each of the Fleet Contributors has good title to all of the Fleet Contributed Assets, free and clear of all Liens, except for Permitted Liens.

     SECTION 5.08 Licenses. Fleet and each of the Fleet Contributors has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all governmental authorities that are required to permit them to own and lease their properties and to conduct the

Fleet Business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Fleet's Knowledge, no suspension or cancellation of any of them is threatened, which, in any such case, would have a Fleet Material Adverse Effect

     SECTION 5.09 Fleet Contributed Contracts. Fleet and each of the Fleet Contributors has complied with all respective provisions of the Fleet Contributed Contracts required to be complied with by it and neither Fleet nor any of the Fleet Contributors nor to the Knowledge of Fleet any other party is in default in any respect thereunder, and no event has occurred which but for the passage of time or giving of notice of both would nor might constitute such a default thereunder by Fleet or any of the Fleet Contributors except where such noncompliance or defaults would, individually or in the aggregate, not have a Fleet Material Adverse Effect, and there is no outstanding notice of default or termination under any Fleet Contributed Contract. The Fleet Contributed Contracts are valid, binding and enforceable in accordance with their respective terms and the Contribution and the other transactions contemplated by this Agreement will not affect the validity, enforceability and continuity of any such Fleet Contributed Contract, if assignable and if properly assigned.

                             ARTICLE VI.  COVENANTS

     SECTION 6.01  Conduct of Business of the Company and Fleet.

     (a) Except as contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date, the Company and the Company Contributors will each conduct its operations relating to the Business according to its ordinary and usual course of business, consistent with past practice.

     (b) From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, without the prior written consent of Fleet, the Company will not, and will cause each of the Company Contributors not to:

          (i) Ordinary Course. Conduct the Business other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve the Business and the Company Contributed Assets and maintain their rights, franchises and existing relations with customers, suppliers, employees, including Company Credit Card Business Employees, and business associates, or take any action reasonably likely to have a material adverse effect upon the Company's or any of the Company Contributors' ability to perform any of their respective obligations under this Agreement or to materially adversely affect or delay the ability of any of the Company or the Company Contributors to obtain any necessary approvals of any regulatory agency or governmental body required for the transactions contemplated hereby.

          (ii) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements (other than benefit plans) with any Company Credit Card Business Employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments to any Company Credit Card Business Employee) except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, base compensation increases not to exceed 6% per annum,
     (2) for other changes that are required by applicable law, (3) to satisfy contractual obligations existing as of the date hereof and disclosed on the Company's Disclosure Schedule, (4) for employment arrangements for, or grants of awards to, newly hired employees of the Business consistent with past practice (which in no event shall include the execution of any employment agreements with such employees); provided, however, that no such agreement or arrangement shall cause the Company's representation in
     Section 4.16(a) to fail to be true as of the Closing Date or (5) bonus payments in the ordinary course of business consistent with past practice and in accordance with bonus plans existing on the date of this Agreement. For purposes of this paragraph 6.01(b)(ii), the limitations applicable to Company Credit Card Business Employees who are Potential Company Credit Card Business Employees (as identified as such as individuals or by category or job description) shall cease to be applicable with respect to any individuals designated by the Company 24 hours after notice of such designation is provided by the Company to Fleet unless Fleet notifies the Company of Fleet's determination to treat such individuals as

     Company Credit Card Business Employees with respect to whom Fleet is required to offer employment on behalf of the LLC.

          (iii) Benefit Plans. (A) Except as set forth on Schedule 6.01(b)(iii) of the Company Disclosure Schedule, enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of the Company Credit Card Business Employees, or (B) except as provided in Section 6.08(b) hereof, take any action with respect to Company Credit Card Business Employees to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits under the Advanta Corp. 1992 Stock Option Plan (as amended and restated), or increase the compensation or benefits, payable thereunder. For purposes of this paragraph 6.01(b)(iii), the limitations applicable to Company Credit Card Business Employees who are Potential Company Credit Card Business Employees (as identified as such as individuals or by category or job description) shall cease to be applicable with respect to any individuals designated by the Company 24 hours after notice of such designation is provided by the Company to Fleet unless Fleet notifies the Company of Fleet's determination to treat such individuals as Company Credit Card Business Employees with respect to whom Fleet is required to offer employment on behalf of the LLC.

          (iv) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of the Company Contributed Assets, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other disposition or discontinuances is not material to the Company Contributed Assets taken as a whole, or in connection with securitizations of Managed Receivables (provided that the benefits thereof are transferable to the LLC at the Closing without further consents of any third parties) or Household Receivables or in connection with the monthly sale of charged-off receivables to an Affiliate of Commercial Financial Services, Inc. pursuant to contractual obligations existing on the date of this Agreement or the sale of receivables of bankrupt account holders consistent with past practice.

          (v) Acquisitions. Acquire all or any portion of, the assets, business, or properties of any other entity which would be part of the Business and included in the Company Contributed Assets, except in the ordinary course of business consistent with past practice and in a transaction that individually or in the aggregate with all such other acquisitions is not material to the Business or the Company Contributed Assets.

          (vi) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods as they apply to the Business and are reflected in the Company Accounting Policy Manual identified in
     Schedule 1.06(g), other than as may be required by GAAP or governmental regulatory authorities as concurred in by the Company's Auditor, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company and the Company Contributors for the taxable years ending December 31, 1997 and December 31, 1996 and, if applicable, December 31, 1998, except as required by changes in law or regulation or except to the extent such changes do not materially adversely effect the federal income tax treatment of the Company Contributed Assets while owned by the LLC.

          (vii) Reconciliations. Fail to reconcile all general ledger accounts consistent with past practice but in no event later than forty-five days after the month end other than those accounts which are reconciled quarterly (i.e., general ledger accounts 124007, 152619 and 157001).

          (viii) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Company Contributed Contract or amend or modify any Material Company Contributed Contract or Material Information Technology Contract (other than renewals of such contracts without material changes of terms), or amend any Company Contributed Contract (other than a Material Company Contributed Contract or a Material Information Technology Contract) in such a manner as to cause such Company Contributed Contract to become a "Material Company Contributed Contract".

          (ix) Indebtedness. As soon as practicable after appropriate SEC and other regulatory approvals have been obtained, issue any notes in connection with the Advanta National Bank note program unless such notes may be transferred in accordance with the terms of this Agreement at the Closing without any additional consent of the holder thereof.

          (x) Credit Policies. Amend or revise in any material respect its credit policies relating to the Business, including, without limitation; underwriting, delinquency and charge-off policies.

          (xi) Deferred Acquisition Costs. Amortize the DAC account other than in a manner consistent with past practice or, except in the ordinary course of business consistent with past practice, change in any material respect its policies with respect to the transfer of prepaid advertising expenses to the DAC account.

          (xii) Solicitation Campaigns. Conduct solicitation campaigns other than in the ordinary course of business consistent with past practice and in substantial accordance with its current marketing plans (e.g., if the current marketing plans call for four campaigns, then five campaigns would not be a breach of this covenant but ten campaigns would be a breach) and in a manner that such campaigns would not have a material adverse effect on the LLC's ability to operate the Business after the Closing Date in substantially the same manner as the Business is presently operated.

          (xiii) Commitments. Agree or commit to do any of the foregoing.

     (c) Except as contemplated by this Agreement, from the date of this Agreement until the Closing, Fleet and the Fleet Contributors will each conduct its operations relating primarily or solely to the Fleet Business according to its ordinary and usual course of business, consistent with past practice.

     SECTION 6.02  No Solicitation.

     (a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company and each of the other Company Contributors and their respective executive officers shall not (and will use their respective commercially reasonable efforts not to permit any of its other officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage inquiries or proposals with respect to, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Fleet) relating to the possible acquisition of the Business (whether by way of contribution, purchase of capital stock, purchase of assets or otherwise) (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to the Business to any person, other than Fleet, relating to a possible Alternative Acquisition by any person, other than Fleet,
(iii) enter into an agreement with any person, other than Fleet, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by Fleet.

     (b) The Company shall immediately cease any of its activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Fleet with respect to any of the foregoing, and shall use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to an Alternative Acquisition. In the event the Company shall receive a proposal for an Alternative Acquisition, it shall promptly inform Fleet as to the Alternative Acquisition and the substance thereof (including the identity of the person making such Alternative Acquisition), and advise Fleet of any developments with respect to such Alternative Acquisition promptly after the occurrence thereof.

     (c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Fleet and each of the other Fleet Contributors and their respective executive officers shall not (and will use their respective commercially reasonable efforts not to permit any of its other officers, directors, agents or affiliates to) directly or indirectly (i) solicit, encourage inquiries or proposals with respect to, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by Fleet or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than the Company) relating to the possible acquisition of the Fleet Business (whether by way of contribution, purchase of capital stock, purchase of assets or otherwise) (with any such efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an "Fleet Alternative Acquisition"), (ii) provide information with respect to the Fleet Business to any person, other than the Company, relating to a possible Fleet Alternative Acquisition by any person, (iii) enter into an agreement with any person, other than the Company, providing for a possible Fleet Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Fleet Alternative Acquisition by any person, other than by the Company. Notwithstanding the foregoing, Fleet may furnish information concerning the Fleet Business to a person (other than the Company) and may negotiate and execute an agreement with such person if counsel to Fleet advises the Board of Directors of Fleet, or a committee thereof, that the failure to furnish such information or negotiate with such person could subject the Fleet's directors to liability for breach of their fiduciary duties. In the event Fleet shall receive a proposal for a Fleet Alternative Acquisition, it shall promptly inform the Company as to any such proposal. In addition, notwithstanding any other provisions of this paragraph
(c), the term Fleet Alternative Acquisition shall not include, and there shall be no limitations whatsoever imposed upon Fleet, its officers, directors, agents or affiliates with respect to, any proposal relating to the acquisition of Fleet whether by merger, consolidation, purchase of assets or otherwise.

     SECTION 6.03  Access to Information.

     (a) Between the date of this Agreement and the Closing, upon reasonable prior notice to the Company and subject to applicable laws relating to the exchange of information, the Company will give Fleet and its authorized representatives reasonable access during normal business hours to the offices and other facilities and to the books and records of the Company and the Company Contributors relating to the Business, and to the Company Credit Card Business Employees and will permit Fleet to make such reasonable inspections during normal business hours as it may reasonably request and will cause its officers and those of the Company Contributors to furnish Fleet with such financial and operating data and other information relating to the Business as Fleet may from time to time reasonably request; provided, however, that all such access and inspections shall be coordinated by Fleet with a designee of the Company (who shall be identified to Fleet promptly following the date hereof) and shall be conducted in such manner so as not to unduly interfere with the normal business operations of the Company or any of the Company Contributors. Notwithstanding the foregoing, neither the Company nor any of the Company Contributors shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements to the extent practicable under circumstances in which the restrictions of the immediately preceding sentence apply.

     (b) All information received by Fleet and its representatives pursuant to this Section 6.03 will be subject to the Letter Agreement dated May 12, 1997 between Fleet and the Company.

     SECTION 6.04  Commercially Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to promptly effect all necessary filings under the Bank Acts and, to the extent applicable, the HSR Act (which the parties shall file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice on or prior to November 20, 1997 if they determine a filing is so required) and use its commercially reasonable efforts to secure all government clearances (including by taking all reasonable steps to avoid or set aside any preliminary or permanent injunction or other order of any federal or state court of competent jurisdiction or other governmental authority) to consummate and make effective the transactions contemplated by this Agreement. Each of the parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to (i) all material written information submitted to the SEC or (ii) descriptions of this Agreement and the transactions contemplated hereby submitted to any rating agency or any other third party, in connection with the transactions contemplated by this Agreement.

     (b) In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of the parties hereto further agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In particular, subject to the provisions of Section 11.09 of this Agreement, Fleet and the Company will use their respective commercially reasonable efforts to obtain all other consents, authorizations, orders and approvals required in connection with, and waivers of any material violations, breaches and defaults that may be caused by, the consummation of the Contribution or the other transactions contemplated by this Agreement. For those of the Material Information Technology Contracts set forth on the Company's Disclosure Schedule which require consent (or any other form of conditional approval) from any third party prior to or after any assignment by the Company, the Company and Fleet will each diligently and in good faith exercise reasonable commercial efforts towards obtaining such consents or satisfying any conditions imposed by any third party. Each party hereto further agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, and authorizations of third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party appraised of the status of material matters relating to the completion of the transactions contemplated hereby.

     SECTION 6.05 Public Announcements. Fleet and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Contribution, the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, regulation or the rules of any national securities exchange or The Nasdaq Stock Market.

     SECTION 6.06 Purchase of Shares. From the date hereof until the Closing or the termination of this Agreement in accordance with its terms, and for a period of twelve months thereafter, neither Fleet nor any Subsidiary or Affiliate of Fleet shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), except in a fiduciary capacity in cases where the person for which it is acquiring beneficial ownership is not Fleet or any such Subsidiary or Affiliate, of any shares of capital stock of the Company without the prior written consent of the Company.

     SECTION 6.07  Notification of Certain Matters.

     (a) The Company shall give prompt notice to Fleet, and Fleet shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of the Company or Fleet, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is required in connection with the transactions contemplated by this Agreement, (iv) the receipt of written notice from any governmental agency (A) asserting that the Company or any of the Company Contributors is not in material compliance with any statutes, regulations, ordinances or rules in connection with the operation of the Business or (B) threatening to revoke any material license, franchise, permit, membership privilege or governmental authorization necessary for the operation of the Business or (v) any Material Adverse Effect or Fleet Material Adverse Effect, as applicable.

     (b) The Company and Fleet shall confer on a regular and frequent basis with each other with respect to the Business, the Fleet Business and other matters relevant to the Contribution, and the other transactions contemplated by this Agreement, and Fleet and the Company shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any governmental entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would have, a Material Adverse Effect or a Fleet Material Adverse Effect.

     SECTION 6.08  Employment Matters.

     (a) Employment Matters

          (1) Between the date hereof and the Closing Date, Fleet shall offer, on behalf of the LLC, employment effective as of the close of business on the Closing Date to all Company Credit Card Business Employees. Company Credit Card Business Employees who accept such offer of employment shall hereinafter be referred to as the "Transferred Employees."

          (2) If any Company Credit Card Business Employee who is, on the Closing Date, absent on an authorized leave in accordance with Company policies, seeks to return to active employment, within the period that such Company Business Card Employee's reemployment rights are protected by law, Fleet, on behalf of the LLC, shall offer immediate employment to such Company Credit Card Business Employee; provided that Fleet's obligation to offer employment on behalf of the LLC to any Company Credit Card Business Employee whose authorized leave was based upon a medical condition of such Company Credit Card Business Employee shall be subject to the Company Credit Card Business Employee being medically capable to perform the essential functions of the position occupied immediately before such leave. For purposes of this Section 6.08(a)(2), an authorized leave shall mean short-term disability, maternity, military, family and medical leaves and such other leaves of absence where the opportunity to return to active employment is subject to statutory requirements. Any Company Credit Card Business Employee who accepts the LLC's offer of employment pursuant to this Section 6.08(a)(2) shall thereafter be considered a Transferred Employee for all purposes of this Agreement.

          (3) Fleet shall not be required to offer employment on behalf of the LLC to any Credit Card Business Employee who is (i) on short-term disability on the date hereof and who thereafter becomes eligible for long term disability benefits without returning to active employment, (ii) on long term disability from Company or any of its Affiliates on the date of this Agreement or (iii) eligible to receive long term disability benefits on or before the Closing Date.

          (4) Nothing in this Agreement shall be deemed to require or guaranty the employment of any Company Credit Card Business Employee to be continued by the LLC for any particular period of time after the Closing Date. Employment of the Transferred Employees by the LLC shall be employment "at will" and nothing herein shall be construed to be an employment agreement for the benefit of any Company Credit Card Business Employee, or to interfere with the right of Fleet or the LLC to terminate the employment of any Company Credit Card Business Employee.

          (5) The LLC will reimburse the Company and the Company Contributors in connection with any severance costs incurred by any of them with respect to Company Credit Card Business Employees who (i) are not offered employment pursuant to this Section 6.08(a) on terms consistent with the Change of Control Plans and (ii) do not accept employment with the LLC.

     (b) Company Benefits. Between the date hereof and the Closing Date, the Company shall take reasonable actions necessary to provide that:

          (1) Effective on the Closing Date, the Advanta Corporation Employee Savings Plan account balances of all Company Credit Card Business Employees shall become fully vested.

          (2) The Company, or its Affiliates, pay, or cause to be paid, consistent with past practice, all claims by Transferred Employees and their dependents for medical and dental benefits covered by any of the Company's medical or dental plans which relate to services rendered on or before the Closing Date to the extent such plans would honor such claims in accordance with their terms.

          (3) The Advanta Management Incentive Plans with Stock Election (II, III and IV) ("AMIP") are amended as provided in Schedule 6.01(b)(iii).

          (4) The Advanta Corp. 1992 Stock Option Plan (as amended and restated) is amended, as necessary, to provide for the benefits described in Schedule 6.08(b)(4).

          (5) The Company makes its election to distribute funds held by it pursuant to its Executive Deferral Plan to Company Credit Card Business Employees by lump sum or over three years, as determined by the Company.

          (6) The Change of Control Plans assumed by the LLC pursuant to Section 6.08(c)(2)(i) are amended as provided in Schedule 6.01(b)(iii).

          (7) On the Closing Date, the Company shall pay 50% of the aggregate benefits payable to those persons listed on Schedule 6.08(c) hereof pursuant to the terms of those letter agreements dated as of April 28, 1997 between each such person and the Company (the "Company Letter Agreement Payments").

     (c) LLC Benefits.  After the Closing Date, Fleet will ensure that:

          (1) the LLC will maintain employee benefit plans, programs, policies and arrangements for the Transferred Employees on terms and conditions generally applicable to similarly situated employees of Fleet ("FFG Benefits").

          (2) notwithstanding Section 6.08(c)(1):

             (i) with respect to the Transferred Employees, the LLC shall assume the Advanta Employees Change of Control Severance Plan and the Advanta Senior Management Change of Control Severance Plan (the "Change of Control Plans") and will pay benefits to the Transferred Employees in accordance with such Change of Control Plans;

             (ii) the LLC shall pay 50% of the aggregate of all Company Letter Agreement Payments; and

             (iii) the LLC and the Company shall cooperate in order to cause, as soon as practicable following the Closing Date, a trustee to trustee transfer of the account balances of all Transferred Employees held under the Advanta Corp. Employee Savings Plan to a defined contribution plan meeting the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), maintained for the benefit of employees of the LLC (the "LLC Plan"), such transfer to consist of the cash or other investments held in such accounts; provided, however, that no such transfer shall be made with respect to any Transferred Employee who is not, as of the date of such transfer, an employee of the LLC. The Company and the LLC shall cooperate in all matters related to such transfer, including making appropriate amendments to the plans involved and in timely filing with the Internal Revenue Service or other governmental or regulatory agencies such returns or other documentation as may be required. All liabilities associated with the accounts of Transferred Employees that are actually transferred to the LLC Plan shall be assumed by the LLC Plan;

          (3) Transferred Employees (to the extent otherwise eligible) shall be given credit for all service with the Company and its Affiliates (and predecessors) to the same extent as such service was credited for such purpose by the Company and its Affiliates, under all FFG Benefits for purposes of eligibility and vesting but not for benefit accrual purposes; provided, however, that for all purposes under the Fleet Financial Group, Inc. Pension Plan, including, but not limited to, eligibility, vesting and benefit accrual, each Transferred Employee shall be considered a new employee of Fleet as of the close of business on the Closing Date;

          (4) each Transferred Employee's current level of vacation or paid time off entitlement will be grandfathered, so that vacation or paid time off entitlement under the LLC's vacation policy will never be less than what such Transferred Employee is entitled to on the date hereof; and

          (5) the LLC shall waive any limitations for preexisting conditions under its medical, dental and disability plans with respect to any Transferred Employee provided such Transferred Employee was participating in a comparable benefit plan of the Company or any of its Affiliate on the Closing Date. In addition, the LLC shall waive any service-based eligibility requirement for its employee benefit plans with respect to any Transferred Employee who is otherwise eligible for such plan and was participating in a comparable benefit plan of Company or any of its Affiliates on the Closing Date.

     (d) Company Obligations. The Company shall pay (including, without limitation, by issuance or vesting of stock) to the Transferred Employees or reimburse the LLC (if the Company and Fleet agree to cause the LLC to pay) all amounts due under AMIP with respect to the 1996 Bonus Protection Payment, the 1997 Bonus Protection Payment and the 1997 Bonus Payment no later than such time as the Company otherwise makes payments under such plans.

     (e) Employee Records. After Closing, the parties hereto will cooperate with each other in the administration of all applicable employee compensation and benefit plans including providing reasonable access to any and all records necessary to administer all employee compensation and benefit plans.

     (f) No Third Party Beneficiaries; No LLC Limitations. Nothing expressed or implied in this Section 6.08 shall create any third party beneficiary or other rights in any Company Credit Card Business Employee in respect of continued employment with Company, the LLC or any of their respective Affiliates or with respect to any benefits that may be provided, directly or indirectly, from the Company or under any FFG Benefits. Additionally, notwithstanding anything contained herein to the contrary, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, after the Closing Date, any specific plan or arrangement of Company, the LLC or any of their respective Affiliates, except to the extent that comparability requirements as to a type of plan, program, policy or arrangement may create such a limitation or such limitation is imposed under the terms of any plan expressly assumed by the LLC.

     SECTION 6.09 Tax Reporting. The Company and the Company Contributors and Fleet and the Fleet Contributors agree that they shall treat the Contribution as an exchange for membership interests in the LLC that will qualify for nonrecognition of gain or loss to each contributor and the LLC pursuant to the provisions of Subchapter K of the Code and, accordingly, the parties hereto further agree that each of them and the LLC will report the income tax consequences of the Contribution in a manner fully consistent with viewing the Contribution as resulting in the nonrecognition of gain or loss and further agree that they will not take any income tax position inconsistent with viewing the Contribution as resulting in the nonrecognition of gain or loss unless such position would subject the reporting person to a penalty.

     SECTION 6.10 Real Estate Matters. Title to owned real estate which is part of the Company Contributed Assets and Fleet Contributed Assets will be conveyed by special warranty deed, free and clear of all Liens, except Permitted Liens to the extent valid and enforceable. Real estate taxes on the real estate which is part of the Company Contributed Assets or Fleet Contributed Assets, minimum water and sewer rents, rents under any leases in which the applicable contributor is the landlord and other items customarily apportioned in the jurisdiction in which the real estate is situate, shall be apportioned pro rata between the contributor and the LLC on a per diem basis as of the close of business on the Closing Date.

     SECTION 6.11  Cooperation in Obtaining Approval and Consents.

     (a) The LLC and Fleet agree, and Fleet shall cause Fleet's Affiliates to agree, to cause Fleet National Bank, at the option of the Company, to assume or to join as joint and several indemnitors, and irrevocable and unconditional guarantor and surety of the obligations of the LLC and Fleet Credit Card Bank
(i) to the extent requested by the applicable trustees or rating agencies and any other party whose consent, approval or action is required in connection with transfer of the assets and liabilities of the Company and the Company Contributors relating to Master Trust I and Master Trust II; and (ii) with respect to any obligations of Advanta National Bank which are part of the Company Transferred Liabilities, including, without limitation, those arising under promissory notes and certificates of deposit.

     (b) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, the obtaining of all necessary consents, approvals or waivers from holders of notes of Advanta National Bank. In connection therewith, the Company will prepare and file with the applicable Bank Authorities a solicitation statement with respect to the notes, if necessary. Fleet will furnish the Company with such information, including, but not limited to, financial information regarding Fleet and its Subsidiaries, as the Company may reasonably request for incorporation into such solicitation materials, and shall take all such other actions as the Company may reasonably request in connection with any such action.

     (c) The Company and Fleet agree to cooperate in good faith to determine which contracts relating to Information Technology should be assigned to the LLC, retained by the Company, split to the extent possible between the Company and the LLC and/or shared by the Company and the LLC.

     SECTION 6.12 Good Faith Negotiation. The parties shall use their best efforts to negotiate the form of the agreements and documents referred to in
Section 1.03 which are to be executed concurrently with or prior to the Closing.

     SECTION 6.13 Actions of Company Contributors, Fleet Contributors and Others. The Company hereby agrees that it will use its best efforts to cause the Company Contributors and Fleet hereby agrees that it will use its best efforts to cause the Fleet Contributors, to take any and all such actions (as sole shareholder or otherwise) as they are required to take pursuant to this Agreement.

     SECTION 6.14  Supplements to Schedules.

     (a) Prior to the Closing Date, each of the Company and Fleet shall promptly supplement or amend their applicable Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the schedules and shall supplement or delete from the lists of Company Contributed Assets, Fleet Contributed Assets, Company Transferred Liabilities and Fleet Transferred Liabilities any assets or liabilities which should be so added or deleted in accordance with the terms of this Agreement. Solely for purposes of determining the accuracy of representations and warranties of the Company and Fleet contained in this Agreement for the purpose of determining the fulfillment of the conditions set forth in Sections 8.02(b) and 8.03(b), the Disclosure Schedules delivered by the Company and Fleet, as applicable, shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     (b) For purposes of determining satisfaction of the closing condition set forth in Section 8.03(f), Fleet shall have the exclusive right to review any supplements to the list of Company Contributed Contracts and to determine, in its reasonable discretion (applying substantially the same standards of materiality used to establish the list of Material Company Contributed Contracts as of the date of this Agreement), whether any additional Company Contributed Contracts should be deemed Material Company Contributed Contracts; provided, however, that in no event shall any such additional Company Contributed Contract be deemed to be a Material Company Contributed Contract unless Fleet gives the Company written notice thereof within five Business Days after a copy of such contract is submitted to Fleet.

     SECTION 6.15  Non-Competition and Non-Solicitation.

     (a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), except as required in connection with the Retained SmartMove Accounts and the Rewards Accelerator Accounts, neither the Company nor any of its Subsidiaries or any entity which is an Affiliate of the Company (individually and collectively, the "Company Parties") shall directly or indirectly engage in any consumer credit card business or activity which is in competition with the Business or the Fleet Business in the United States; provided, however, that ownership of less than 2% of the outstanding capital stock of any publicly traded corporation which is in direct competition with the Business or the Fleet Business in the United States shall not violate the foregoing agreement not to compete.

     (b) During the period beginning on the Closing Date and ending on the fifth anniversary thereof, neither the Company nor any of its Subsidiaries shall, directly or indirectly use any past or present customer list of the Business or any list of prospective customers generated by use of the know-how, trade secrets or other intellectual property of the Business (whether in hard copy or data file or otherwise) to solicit, directly or indirectly, any customer of the Business or the Fleet Business for any consumer debt product or in its business credit card operations; provided, however that nothing in this Section 6.15 shall require the Company or any of its Affiliates to destroy any customer lists relating to the Business that it may have in its possession (whether in hard copy, data file or otherwise) or to sort or cull any customer list used by the other businesses of the Company or its Affiliates and nothing in this Section 6.15(b) shall restrict the general use of know-how by the Company in the conduct of its business.

     (c) For the period beginning as of the close of business on the Closing Date and ending on the third anniversary thereof, neither the Company nor any of its Subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Fleet, any of its Subsidiaries or the LLC or otherwise interfere with any employee of Fleet, any of its Subsidiaries or the LLC, in all such cases, engaged in the Business or the Fleet Business; provided, however, that persons solicited by the Company and its Subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of Fleet, any of its Subsidiaries or the LLC shall not violate the terms of this covenant.

     (d) For the period beginning as of the close of business on the Closing Date and ending on the third anniversary thereof, neither Fleet nor any of its Subsidiaries shall, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with the Company or any of its Subsidiaries or otherwise interfere with any employee of the Company or any of its Subsidiaries; provided, however, that persons solicited by Fleet and its Subsidiaries pursuant to the use of any general advertisements or general solicitations not specifically directed to employees of the Company or any of its Subsidiaries shall not violate the terms of this covenant.

     SECTION 6.16 Access. From and after the Closing Date, the LLC, Fleet and the Fleet Contributors shall give the Company and the Company Contributors, without charge, reasonable, prompt and timely access to the Company Contributed Assets, books and records relating thereto, the Company Credit Card Business Employees and First Data Resources, Inc., all as may be reasonably requested by the Company, in order to enable the Company and the Company Contributors to (i) administer and otherwise deal with the Retained SmartMove Accounts and the Credit Insurance Business; (ii) participate in the preparation of the Closing Balance Sheet and the resolution of any disputes relating thereto; (iii) permit the performance of any covenants required to be performed under this Agreement after the Closing Date by the Company or any Company Contributor; (iv) permit the preparation of any Tax Return or other document required to be filed with any governmental authority; (v) respond to any necessary proceeding or claim made, or request for information, by any governmental authority or any third party; and (vi) permit the processing or responding to any claim made under this Agreement, and the LLC, Fleet and the Fleet Contributors shall reasonably cooperate with the Company and the Company Contributors, if requested, in connection with the foregoing. Notwithstanding the foregoing, neither the LLC, Fleet nor any of the Fleet Contributors shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

     SECTION 6.17  SmartMove and Rewards Contribution.

     (a) At any time, and from time to time, on or after the Closing Date, the Company and the Company Contributors may tender to the LLC, and the LLC will accept and assume, within 15 days after such tender, pursuant to documents relating thereto in form reasonably satisfactory to the LLC and the other parties thereto, Qualified SmartMove Accounts subject to certain liabilities. For purposes of this Section 6.17, "Qualified SmartMove Accounts" are Retained SmartMove Accounts as to which (i) a release of all claims in respect of SmartMove Promotions has been obtained, (ii) a final judgment from which any right to appeal has lapsed has been rendered in connection with litigation relating to such Retained SmartMove Account or (iii) full restitution has been made in respect of the repricing of such Retained SmartMove Accounts or some other event (including, without limitation, the passage of time) shall have occurred relating to such Retained SmartMove Accounts and, in either such case in the reasonable judgment of the LLC, no further liability to the LLC exists in respect of such Retained SmartMove Accounts or an indemnity therefor from the Company in form and substance reasonably acceptable to the LLC is satisfactory to satisfy any such remaining liability. The book value of the liabilities assigned by the Company and the Company Contributors and assumed by the

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

LLC with respect to such Qualified SmartMove Accounts shall equal the product of the amount of credit card receivables relating to such Qualified SmartMove Accounts multiplied by 1.0438. Such liabilities will be composed of interest bearing liabilities with characteristics consistent with Section 1.06(a).

     (b) At any time after the Closing Date, the Company and the Company Contributors may tender to the LLC, and the LLC will accept and assume, within fifteen (5) days of such tender, pursuant to documents relating thereto in form reasonably satisfactory to the LLC and the other parties thereto, Qualified Rewards Accelerator Accounts subject to certain liabilities. For purposes of this Section 6.17, "Qualified Rewards Accelerator Accounts" are credit card accounts which were Rewards Accelerator Accounts on the Closing Date but subsequently ceased to be Rewards Accelerator Accounts. The book value of the liabilities assigned by the Company and the Company Contributors and assumed by the LLC with respect to such Qualified Rewards Accelerator Accounts shall equal the product of the amount of credit card receivables relating to such Qualified Rewards Accelerator Accounts multiplied by 1.0438. Such liabilities will be composed of interest bearing liabilities with characteristics consistent with
Section 1.06(a).

     SECTION 6.18  Cooperation in Litigation.

     (a) Fleet agrees to take commercially reasonable actions necessary to make Transferred Employees who are knowledgeable with respect to the matter in question available to the Company after the Closing Date with respect to any action, suit, proceeding or investigation ("Actions") to which the Company is a party or is otherwise involved with regard to the Business, whether commenced before or after the Closing Date, including, without limitation, Actions relating to Retained SmartMove Accounts. Fleet agrees to use its reasonable efforts to provide that any such employees who terminate their employment with the LLC or any of its Affiliates and enter into termination agreements or similar agreements, arrangements or understandings, will be obligated to continue to assist the Company in the defense of any such matters, whether as consultants, expert witnesses, or otherwise. Fleet further agrees to use its commercially reasonable efforts to ensure that all decisions as to the legal representation of any such Transferred Employees in connection with any such Actions shall be made by the Company, exclusive of joint representation. The Company agrees to reimburse the LLC for reasonable out-of-pocket expenses incurred by the LLC in connection with requests by the Company pursuant to this
Section 6.18(a) (excluding salary and fringe benefits paid to such employees).

     (b) Fleet and its Affiliates will not provide information relating to the Business or its operations prior to the Closing Date to any person if Fleet has Knowledge that such information is being requested in connection with any litigation, arbitration or other proceeding in which the Company or any of the Company's Affiliates is a party. If Fleet or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose such material, Fleet will provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy to prevent the dissemination of such information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, Fleet agrees to furnish only such information which it reasonably believes is legally required.

     (c) The Company and Fleet shall cooperate, to the extent reasonably requested by either of them, in the handling and disposition of any Actions, whether or not listed on the Company Disclosure Schedule and whether or not pending or threatened prior to the Closing, that arise out of or are related to any event or occurrence with respect to the Business prior to the Closing; provided, however, that the party ultimately responsible for discharging such Action shall have the authority to take such actions as it deems necessary or advisable, in its sole discretion, to discharge such Action subject, however, to the provisions of this Agreement.

     SECTION 6.19 Preservation of and Access to Books and Records. Fleet shall cause the LLC to preserve and keep all books and records of the Business and all information relating to the accounting, business, financial and Tax affairs of the Business in existence on the Closing Date or which come into existence after the Closing Date but relate to the Business prior to the Closing Date for a period of seven (7) years thereafter, or for any longer period (i) as may be required by any federal, state, local or foreign governmental body or agency,
(ii) as may be reasonably necessary with respect to the prosecution or defense of any audit, suit, action, litigation or administrative arbitration or other proceeding or investigation that is then pending or threatened, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes. For a period of four (4) years following the seven (7) year period specified above, if the LLC wishes to destroy such records, the LLC shall first provide the Company the opportunity to take possession of same.

     SECTION 6.20 Guarantees. Fleet shall take such commercially reasonable actions as necessary to cause Fleet National Bank to replace the Company under the Guarantees listed in Schedule 6.20 and to ensure that the Company has no remaining obligation under such guarantees after the Closing Date.

     SECTION 6.21 Pro Forma Statements of Operation. The Company shall deliver to Fleet prior to the date of mailing of the Proxy Statement to stockholders of the Company, a pro-forma statement of operations of the Business for the year ended December 31, 1996 and the nine months ended September 30, 1997 (the "Pro Forma Statement of Operations"). The Pro Forma Statement of Operations will reflect pretax earnings for the nine month period ended September 30, 1997 of no less than $30 million.

     SECTION 6.22 Employee Designations. It is acknowledged that Schedule 2.01(x) does not, in certain instances, give specific names of employees, but rather the number of employees who will be part of the Company Credit Card Business Employees to fill positions in particular departments (the "Potential Company Credit Card Business Employees"). Fleet shall use its best efforts to provide the Company with the names of specific employees to fill such positions within fifteen days after the date of this Agreement, and in any event shall give all of such names to the Company within 30 days after the date of this Agreement (it being agreed that all such selections shall be subject to the reasonable approval of the Company). If all of such names are not given to the Company within 30 days after the date of this Agreement, then the Company shall be permitted to designate those employees from such departments who will fill the positions for which names of specific employees were not given by Fleet within such 30 day period. Upon the identification and approval of Potential Company Credit Card Business Employees, such employees shall be deemed to be Company Credit Card Business Employees.

     SECTION 6.23 VISA and MasterCard. The Company shall take such commercially reasonable actions as reasonably requested by the LLC and as necessary to obtain any required consent of VISA USA Inc. ("VISA") and MasterCard International Inc. to the use of the bin numbers of Advanta National Bank in respect of the Company Contributed Assets; provided, however, that the Company shall not be required to take any actions which would reasonably be expected to affect adversely the ability of the Company to obtain a refund of its sixteen million dollar ($16,000,000) deposit with VISA or to materially and adversely effect the Company's ability to hold the Retained SmartMove Accounts and the Rewards Accelerator Accounts.

     SECTION 6.24 Strategic Business Assets. From and after the Closing Date, the parties agree that the strategic business assets identified on Annex A-8 to
Schedule 1 as shared assets (the "Shared Strategic Assets") may be used by each of the LLC and the Company in their respective businesses; provided, however, that, except in connection with a sale, transfer or other disposition of a substantial portion of the assets of a business unit or the Company as a whole, the Company shall not sell, transfer or otherwise dispose of such Shared Strategic Assets in any manner which would permit any person not Affiliated with the Company to the use of such assets in any manner which would compete with the consumer credit card business of the LLC.

                            ARTICLE VII.  INSURANCE

     SECTION 7.01 Liabilities to be Retained. The parties hereto acknowledge that the Non-Assumed Liabilities include any and all obligations of the Company and the Company Contributors to pay claims which were (for any particular claim) incurred on or prior to the Closing Date under the credit insurance policies and debt cancellation contracts sold by or on behalf of the Company to certain of its customers on or before the Closing Date (the "Credit Insurance Business"). Notwithstanding the fact that the accounts receivable from certain of these customers and the credit cards issued to such customers (including all contractual rights relating thereto) and the deferred acquisition costs associated with the Business (including the Credit Insurance Business) are included as part of the Contributed Assets, the parties hereto agree as follows:

     (a) The LLC, or an Affiliate thereof, pursuant to the terms of the Administration Agreement shall administer all claims made with respect to the Credit Insurance Business.

     (b) Within 5 Business Days' notice of receipt of notice thereof, together with appropriate backup documentation, the Company shall pay, or cause one of its Affiliates to pay, any and all proper Credit Insurance Business claims which were (for any particular claim) incurred on or prior to the Closing Date, whether or not the claim is made on or after the Closing, and shall promptly reimburse Fleet and its Affiliate if any one of them shall pay any such claim on behalf of the Company.

     SECTION 7.02 Assets to be Retained. The parties hereto acknowledge that the assets retained by the Company and the Company Contributors include all reserves relating to the Credit Insurance Business and the Company Contributed Assets include all deferred acquisition costs related to the Credit Insurance Business.

     SECTION 7.03 Insurance Proceeds. The parties agree that in the event insurance proceeds in respect of policies with American Bankers Life, or other insurance companies, are paid to such party or any of its Affiliates in respect of liabilities of the other party or its Affiliates, such proceeds will be promptly paid, without setoff, to the other party.

                      ARTICLE VIII.  CONDITIONS TO CLOSING

     SECTION 8.01 Conditions to Each Party's Obligation to Effect the Contribution. The respective obligations of each party to effect the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing, of each of the following conditions:

     (a) This Agreement shall have been adopted by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Class A Shares and the Class A Preferred Shares, voting together as a single class;

     (b) All regulatory approvals required to be obtained by such party to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the Bank Authorities, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and no such approvals shall contain any conditions or restrictions which the Board of Directors of either Fleet or the Company reasonably determines in good faith will have a Material Adverse Effect or a Fleet Material Adverse Effect or a material limitation on the ability of Fleet to operate the LLC or the Company to redeem shares of its capital stock following consummation of the transactions contemplated by this Agreement;

     (c) No statute, rule or regulation shall have been enacted or promulgated by any governmental authority of competent jurisdiction which prohibits the consummation of the Contribution and the other transactions contemplated by this Agreement;

     (d) There shall be no order, judgment, decree or injunction (whether temporary, preliminary or permanent) of a United States Federal or state court of competent jurisdiction in effect precluding or materially restricting or making illegal consummation of the Contribution and the other transactions contemplated by this Agreement;

     (e) The Ancillary Agreements (other than the Lease Agreements) shall have been executed, provided that this paragraph (e) shall not be a condition to the obligations of any party to effect the Contribution and the other transactions contemplated by this Agreement if such party has not negotiated in good faith and used its best efforts to negotiate and execute such agreements.

     SECTION 8.02 Conditions to the Company's Obligation to Effect the Contribution. The obligations of the Company and the Company Contributors to effect the Contribution and the other transactions contemplated by the Agreement are also subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions:

     (a) Fleet and the Fleet Contributors shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Closing;

     (b) The representations and warranties of Fleet set forth in this Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and except for such failures to be true and correct as individually or in the aggregate will not have a Fleet Material Adverse Effect;

     (c) The Company and the Company Contributors shall have sufficient liabilities as provided in Schedule 1.06(a) which may be transferred to the LLC in accordance with the terms of this Agreement to permit the Closing Balance Sheet to reflect the Agreed Deficit; provided, however, that in the event the Company is unable to satisfy this condition and all other conditions to Closing have been satisfied or waived, then the Closing shall be delayed until a date which is within 20 Business Days after the Company is first able to satisfy this condition, with the exact date and time of Closing to be specified by the Company by notice to Fleet given at least three Business Days prior thereto;

     (d) The Company shall have received a certificate signed on behalf of Fleet by an executive officer of Fleet, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) hereof have been satisfied;

     (e) The Company shall have received the opinion of Edwards & Angell, counsel to Fleet, relying on Pennsylvania counsel as necessary, in form and substance reasonably satisfactory to the Company.

     SECTION 8.03  Conditions to Fleet's Obligation to Effect the
Contribution. The obligations of Fleet and the Fleet Contributors to effect the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver, where permissible, prior to or concurrently with the Closing of each of the following conditions:

     (a) The Company and the Company Contributors shall have performed in all material respects their agreements and covenants contained in or contemplated by this Agreement which are required to be performed by them at or prior to the Closing;

     (b) The representations and warranties of the Company set forth in this Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and except for such failures to be true and correct as will individually or in the aggregate not have a Material Adverse Effect; provided, however, that for purposes of this paragraph (b), any change in the financial condition or results of operations of the Business shall be deemed not to result in a breach of any of the representations and warranties of the Company set forth in this Agreement;

     (c) Fleet shall have received a certificate signed on the Company's behalf by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) hereof have been satisfied;

     (d) Fleet shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Company, in form and substance reasonably satisfactory to Fleet, including an opinion regarding the valid transfer of Master Trust I and Master Trust II;

     (e) Since the date of this Agreement, no bona fide claim which challenges the consummation of the transactions contemplated by this Agreement shall have been filed which is reasonably likely to materially and adversely affect the ability of the LLC to operate the Business in substantially the same manner as it is presently operated; and

     (f) All consents and approvals of any persons required in connection with the assignment of the Material Company Contributed Contracts shall have been obtained (including, without limitation, the consent of the trustees to the amendment of Master Trust I and Master Trust II).

                  ARTICLE IX.  TERMINATION; AMENDMENTS; WAIVER

     SECTION 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, notwithstanding approval thereof by the stockholders of the Company, at any time prior to the Closing:

     (a) by mutual written consent of Fleet and the Company;

     (b) by either Fleet or the Company if the transactions contemplated by this Agreement have not been consummated by March 31, 1998 (as such date may be extended by mutual agreement or pursuant to the proviso to this sentence, the "Outside Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated by this Agreement by the Outside Termination Date; provided, further, however, that if the failure to consummate the transactions contemplated by this Agreement by the Outside Termination Date result from the failure to satisfy the condition set forth in Section 8.02(c), then the Outside Termination Date shall be extended to June 30, 1998;

     (c) by either Fleet or the Company if any court of competent jurisdiction or other governmental body within the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Contribution and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by Fleet, if (i) Fleet shall discover that any representation or warranty made by the Company in this Agreement (without regard to any Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the Closing Date, except where the failure to be so true and correct individually or in the aggregate would not have a Material Adverse Effect, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then Fleet may not terminate this Agreement under this paragraph (d) until the Outside Termination Date, unless Fleet provides notice to the Company, at or prior to the date originally scheduled for Closing by the Company specifying in reasonable detail the untruthfulness in the representations or warranties claimed by Fleet, and in no event may Fleet terminate this Agreement under this paragraph (d) if such failure is corrected prior to the Outside Termination Date, (ii) there shall have been a breach of any covenant or agreement on the part of the Company or any Company Contributor under this Agreement resulting in a Material Adverse Effect which shall not be capable of being cured prior to the Outside Termination Date, (iii) the stockholders of the Company fail at the Special Meeting to approve the Contribution and the other transactions contemplated by this Agreement; or (iv) the Company's Board (x) fails to recommend approval and adoption of this Contribution and the other transactions contemplated by this Agreement by the stockholders of the Company or withdraws or amends or modifies in a manner adverse to Fleet its recommendation or approval in respect of this Agreement and the Contribution, (y) makes any recommendation with respect to an Alternative Acquisition other than a recommendation to reject such Alternative Acquisition or (z) fails to convene the Special Meeting on or prior to the Outside Termination Date (other than as a result of any restraining order or injunction or court order or failure of the SEC to clear the Proxy Statement for mailing to the Company's stockholders on or before that date which is 35 days prior to the Outside Termination Date); or

     (e) by the Company, if (i) the Company shall discover that any representation or warranty made by Fleet in this Agreement (without regard to any Fleet Material Adverse Effect qualification in such representation or warranty) is untrue at the time such representation or warranty was made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall not be true and correct as of the Closing Date, except where the failure to be so true and correct would not have a Fleet Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Contribution and the other transactions contemplated by this Agreement, provided that if any such failure to be so true and correct is capable of being cured prior to the Outside Termination Date, then the Company may not terminate this Agreement under this paragraph (e) until the Outside Termination Date, unless the Company provides notice to Fleet, at or prior to the date originally scheduled for closing by the Company specifying in reasonable detail the untruthfulness in the representations and warranties claimed) by the Company, and in no event may the Company terminate this Agreement under this paragraph (e) if such failure is corrected prior to the Outside Termination Date or (ii) there shall have been a material breach of any covenant or agreement in this Agreement on the part of Fleet which shall not be capable of being cured prior to the Outside Termination Date.

     SECTION 9.02  Effect of Termination.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void, without liability on the part of any party hereto except as provided in this
Section 9.02 and Sections 6.03(b) and 11.09; provided, however, that, other than in the case of a termination pursuant to Section 9.01(d)(iii), termination will not relieve a party in breach of this Agreement from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding the foregoing, neither Fleet, on the one hand, nor the Company, on the other hand, shall have any rights against each other with respect to the recovery of expenses, except as provided for in Section 9.02(b)(i) and except to the extent that the non-breaching party may recover such expenses pursuant to the proviso contained in the immediately preceding sentence.

     (b)(i) If Fleet shall have terminated this Agreement pursuant to Sections 9.01(d)(iii) or 9.01(d)(iv)(z) and an Alternative Acquisition is approved by the Board of Directors of the Company prior to the first anniversary of the termination of this Agreement, then in such case the Company shall promptly, but in no event later than two Business Days after approval by the Board of Directors of an Alternative Acquisition, pay Fleet a termination fee equal to $50 million, by wire transfer of immediately available funds to an account previously designated by Fleet and shall have no obligation to pay any other amounts or have any other liability on account of damages, expenses or otherwise.

          (ii) Notwithstanding any other provision hereof, no fee or any other amount shall be paid pursuant to this Section 9.02(b) or otherwise to Fleet if it or any Fleet Contributor shall be in material breach of its material obligations hereunder.

     SECTION 9.03 Amendment. Prior to the Closing Date, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company and Fleet at any time before or after adoption of this Agreement by the stockholders of the Company, but no amendment shall be made if it would violate applicable law or, after the approval of this Agreement and the transactions contemplated hereby at the Special Meeting, which materially adversely affects such stockholders, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 9.04 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company and Fleet, may (i) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                          ARTICLE X.  INDEMNIFICATION

     SECTION 10.01  Indemnification by the Company and Company Contributors.

     (a) Following Closing, Company and the Company Contributors shall jointly and severally indemnify and hold the LLC, Fleet and the Fleet Contributors harmless from and against any Losses sustained by the LLC, Fleet or any of the Fleet Contributors:

          (i) arising from any breach of any representation or warranty on the part of the Company or any Company Contributor (and for this purpose the representations and warranties of the Company, except for those contained in Section 4.07, shall not be deemed to include qualifications as to materiality or Material Adverse Effect, and the Knowledge standard shall be as set forth in the proviso to the definition thereof);

          (ii) arising from any breach of any covenant on the part of the Company or any Company Contributor;

          (iii) arising from a challenge to the validity of the transfer of Master Trust I or Master Trust II (other than arising out of actions or failures to act of Fleet and its Affiliates);

          (iv) related to any action taken by the Company or any of the Company Contributors with respect to any of its employee benefit plans, including any amendment thereto resulting from the transactions contemplated by this Agreement; and

          (v) related to any Non-Assumed Liability which is a liability of the Company or any of the Company Contributors, including, but not limited to, the Retained SmartMove Accounts and the Reward Accelerator Accounts.

     (b) Any and all Losses referred to in this Section 10.01 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of Fleet, receivable by Fleet or any Fleet Contributor under any insurance policies.

     SECTION 10.02  Indemnification by Fleet and Fleet Contributors.

     (a) Following Closing, Fleet and the Fleet Contributors shall jointly and severally indemnify and hold the LLC, the Company and the Company Contributors harmless from and against any Losses sustained by the LLC, the Company or any Company Contributor:

          (i) arising from any breach of any representation or warranty on the part of Fleet or any Fleet Contributor under this Agreement (and for this purpose the representations and warranties of Fleet, except for those contained in Section 5.06, shall not be deemed to include qualifications as to materiality or Material Adverse Effect and the Knowledge standard shall be as set forth in the proviso in the definition thereof;

          (ii) arising from a breach of any covenant on the part of Fleet or any Fleet Contributor;

          (iii) arising from or resulting from any liability of Fleet or any of the Fleet Contributors which are not included as part of the Fleet Transferred Liabilities; and

          (iv) arising from or resulting from any guaranty listed in Schedule
     6.20 to the extent such Losses arise after the Closing Date.

     (b) Any and all Losses referred to in this Section 10.02 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of the Company, receivable by the Company or any Company Contributor under any insurance policies.

     SECTION 10.03  Other Indemnification.

     (a) Following Closing, Fleet shall, and shall cause the Fleet Contributors and the LLC to, jointly and severally, indemnify and hold harmless the Company and the Company Contributors from and against any and all Losses sustained by the Company or any of the Company Contributors arising out of the Company Transferred Liabilities, including, without limitation, Ordinary Course of Business Liabilities, or the Fleet Transferred Liabilities.

     (b) Any and all Losses referred to in this Section 10.03 shall be computed on a net basis, after taking into account any amounts received or, in the reasonable opinion of the Company, receivable by the Company or any Company Contributor under any insurance policies.

     SECTION 10.04 Requirement for Notice. In the event that any claim is asserted or action, suit, or proceeding is commenced against a party hereto ("Indemnitee") which can reasonably be expected to result in any liability or indemnity being imposed on another party hereto ("Indemnitor"), the Indemnitee shall promptly give notice thereof to Indemnitor. Indemnitor then shall have the opportunity to defend such claim, action, suit or proceeding with counsel reasonably satisfactory to Indemnitee. Indemnitor shall have control of any defense or settlement, and if Indemnitor accepts such defense and diligently defends or pursues a settlement, then Indemnitor shall not be liable to the Indemnitee for any of the Indemnitee's attorneys' fees or other costs and expenses. If Indemnitor does not accept such defense (i) Indemnitor nevertheless shall have the opportunity to participate in (but not to control) the defense against such claim, action, suit or proceeding and to participate in any negotiations with respect thereto and (ii) Indemnitee shall have control of any defense. Notwithstanding the foregoing, no settlement of any claim as to which indemnification is required or may be sought hereunder shall be made without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

     SECTION 10.05  Limitation on Indemnification.

     (a) Notwithstanding anything to the contrary contained herein, (i) neither the Company nor the Company Contributors shall have any obligation with respect to any indemnification payments pursuant to the provisions of Sections 10.01(a)(i) or 10.01(a)(iii) except to the extent that the aggregate indemnification obligations of the Company and the Company Contributors exceed $15,000,000 in the aggregate, and the Company and the Company Contributors shall have no obligation with respect to such initial $15,000,000 amount, (ii) the indemnification provided for herein shall not cover, and in no event shall any party hereto be liable for, any consequential, incidental or special damages, and (iii) in no event may any claim for indemnification be made in an amount which is less than $50,000.

     (b) Notwithstanding anything to the contrary contained herein, (i) neither Fleet nor any of the Fleet Contributors shall have any obligation with respect to any indemnification payments pursuant to the provisions of Section 10.02(a)(i) except to the extent that the aggregate indemnification payments of Fleet and the Fleet Contributors exceed $15,000,000 in the aggregate and Fleet and the Fleet Contributors shall have no obligation with respect to such initial $15,000,000, (ii) the indemnification provided herein shall not cover, and in no event shall any party hereto be liable for, any consequential, incidental or special damages, and (iii) in no event may any claim for indemnification be made in an amount less than $50,000.

                           ARTICLE XI.  MISCELLANEOUS

     SECTION 11.01 Survival of Representations and Warranties. All covenants, agreements, representations and warranties contained in this Agreement, including the schedules hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement, provided that the representations and warranties survive only for a period of one year after Closing, except for the representations set forth in Sections 4.02, 4.12 and
5.02 hereof, which shall survive the Closing for the applicable statute of limitations period. Notwithstanding the foregoing, the parties hereto (including their permitted assigns) shall be entitled to indemnity under Article X (subject to the limitations on indemnity set forth therein) for any and all claims made to the party breaching such representation or warranty within the periods indicated above, as the case may be, based upon the breach or violation of such covenants, agreements, representations and warranties.

The termination of any covenant, agreement, representation or warranty shall not affect any person's right to prosecute to conclusion any claim made in writing as aforesaid (which describes such claim with reasonable specificity) prior to the termination of such covenant, agreement, representation or warranty.

     SECTION 11.02 Brokerage Fees and Commissions. Except for BT Wolfensohn, the Company hereby represents and warrants to Fleet with respect to the Company and its Affiliates, and except for Lehman Bros., Inc. and Merrill Lynch & Co., Fleet hereby represents and warrants to the Company with respect to Fleet and its Affiliates, that no person is entitled to receive from the Company or Fleet, respectively, or any of their respective Subsidiaries or Affiliates, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby.

     SECTION 11.03 Entire Agreement; Assignment. This Agreement (including the Disclosure Schedules and the other documents and instruments referred to herein)
(a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral (other than the agreement referred to in Section 6.03(b) hereof and this Section 11.03), among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns and (c) shall not be assigned without the prior written consent of the other parties hereto; provided, however, that the Company hereby covenants and agrees that in the event that the Company sells all or substantially all of its assets within six years after the Closing Date, it will assign its obligations hereunder to the purchasers of such assets (and may, at its option, assign all or any portion of its rights hereunder to such parties), and the consent of Fleet shall not be required for an assignment pursuant to this proviso; provided, further, however, that in no event shall the sale or other disposition of the Company's interests in Advanta Information Systems, Inc. Advanta Partners LP and/or Advanta Business Services Corp. be a sale of all or substantially all of the assets of the Company for purposes of this Agreement.

     SECTION 11.04 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     SECTION 11.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by next business day courier to the respective parties as follows:

                                          If to Fleet or any Fleet Contributor:

                                          Brian T. Moynihan
                                          Managing Director, Strategic Planning
                                          and Corporate Development
                                          Fleet Financial Group, Inc.
                                          One Federal Street
                                          37th Floor
                                          Boston, MA 02116

                                          with copies to:

                                          Drew J. Pfirrman, Esq.
                                          Assistant General Counsel
                                          Fleet Financial Group, Inc.
                                          One Federal Street
                                          9th Floor
                                          Boston, MA 02110

                                          Edwards & Angell
                                          2700 Hospital Trust Tower
                                          28th Floor
                                          Providence, RI 02903
                                          Attention: V. Duncan Johnson, Esq.

                                          If to the Company or any Company
                                          Contributor:

                                          Advanta Corp.
                                          Welsh and McKean Roads
                                          Spring House, PA 19477
                                          Attention: William A. Rosoff
                                                     Vice Chairman of the Board

                                          with a copy to:

                                          Advanta Corp.
                                          Welsh and McKean Roads
                                          Spring House, PA 19477
                                          Attention: Elizabeth Mai, Esquire
                                                     Senior Vice President and
                                                     General Counsel

                                          with a copy to:

                                          Wolf, Block, Schorr and
                                            Solis-Cohen LLP
                                          111 South 15th Street
                                          Philadelphia, Pennsylvania 19102
                                          Attention: Herbert Henryson II, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or sent by facsimile transmission, or one day after delivery to a courier for next-day delivery. Nothing in this Section 11.05 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

     SECTION 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 11.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

     SECTION 11.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 11.09 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement, shall be paid by the party incurring such expenses; provided, however, that all costs and expenses (including transfer fees, consent fees and penalty fees) incurred in connection with the assignments of the Material Company Contributed Contracts (except one such agreement as to which the parties have agreed that all costs and expenses shall be borne by the Company) and the Material Information Technology Contracts, and all recording fees, transfer fees, documentary stamps and sales taxes payable in connection with the Contribution of the Company owned real property and personal property, shall be paid 50% by the Company and 50% by Fleet, and the LLC shall bear all costs and expenses (including transfer fees, consent fees and penalty fees) incurred either before, or after the Closing, in connection with the Contribution of all other Company Contributed Contracts and Fleet Contributed Contracts.

     SECTION 11.10 Third Party Beneficiaries. Except for, from and after the Closing hereunder, the rights of holders and obligees of interest bearing liabilities included in the Company Transferred Liabilities to performance of the obligations assumed by the LLC to pay such holders and obligees the amounts owed to them, this Agreement is not intended to, and does not, create any rights or benefits of any person other than the parties hereto.

     SECTION 11.11 Construction; Interpretation. The parties hereby agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     SECTION 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 11.13 Effect of Investigation. Except to the extent provided in this Agreement, no investigation by the parties hereto made before or after the date of this Agreement or the provisions of any documents (other than the Disclosure Schedules), whether available pursuant to this Agreement or otherwise, shall affect the interpretation of the representations and warranties of the parties which are contained herein.

     SECTION 11.14 Joinder. The parties hereto shall cause the LLC to be formed prior to the Closing Date and shall cause the LLC to enter into a joinder to this Agreement pursuant to which the LLC agrees to be bound by all of the terms and provisions of this Agreement applicable to the LLC.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed under seal on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                          FLEET FINANCIAL GROUP, INC.

                                          By:     /s/ BRIAN T. MOYNIHAN
                                            ------------------------------------
                                            Name: Brian T. Moynihan
                                            Title: Managing Director, Strategic
                                              Planning and Corporate Development

ATTEST:

         /s/ H. JAY SARLES
--------------------------------------
Name: H. Jay Sarles
Title: Chief Administrative Officer

                                          ADVANTA CORP.

                                          By:       /s/ DENNIS ALTER
                                            ------------------------------------
                                            Name: Dennis Alter
                                            Title: Chairman

ATTEST:

       /s/ WILLIAM A. ROSOFF
--------------------------------------
Name: William A. Rosoff
Title: Vice Chairman

                                                                        ANNEX II

                                                            [BT WOLFENSOHN LOGO]

                                          October 28, 1997


Board of Directors
Advanta Corp.
Welsh & McKean Roads
P.O. Box 844
Spring House, Pennsylvania 19477


Dear Gentlemen and Madame:

BT Wolfensohn has acted as financial advisor to Advanta Corp. ("Advanta") in connection with the proposed transfer of substantially all of the assets of its consumer credit card business (the "Business") pursuant to the Contribution Agreement, dated as of October 28, 1997, by and among Advanta and Fleet Financial Group, Inc. ("Fleet") (the "Contribution Agreement"), which provides, among other things, for Advanta and Fleet to contribute and transfer, respectively, certain assets and liabilities of their respective consumer credit card businesses to a newly created limited liability company (the "LLC") in exchange for membership interests in the LLC (the "Transaction"). The value of the Transaction to Advanta is primarily derived from the book value of the liabilities of the Business in excess of the book value of the assets of the Business transferred by Advanta to the LLC plus the capital that Advanta presently uses in connection with the Business and that will be retained by Advanta following the Transaction (the "Consideration"), and will become available for other corporate purposes. In addition, the LLC has agreed to make certain additional distributions to Advanta contingent upon the LLC achieving certain performance criteria. The terms and conditions of the Transaction are more fully set forth in the Contribution Agreement.

You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, to Advanta of the Consideration.

In connection with BT Wolfensohn's role as financial advisor to Advanta, and in arriving at its opinion, BT Wolfensohn has, among other things:

     (i) reviewed the publicly available consolidated financial statements of Advanta for recent years and interim periods to date, and certain other relevant financial and operating data of Advanta and the Business available from public sources or provided to BT
          Wolfensohn by Advanta;

     (ii) reviewed certain internal financial analyses, projections and operating information relating to Advanta and the Business, provided by Advanta management to BT Wolfensohn;


                    [BT Alex, Brown Incorporated Letterhead]

The Board of Directors
Advanta Corp.
October 28, 1997
Page 2


     (iii) discussed the business, financial condition and prospects of Advanta and the Business with certain officers and certain members of management of Advanta and the Business;

     (iv) analyzed the pro forma impact of the Transaction on the capital of Advanta;

     (v) considered the strategic objectives of Advanta as outlined to BT Wolfensohn by Advanta management;

     (vi) reviewed the trading prices and activity for the Class A and Class B Common Stock of Advanta;

     (vii) reviewed the financial and other terms of the Contribution Agreement and the other agreements referred to therein to be entered into in connection with the Transaction;

     (viii) reviewed the financial terms, to the extent publicly available, of selected transactions in the credit card industry;

     (ix) reviewed certain public information pertaining to companies engaged in businesses that BT Wolfensohn believes to be generally comparable to those of Advanta's card operations, including, without limitation, the trading prices for the equity securities of such companies; and

     (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as BT Wolfensohn deemed relevant.

BT Wolfensohn has not assumed responsibility for independent verification of any information, whether publicly available or furnished to it, concerning Advanta or the Business, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information including, without limitation, that the allowances for loan losses for Advanta and the Business are in the aggregate adequate to cover such losses. In addition, BT Wolfensohn has not reviewed individual credit files or conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of the assets, and liabilities, of Advanta, the Business or any of Advanta's other subsidiaries. With respect to the financial forecasts and projections made available to BT Wolfensohn and used in its analysis, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Advanta and the Business, as the case may be, as to the matters covered thereby and in rendering its opinion BT Wolfensohn expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

The Board of Directors
Advanta Corp.
October 28, 1997
Page 3

For purposes of rendering its opinion, BT Wolfensohn has assumed that, in all respects material to its analysis, the representations and warranties of Advanta and Fleet contained in the Contribution Agreement are true and correct, that Advanta and Fleet will each perform all of the covenants and agreements to be performed by it under the Contribution Agreement and all conditions to the obligation of each of Advanta and Fleet to consummate the Transaction will be satisfied without any waiver thereof. BT Wolfensohn has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Advanta is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Advanta or materially reduce the contemplated benefits of the Transaction to Advanta. In addition, you have informed BT Wolfensohn that the Transaction is expected to be tax-free to Advanta, and accordingly for purposes of rendering its opinion BT Wolfensohn has assumed that the Transaction will be tax-free to Advanta.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Advanta and is not a recommendation to the stockholders of Advanta to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Advanta of the Consideration and BT Wolfensohn expresses no opinion as to the merits of the underlying decision by Advanta to engage in the Transaction.

BT Wolfenson is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to Advanta in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. BT Wolfensohn and certain of its affiliates have, from time to time, provided investment banking and other financial services to Advanta and Fleet or their affiliates for which it has received compensation. In the ordinary course of the business of BT Alex. Brown Incorporated and its affiliates (collectively, "BT Affiliates"), BT Affiliates may actively trade in the securities of Advanta and Fleet for their own accounts and for the accounts of their customers. Accordingly, the BT Affiliates may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that the Consideration is fair, from a financial point of view, to Advanta.


                                                Very truly yours,

                                                /s/ BT Wolfensohn

                                                BT WOLFENSOHN

                               ADVANTA CORP.                          PROXY

                       SPECIAL MEETING-FEBRUARY 20, 1998

          The undersigned appoints Dennis Alter and William A. Rosoff, and each of them, as Proxies each with the power to appoint his substitute, to represent and vote as designated below, all shares of the undersigned at the Special Meeting of Stockholders of Advanta Corp. at Advanta's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, at 10:00 a.m. on February 20, and any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

     APPROVAL AND ADOPTION OF THE CONTRIBUTION AGREEMENT AND THE
     TRANSACTIONS CONTEMPLATED THEREBY

      [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

            (Continued and to be signed and dated on the other side)

                          (continued from other side)

         In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

                                             DATE                       , 1998
                                                 -----------------------

                                             ------------------------------

                                             ------------------------------

                                             ------------------------------
                                             PLEASE DATE AND SIGN ABOVE
                                             EXACTLY AS NAME APPEARS
                                             INDICATING IF APPROPRIATE,
                                             OFFICIAL POSITION OR
                                             REPRESENTATIVE CAPACITY. IF
                                             STOCK IS HELD IN JOINT
                                             TENANCY, EACH JOINT OWNER
                                             SHOULD SIGN.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WILL BE VOTED FOR THE PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANTA CORP.